Exhibit 10.41

PURCHASE AND SALE AGREEMENT

BETWEEN

THE MCCLATCHY COMPANY, a Delaware corporation,

and RICHWOOD, INC., a Florida corporation

AND

BAYFRONT 2011 PROPERTY, LLC

MAY 26, 2011

EXHIBITS and SCHEDULES

EXHIBITS
Exhibit “A”	Description of Land
Exhibit “A-1”	Parcel 1 — Designated Subparcels for Purchase Price Allocation in Section 2.4
Exhibit “B”	Intentionally Omitted
Exhibit “C”	List of Existing Commission Agreements and Management Agreement
Exhibit “D”	Rent Roll
Exhibit “E”	List of Operating Agreements
Exhibit “F”	Environmental Reports
Exhibit “G”	Miami Herald Lease and Guaranty
Exhibit “H”	Form of Amendment of License Agreement
Exhibit “I”	Form of Brown Mackie Termination Letter
Exhibit “J”	Form of Property Management Agreement

SCHEDULES
Schedule 4.1(c)	Violations
Schedule 4.1(e)	Leases
Schedule 4.1(h)	Compliance with Laws
Schedule 4.1(n)	Zoning

i

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (the “Agreement”), is made and entered into this     day of May, 2011, by and between The McClatchy Company, a Delaware corporation (successor by merger with Knight-Ridder Newspapers, Inc., a Florida corporation and The Miami Herald Publishing Company, a Florida corporation) (“McClatchy”) and Richwood, Inc., a Florida corporation (together with McClatchy, hereinafter collectively the “Seller”), and Bayfront 2011 Property, LLC, a Delaware limited liability company (“Purchaser”).

W I T N E S E T H:

WHEREAS, Seller desires to sell certain improved real property located in Miami, Florida, together with certain related personal and intangible property, and Purchaser desires to purchase such real, personal and intangible property; and

WHEREAS, Seller intends to retain certain of the personal property located on the real property, including but not limited to its printing presses, business equipment and office furniture; and

WHEREAS, the Seller desires to remain in possession of a portion of the property for up to but not to exceed twenty four (24) months after the Closing Date pursuant to a lease to be entered into by Purchaser and Seller at the Closing of this Agreement; and

WHEREAS, the parties hereto desire to provide for said sale and purchase and lease on the terms and conditions set forth in this Agreement;

NOW, THEREFORE, for and in consideration of the premises, the mutual covenants and agreements hereinafter set forth, and for other good and valuable consideration, the receipt, adequacy, and sufficiency of which are hereby acknowledged by the parties hereto, the parties hereto hereby covenant and agree as follows:

ARTICLE 1.

DEFINITIONS

For purposes of this Agreement, each of the following capitalized terms shall have the meaning ascribed to such terms as set forth below:

“Affiliate” shall mean a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with the Person in question.

“Agreement” shall have the meaning ascribed thereto in the Preamble hereof.

“Amendment Fee” shall have the meaning ascribed thereto in Section 11.15 hereof.

“Amendment Fee Reimbursement” shall have the meaning ascribed thereto in Section 11.15 hereof.

“Amendments of License Agreements” shall mean that certain agreement to be executed by Seller and FUEL MIAMI LLC, a New York limited liability company, for each of the License Agreements in the form attached hereto as Exhibit “H”.

“Approval” shall have the meaning ascribed thereto in Section 6.2(d) hereof.

“Approval Date” shall have the meaning ascribed thereto in Section 6.2(d) hereof.

“Assignment and Assumption of Leases” shall mean the Assignment and Assumption of Leases and Security Deposits to be executed and delivered by Seller and Purchaser at the Closing.

“Bill of Sale” shall have the meaning ascribed thereto in Section 5.1(b) hereof.

“Board of Directors” shall have the meaning ascribed thereto in Section 6.2(d) hereof.

“Boulevard Shops” shall have the meaning ascribed thereto in Section 4.1 hereof.

“Brown Mackie” shall mean Brown Mackie College-Miami, Inc., a Florida corporation, d/b/a Brown Mackie College-Miami.

“Brown Mackie Lease” shall mean that certain Lease Agreement dated as of March 9, 2009 between Brown Mackie, as tenant, and the Seller, as landlord, as amended by that certain Letter Agreement Amendment dated as of November 16, 2010 between Brown Mackie and Seller.

“Brown Mackie Receipt Date” shall have the meaning ascribed thereto in Section 6.2(h) hereof.

“Brown Mackie Termination Evidence” shall have the meaning ascribed thereto in Section 6.2(h) hereof.

“Brown Mackie Termination Fee” shall mean the “Landlord Termination Fee” as that term is defined in Section 33.21(a) of the Brown Mackie Lease.

“Brown Mackie Termination Letter” shall mean that certain letter to be executed by Seller and addressed to Brown Mackie in the form attached hereto as Exhibit “I”.

“Business Day” shall mean any day other than a Saturday, Sunday or other day on which banking institutions in the State of Florida, County of Miami-Dade, are authorized by law or executive action to close.

“Claims” shall have the meaning ascribed thereto in Section 3.6 hereof.

“Closing” shall have the meaning ascribed thereto in Section 2.5 hereof.

“Closing Date” shall have the meaning ascribed thereto in Section 6.2(l)(i) hereof.

“Closing Deliveries Notice” shall have the meaning ascribed thereto in Section 6.2(f) hereof.

“Closing Escrow Deliveries” shall have the meaning ascribed thereto in Section 6.2(f) hereof.

“Coast Guard Lease” shall have the meaning ascribed thereto in Section 6.1(d) hereof.

“Commission Agreements” shall have the meaning ascribed thereto in Section 4.1(f) hereof, and such agreements are more particularly described on EXHIBIT “C” attached hereto and made a part hereof.

“CREC Leasing Agreement” shall mean that certain Leasing Agreement dated as of August 18, 2008 between MHMC and Continental Real Estate Companies Commercial Properties Corporation, a Florida corporation.

“Deed” shall have the meaning ascribed thereto in Section 5.1(a) hereof.

“Effective Date” shall mean the last date upon which Purchaser and Seller shall have executed this Agreement and delivered it to Escrow Agent pursuant to Section 6.2 hereof.

“Environmental Law” shall mean any law, ordinance, rule, regulation, order, judgment, injunction or decree relating to pollution or substances or materials which are considered to be hazardous or toxic, including, without limitation, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Hazardous Materials Transportation Act, the Clean Water Act, the Toxic Substances Control Act, the Emergency Planning and Community Right to Know Act, any state and local environmental law, all amendments and supplements to any of the foregoing and all regulations and publications promulgated or issued pursuant thereto.

“Environmental Reports” means those reports, studies and correspondence identified on Exhibit “F” attached hereto and made a part hereof.

“Escrow Agent” shall mean Fidelity National Title Insurance Company at its office at 15951 S.W. 41st Street, Suite 800, Weston, Florida 33331, Attention: Alan S. Weissman.

“Escrow Funds” shall have the meaning ascribed thereto in Section 11.10(a) hereof.

“Escrow Items” shall have the meaning ascribed thereto in Section 11.10 hereof.

“FIRPTA Affidavit” shall have the meaning ascribed thereto in Section 5.1(h) hereof.

“Forty-Year Recertification” shall mean that certain inspection and the work required thereunder or as a result thereof for the Boulevard Shops pursuant to Section 8-11(f) of the Code of Miami-Dade County, Florida.

“General Assignment” shall have the meaning ascribed thereto in Section 5.1(f) hereof.

“Good Faith Deposit” shall have the meaning ascribed thereto in Section 6.2(c) hereof.

“Guaranty” shall have the meaning ascribed thereto in Section 2.6 hereof.

“Hazardous Substances” shall mean any and all pollutants, contaminants, toxic or hazardous wastes or any other substances that might pose a hazard to health or safety, the removal of which may be required or the generation, manufacture, refining, production, processing, treatment, storage, handling, transportation, transfer, use, disposal, release, discharge, spillage, seepage or filtration of which is or shall be restricted, prohibited or penalized under any Environmental Law (including, without limitation, lead paint, asbestos, urea formaldehyde foam insulation, petroleum, polychlorinated biphenyls, mold, and fungus and Chinese Drywall).

“Improvements” shall mean all buildings, structures and improvements now or on the Closing Date situated on the Land, including without limitation, all parking areas and facilities, improvements and fixtures located on the Land.

“Intangible Property” shall mean all intangible property, if any, owned by Seller and related to the Land and Improvements, including without limitation, Seller’s rights and interests, if any, in and to the following (to the extent assignable): (a) all assignable plans and specifications and other architectural and engineering drawings for the Land and Improvements; (b) all assignable warranties or guaranties given or made in respect of the Improvements or Personal Property; (c) all transferable consents, authorizations, variances or waivers, licenses, permits and approvals from any governmental or quasi-governmental agency, department, board, commission, bureau or other entity or instrumentality solely in respect of the Land or Improvements or the development of the Property; and (d) all of Seller’s right, title and interest in and to all assignable Operating Agreements that Purchaser agrees to assume. Notwithstanding the above, the term Intangible Property does not include the right to any trademarks or tradenames owned by Seller, including specifically, the names “The Miami Herald” and “The Nuevo Herald”, or any rights, title or interest to any business operations related to the Miami Herald, the Nuevo Herald, or Affiliates.

“Land” shall mean those certain tracts or parcels of real property located in the City of Miami, Miami-Dade County, Florida, which are more particularly described on EXHIBIT “A” attached hereto and made a part hereof, together with all rights, privileges and easements appurtenant to said real property, and all right, title and interest of Seller, if any, in and to any land lying in the bed of any street, road, alley or right-of-way, open or closed, adjacent to or abutting the Land.

“Lease” and “Leases” shall mean the occupancy leases, occupancy agreements and advertising licenses, including those in effect on the Effective Date which are more particularly identified on EXHIBIT “D” attached hereto and made a part hereof, and any new leases or agreements entered into after the Effective Date with Purchaser’s consent and approval which as of the Closing affect all or any portion of the Land or Improvements.

“License Agreements” shall mean that certain Outdoor Advertising Space License dated as of February 25, 2008 between the MHMC and FUEL MIAMI LLC, a New York limited liability company, as amended by that certain Letter Amendment dated as of May 19, 2011 and that certain Outdoor Advertising Space License last executed February 4, 2009 between MHMC and FUEL MIAMI LLC, as amended by that certain letter agreement dated September 24, 2010 and that certain Letter Amendment dated as of May 19, 2011.

“Management Agreement” shall have the meaning ascribed thereto in Section 4.1(f) hereof and is more particularly described on EXHIBIT “C” attached hereto and made a part hereof.

“McClatchy” shall have the meaning ascribed thereto in the Preamble of this Agreement.

“Miami Herald Lease” shall have the meaning ascribed thereto in Section 2.6 hereof.

“MHMC” shall mean Miami Herald Media Company, a Delaware corporation, and wholly-owned subsidiary of McClatchy.

“Monetary Objection” or “Monetary Objections” shall mean (a) any mortgage, deed to secure debt, deed of trust or similar security instrument encumbering all or any part of the Property, (b) any mechanic’s, materialman’s or similar lien (unless resulting from any act or omission of Purchaser or any of its agents, contractors, representatives or employees), (c) the lien of ad valorem real or personal property taxes, assessments and governmental charges affecting all or any portion of the Property which are delinquent, and (d) any judgment or tax warrant of record against Seller in the county or other applicable jurisdiction in which the Property is located.

“Operating Agreements” shall mean all those certain contracts and agreements more particularly described on EXHIBIT “E” attached hereto and made a part hereof relating to the repair, maintenance or operation of the Land, Improvements or Personal Property which will extend beyond the Closing Date, including, without limitation, all equipment leases.

“Parcel” or “Parcels” shall mean those portions of the Land as identified individually as “Parcel 1”, “Parcel 2”, “Parcel 3A” and Parcel 3B” on EXHIBIT “A” attached hereto or two or more such portions as “Parcels” collectively. Solely for purposes of the Purchase Price allocation in Section 2.4 hereof, Parcel 1 may be further divided into Subpart 1A and Subpart 1B as shown on EXHIBIT “A-1” attached hereto and made a part hereof.

“Party” or “Parties” shall mean each of Seller and Purchaser and collectively, the Seller and Purchaser.

“Permitted Exceptions” shall mean, collectively, (a) liens for taxes, assessments and governmental charges not yet due and payable or due and payable but not yet delinquent, (b) the Leases and the Miami Herald Lease, (c) any matters identified in the Title Commitment and Survey as of the Effective Date as set forth in Section 3.3 of this Agreement, and (d) such other easements, restrictions and encumbrances that are approved by Purchaser.

“Person” shall mean any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, limited liability company, institution, entity, party or government (whether federal, state, county, city or otherwise, including, without limitation, any instrumentality, division, agency, body or department thereof).

“Personal Property” shall mean all currently installed floor and window coverings, including, without limitation, carpeting and draperies, and all appliances, machinery, apparatus and equipment that is (a) owned by Seller and (b) currently used exclusively in the operation, repair and/or maintenance of the Land and Improvements and situated thereon, and all non-confidential books, records and files relating to the design, construction, operation or maintenance of the Land and Improvements. The Personal Property does not include any personal property used by Seller in its trade or business (unless used exclusively in the operation, repair and/or maintenance of the Land and Improvements) nor any personal property owned by tenants, contractors or licensees.

“Pre-Closing Delivery Date” shall have the meaning ascribed thereto in Section 6.2(a) hereof.

“Property” shall have the meaning ascribed thereto in Section 2.1 hereof.

“Property Management Agreement” shall mean that certain property management agreement attached hereto in the form of EXHIBIT “J”.

“Purchase Price” shall be the amount specified in Section 2.4 hereof.

“Purchaser” shall have the meaning ascribed in the Preamble hereof.

“Purchaser Indemnifiable Damages” shall have the meaning ascribed thereto in Section 4.3 hereof.

“Purchaser’s Escrow Deliveries” shall have the meaning ascribed thereto in Section 6.2(f) hereof.

“Relocation Costs” shall have the meaning ascribed thereto in Section 2.7 hereof.

“Relocation Deposit” shall have the meaning ascribed thereto in Section 2.7 hereof.

“Rent Roll” shall mean EXHIBIT “D” attached to this Agreement and made a part hereof.

“Security Deposits” shall mean any security deposits, rent or damage deposits or similar amounts (other than rent paid for the month in which the Closing occurs) actually held by Seller with respect to any of the Leases.

“Seller” shall have the meaning ascribed thereto in the Preamble hereof.

“Seller Certificate” shall have the meaning ascribed thereto in Section 6.1(d) hereof.

“Seller Indemnifiable Damages” shall have the meaning ascribed thereto in Section 4.1 hereof.

“Seller’s Affidavit” shall have the meaning ascribed thereto in Section 5.1(g) hereof.

“Seller’s Escrow Deliveries” shall have the meaning ascribed thereto in Section 6.2(b) hereof.

“Seller’s Request” shall have the meaning ascribed thereto in Section 2.7 hereof.

“Siffin Litigation” shall have the meaning ascribed thereto in Section 4.1(d) hereof.

“Survey” shall have the meaning ascribed thereto in Section 3.3 hereof.

“Taxes” shall have the meaning ascribed thereto in Section 5.4(a) hereof.

“Temporary License Agreement” shall have the meaning ascribed thereto in Section 3.1(a) hereof.

“Tenant Estoppel Certificate” or “Tenant Estoppel Certificates” shall mean certificates to be obtained from the tenants under the Leases containing the information set forth in Section 6.1(d) and otherwise reasonably acceptable to Purchaser.

“Tenant Inducement Costs” shall mean any out-of-pocket payments required under a Lease to be paid by the landlord thereunder to or for the benefit of the tenant thereunder which is in the nature of a tenant inducement, including specifically, but without limitation, tenant improvement costs, lease buyout payments, and moving, design and refurbishment allowances and costs. The term “Tenant Inducement Costs” shall also include any free or reduced rental period.

“Tenant Notices of Sale” shall have the meaning ascribed thereto in Section 5.1(p) hereof.

“Title Company” shall mean Fidelity National Title Insurance Company or other national title insurance company acceptable to Purchaser.

“Title Commitment” shall have the meaning ascribed thereto in Section 3.3 hereof.

ARTICLE 2.

PURCHASE AND SALE

2.1 Agreement to Sell and Purchase. Subject to and in accordance with the terms and provisions of this Agreement, Seller agrees to sell and Purchaser agrees to purchase, the following property (collectively, the “Property”):

(a) the Land;

(b) the Improvements;

(c) all of Seller’s right, title and interest in and to the Leases, any guaranties of the Leases and the Security Deposits;

(d) the Personal Property; and

(e) the Intangible Property.

2.2 Permitted Exceptions. The Property shall be conveyed subject to the Permitted Exceptions.

2.3 Intentionally Deleted.

2.4 Purchase Price. Subject to adjustments and credits as otherwise specified in this Section 2.4 and elsewhere in this Agreement, the purchase price (the “Purchase Price”) to be paid by Purchaser to Seller for the Property shall be Two Hundred Thirty Million and no/100 Dollars ($230,000,000.00 U.S.). The Parties hereby agree that the Purchase Price shall be allocated to the portions of the Property as follows: a) all of Subparcel 1A: $92,789,149.00; b) all of Parcel 2, plus Subparcel 1B plus Parcel 3A: $119,022,891.00; c) all of Parcel 3B: $13,468,266.00 for land and $4,719,694.00 for building improvements. Subject to Section 6.2, the Purchase Price shall be paid by Purchaser to Seller at the Closing by wire transfer of immediately available federal funds to an account designated by Seller, subject to prorations, adjustments and credits as otherwise specified in this Agreement.

2.5 Closing. The consummation of the sale by Seller and purchase by Purchaser of the Property (the “Closing”) shall occur on the Closing Date. If on the Closing Date, insurance underwriting is suspended, Purchaser may postpone closing up to three (3) days after the insurance suspension is lifted.

2.6 Miami Herald Lease. Seller shall be permitted to retain possession of certain portions of the Land and Improvements for up to twenty-four (24) months after Closing pursuant to a lease to be entered into by MHMC and Purchaser (the “Miami Herald Lease”) at Closing in the form attached hereto as EXHIBIT “G” and made a part hereof, which such Lease shall be guaranteed by McClatchy pursuant to that certain Guaranty attached to the Miami Herald Lease (the “Guaranty”). The Miami Herald Lease shall, among other provisions, identify the areas of the Property to be occupied by Seller or its Affiliates as necessary to conduct its operations, including the warehouse and production space, certain parking areas and approximately 130,000 rentable square feet of office space as provided for in the attached Miami Herald Lease. Seller and Purchaser agree for a period of thirty (30) days after the Effective Date to reasonably cooperate to amend the Miami Herald Lease and/or the Property Management Agreement with respect to the Operating Expenses and Taxes (as each is defined in the Miami Herald Lease) with such non-material amendments as reasonably requested by the other Party. Additionally, the Seller and Purchaser agree following the Closing to discuss in good faith the terms on which Seller, MHMC and Purchaser would be prepared to work together on continuing to offer temporary banner advertising on the south façade of the building located at One Herald Plaza, Miami, Florida.

2.7 Relocation Deposit. At the Closing, the Purchaser shall deposit with Escrow Agent, the sum of Six Million Dollars ($6,000,000.00) (the “Relocation Deposit”) to be

held pursuant to Section 11.10 hereof. The purpose of the Relocation Deposit is to pay a portion of the costs to be incurred by Seller in connection with Seller’s relocation of its printing operations at the Premises to another location in Florida, which may include, without limitation, land acquisition, architectural and design work, site preparation, construction, tenant improvements, relocation costs, engineering work, and equipment purchase or rental costs required for such relocation (the “Relocation Costs”). At such time as Seller has commenced construction of a new building to house its printing operations or commenced the retrofitting of an existing facility to house its printing operations, Seller shall submit to Purchaser a requisition (the “Seller’s Request”) for payment of the Relocation Deposit, together with delivery of bona fide good faith evidence of the commencement of such new construction or retrofitting construction. So long as Seller delivers such evidence to Purchaser together with Seller’s Request, Purchaser shall have no right to deny such requisition and Seller shall be entitled to instruct Escrow Agent to disburse all of the proceeds from the Relocation Deposit (other than any interest which shall be paid to Purchaser and any amounts deducted from the Relocation Deposit as provided below) to Seller and both parties agree to enter into written directions to the Escrow Agent if so requested by the Escrow Agent. Prior to such disbursement, Purchaser shall be entitled to all interest earned on the Relocation Deposit and Seller shall have no rights thereto. Notwithstanding the above, the Parties agree that, so long as any portion of the Relocation Deposit is held by the Escrow Agent, any such amounts of the Relocation Deposit are subject to the terms and conditions of Section 38 of the Miami Herald Lease and that any amounts claimed under Section 38 of the Miami Herald Lease or deducted from the Relocation Deposit to satisfy the provisions of such Section 38 of the Miami Herald Lease shall not be required to be disbursed to Seller by Escrow Agent or replenished by Purchaser and shall be deemed to be a dollar-for-dollar reduction in the amount of the Relocation Deposit.

ARTICLE 3.

Purchaser’s Inspection and Review Rights

3.1 Due Diligence Inspections.

(a) Prior to the Effective Date, Seller has permitted Purchaser and its authorized representatives to inspect the Property to perform due diligence, soil analysis and environmental investigations (including but not limited to such reasonable invasive testing and sampling as recommended by Purchaser’s consultants), to examine the records of Seller with respect to the Property, and make copies thereof, at such times during normal business hours as Purchaser or its representatives requested but with sufficient prior notice to Seller to enable Seller to have their representatives present during any such inspections, pursuant and subject to the terms of that certain Temporary License Agreement dated as of April 18, 2011, between Purchaser and Seller (the “Temporary License Agreement”), the terms and conditions of which are hereby incorporated by reference. All inspection fees, appraisal fees, engineering fees and all other costs and expenses of any kind incurred by Purchaser relating to the inspection of the Property shall be solely Purchaser’s expense.

(b) Without limiting the generality of the terms of the Temporary License Agreement, to the extent that Purchaser or any of its representatives, agents or contractors damages or disturbs the Property or any portion thereof, Purchaser shall return the same to substantially the same condition which existed immediately prior to such damage or disturbance.

Purchaser hereby agrees to and shall indemnify, defend and hold harmless Seller from and against any and all expense, loss or damage which Seller may incur (including, without limitation, reasonable attorney’s fees actually incurred) as a result of any act or omission of Purchaser or its representatives, agents or contractors, other than any expense, loss or damage to the extent arising from any act or omission of Seller during any such inspection and other than any expense, loss or damage resulting from the discovery or release of any Hazardous Substances at the Property (other than Hazardous Substances brought on to the Property by Purchaser or its representatives, agents or contractors). Purchaser provided Seller with proof of insurance during its prior inspections of the Property. This Section 3.1(b) shall survive the Closing of this Agreement.

3.2 Seller’s Deliveries to Purchaser; Purchaser’s Access to Seller’s Property Records.

(a) Seller has delivered to Purchaser or made available the following items to Purchaser and Purchaser’s Agents, to the extent such items are in Seller’s or Seller’s Affiliates’ current actual possession:

(i)	2010 Operating Budgets with respect to the Property.

(ii)	Copies of all Leases, guarantees, any amendments and letter agreements relating thereto. Copies of the financial statements or other financial information of any tenants under the Leases (and the Lease guarantors, if any), written information relative to the tenants’ payment histories, and tenant correspondence.

(iii)	Copies of the Commission Agreements.

(iv)	Evidence of payment of all sales and use taxes on the rents received from tenants under the Leases.

(v)	All material Operating Agreements currently in place at the Property.

(vi)	A copy of Seller’s (or its Affiliate’s) current policy of title insurance with respect to the Land and Improvements with copies of all matters listed as title exceptions in such policy.

(vii)	A copy of any surveys of the Property.

(viii)	Copies of all notes and other instruments evidencing or securing the existing indebtedness encumbering the Property.

(ix)	Copy of current insurance coverage and insurance bill.

(x)	Copy of last engineering report conducted for the Property.

(xi)	Copies of any existing environmental reports or other materials related to investigations, studies or correspondence with governmental agencies concerning the presence or absence of Hazardous Substances on, in or under the Property.

(xii)	Copies of any permits, licenses, or other similar documents in Seller’s possession relating to the use, occupancy or operation of the Property.

(xiii)	All available construction plans and specifications in Seller’s possession relating to the development, condition, repair and maintenance of the Property, the Improvements and the Personal Property.

(xiv)	Copies of all available records of any operating costs and expenses for the Property in Seller’s possession (including but not limited to existing insurance policies).

(xv)	Copies of such other information or reports related to the Property as Purchaser may reasonably request.

3.3 Title and Survey. Purchaser has ordered at its expense through the Purchaser’s counsel or the Escrow Agent a preliminary title commitment with respect to the Property (the “Title Commitment”). Purchaser has also obtained, also at its expense, a survey of the Property (the “Survey”). Any matters identified in the Title Commitment and Survey as of the Effective Date shall be deemed to be Permitted Exceptions. Notwithstanding anything to the contrary contained elsewhere in this Agreement, Seller shall be obligated to cure or satisfy all Monetary Objections at or prior to Closing, and Purchaser may use the proceeds of the Purchase Price at Closing for such purpose.

3.4 Operating Agreements. All Operating Agreements identified on EXHIBIT “E” attached hereto shall be retained in the name of the Seller following Closing. Seller shall indemnify and hold Purchaser harmless from all claims, damages, losses, liabilities, costs and expenses (including reasonable attorneys’ fees actually incurred) that may be incurred by Purchaser in connection with any of the Operating Agreements. Upon the expiration or earlier termination of the Miami Herald Lease or provided Purchaser notifies Seller with no less than sixty (60) days’ notice of its intention to assume any particular Operating Agreement, Seller shall assign to Purchaser all Operating Agreements then in effect that are requested by Purchaser to be assigned to it and will terminate all other Operating Agreements at no cost to Purchaser. This Section 3.4 shall survive the Closing of this Agreement.

3.5 Intentionally Omitted.

3.6 Condition of the Property. Purchaser and Seller mutually acknowledge and agree that except as otherwise set forth in this Agreement, the Property is being sold in an “AS IS” condition, “WITH ALL FAULTS,” known or unknown, contingent or existing. Purchaser had the sole responsibility to fully inspect the Property, to investigate all matters relevant thereto, including, without limitation, the condition of the Property, and to reach its own, independent evaluation of any risks or rewards associated with the ownership, leasing, management and operation of the Property.

This Agreement, the Exhibits and the Schedules attached hereto contain all the terms of the agreement entered into between the parties, and Purchaser acknowledges that neither Seller nor any representatives of Seller has made any representations or held out any inducements to Purchaser, other than those expressly set forth in this Agreement. Without limiting the generality of the foregoing, Purchaser has not relied on any representations or warranties except for those expressly set forth in this Agreement and neither Seller nor its representatives made any representations or warranties, in either case express or implied, except as set forth in this Agreement, as to (i) the current or future real estate tax liability, assessment or valuation of the Property; (ii) the potential qualification of the Property for any and all benefits conferred by federal, state or municipal laws, whether for subsidies, special real estate tax treatment, insurance, mortgages, or any other benefits, whether similar or dissimilar to those enumerated; (iii) the compliance of the Property, in its current or any future state, with applicable zoning ordinances and the ability to obtain a change in the zoning or a variance in respect to the Property’s non-compliance, if any, with said zoning ordinances; (iv) the availability of any financing for the purchase, alteration, rehabilitation or operation of the Property from any source, including but not limited to, state, city, or federal government or any institutional lender; (v) the current or future use of the Property; (vi) the physical condition of the Property including, without limitation, any environmental conditions (including the presence of asbestos or other Hazardous Substances) which may exist; or (viii) the accuracy of any due diligence materials.

Without limiting the above, Purchaser on behalf of itself and its successors and assigns waives and releases Seller and Seller’s Affiliates and agents and their respective successors and assigns from any and all demands, Claims, legal or administrative proceedings, losses, liabilities, damages, penalties, fines, liens, judgments, costs or expenses whatsoever (including, without limitation, attorneys’ fees and costs), whether direct or indirect, known or unknown, foreseen or unforeseen, arising from or relating to the physical condition of the Property or any law or regulation applicable thereto; provided however Purchaser specifically does not waive or release Seller from any and all demands, Claims, legal or administrative proceedings, losses, liabilities, damages, penalties, fines, liens, judgments, costs or expenses whatsoever (including, without limitation, attorneys’ fees and costs) related to the presence or alleged presence of Hazardous Substances in, on, under or about the Property, including, without limitation, any Claims under or on account of (i) the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as the same may have been or may be amended from time to time, and similar state statutes, and any rules and regulations promulgated thereunder, (ii) any other federal, state or local law, ordinance, rules or regulation, now or hereafter in effect, that deals with or otherwise in any manner relates to, environmental, natural resources, or health and safety matters of any kind, or (iii) this Agreement or the common law unless the location and type of any such Hazardous Substances are specifically identified in the Environmental Reports. For purposes of clarification and by way of example, if Hazardous Substances are found after Closing in a location and of a type that is consistent with the identification of such Hazardous Substances in one or more of the Environmental Reports, Purchaser shall be deemed to have waived its right to take any action against Seller under this Agreement related to such Hazardous Substances. If, on the other hand, Hazardous Substances are found in a location or of a type not identified in any of the Environmental Reports, then Purchaser shall not be deemed to have waived its rights against

Seller under this Agreement related to the reporting, investigation, assessment, cleanup, remediation, monitoring, third party liability or any Claims of or related to any such Hazardous Substances.

As used in this Agreement, “Claims” mean any claim, demand, lien, agreement, contract, covenant, action, suit, cause of action (whether based on statutory or common law theories), obligation, loss, cost, expense (including, without limitation, reasonable attorneys’ fees (whether or not litigation is commenced), penalty, damages, order or other liability, of any kind whatsoever, whether at law of in equity, fixed or contingent, known or unknown, and whether accruing now or in the future).

ARTICLE 4.

REPRESENTATIONS, WARRANTIES AND OTHER AGREEMENTS

4.1 Representations and Warranties of Seller. Subject to the limitations set forth in Section 3.6 above, and subject to the matters described in the schedules attached hereto, Seller represents and warrants to Purchaser as of the Effective Date as follows:

(a) Organization, Authorization and Consents. The McClatchy Company is a duly organized and validly existing corporation under the laws of the State of Delaware and Richwood, Inc. is a duly organized and validly existing corporation under the laws of the State of Florida. Seller has the right, power and authority to enter into this Agreement and to convey the Property in accordance with the terms and conditions of this Agreement, to engage in the transactions contemplated in this Agreement and to perform and observe the terms and provisions hereof.

(b) Action of Seller, Etc. Seller has taken all necessary action to authorize the execution, delivery and performance of this Agreement, and upon the execution and delivery of any document to be delivered by Seller on or prior to the Closing, this Agreement and such document shall constitute the valid and binding obligation and agreement of Seller, enforceable against Seller in accordance with its terms.

(c) No Violations of Agreements. Except as provided in Schedule 4.1(c) hereto, neither the execution, delivery or performance of this Agreement by Seller, nor compliance with the terms and provisions hereof, will result in any breach of the terms, conditions or provisions of, or conflict with or constitute a default under, or result in the creation of any lien, charge or encumbrance upon the Property or any portion thereof pursuant to the terms of any indenture, deed to secure debt, mortgage, deed of trust, note, evidence of indebtedness or any other agreement or instrument by which Seller is bound.

(d) Litigation. No investigation, action or proceeding is pending or, to Seller’s knowledge, threatened, which (i) if determined adversely to Seller, would affect the use or value of the Property or Seller’s ability to transfer title to the Property to Purchaser free and clear of any encumbrances other than the Permitted Exceptions, or (ii) questions the validity of this Agreement or any action taken or to be taken pursuant hereto, or (iii) involves condemnation or eminent domain proceedings involving the Property or any portion thereof. Notwithstanding the foregoing, Seller has disclosed to Purchaser the current litigation filed by The McClatchy Company against Mark Siffin under Case No. 11-07383 CA 21, in the Circuit Court of the Eleventh Judicial Circuit in and for Miami-Dade County, Florida (the “Siffin Litigation”).

(e) Existing Leases. (i) Other than the Leases listed in the Rent Roll, Seller has not entered into any contract or agreement with respect to the occupancy or sale of the Property or any portion or portions thereof which will be binding on Purchaser after the Closing; (ii) the copies of the Leases heretofore delivered by Seller to Purchaser are true, correct and complete copies thereof; (iii) except as provided on Schedule 4.1(e) attached hereto, the Leases have not been amended except as evidenced by amendments similarly delivered and constitute the entire agreement between Seller and the tenants thereunder; (iv) to Seller’s knowledge, there are no existing defaults by Seller or any tenant under any of the Leases; (v) Seller has paid all sales and use taxes that are due and owing on rentals paid under all of the Leases; (vi) all Tenant Inducement Costs and all commissions that are or were due to any broker or salesperson in connection with the Leases have been paid in full and Purchaser shall not be liable for any Tenant Inducement Costs or commissions related to the Leases; (vii) Amendments of License Agreements in the form attached hereto as Exhibit “H” for each of the License Agreements have been executed and delivered by each party thereto and are fully enforceable against each party thereto; and (viii) the Brown Mackie Termination Letter is in the form required under the Brown Mackie Lease to terminate the Brown Mackie Lease and prior to Closing, Seller shall have taken all required actions and given all required notices in accordance with the terms of the Brown Mackie Lease as required for the Brown Mackie Lease to be terminated on or before September 30, 2012 and assuming that the Purchaser pays the Brown Mackie Termination Fee when such fee is required to be paid, the Brown Mackie Lease will terminate according to its terms.

(f) Leasing Commissions. (i) There are no lease brokerage agreements, leasing commission agreements or other agreements providing for payments of any amounts for leasing activities or procuring tenants with respect to the Property or any portion or portions thereof other than as disclosed in EXHIBIT “C” attached hereto and made a part hereof (the “Commission Agreements”), and (ii) there are no agreements currently in effect relating to the management and leasing of the Property other than as disclosed on said EXHIBIT “C” (the “Management Agreement”); and that all leasing commissions, brokerage fees and management fees accrued or due and payable under the Commission Agreements and the Management Agreement, as of the date hereof and at the Closing, if any, have been or shall be paid in full; and Seller shall terminate the Management Agreement as to the Property, if any, and pay all sums that may be due thereunder at Closing at no cost to Purchaser. Seller acknowledges and agrees that in no event either prior to or after Closing shall Purchaser be responsible for any sums due under any Management Agreement or Commission Agreement. Effective as of the Closing Date, the Seller will cause MHMC, and MHMC agrees, to terminate the CREC Leasing Agreement.

(g) Taxes and Assessments. Seller has filed or has retained a third party to file notices of protests against, or to commence action to review, real property tax assessments against the Property and has provided Purchaser with the contact information for the person handling all such challenges. Seller has not received any written notice of any proposed assessments by a public body, whether municipal, county or state, against any of the Property for public or private improvements which may become payable hereafter.

(h) Compliance with Laws. Except as provided on Schedule 4.1(h) attached hereto, to Seller’s knowledge, there are no violations of law, municipal or county ordinances, or other legal requirements with respect to the Property or any portion thereof which would adversely affect the use or value of the Property.

(i) Easements and Other Agreements. To Seller’s knowledge, Seller is not in default in complying with the terms and provisions of any of the covenants, conditions, restrictions or easements constituting a Permitted Exception which would adversely affect the use or value of the Property.

(j) Other Agreements. Except for the Leases, the Commission Agreements, the Management Agreement, the Operating Agreements and the Permitted Exceptions, there are no leases, management agreements, brokerage agreements, leasing agreements or other agreements or instruments in force or effect that grant to any person or any entity any right, title, interest or benefit in and to all or any part of the Property or any rights relating to the use, operation, management, maintenance or repair of all or any part of the Property which will survive the Closing or be binding upon Purchaser other than those which Purchaser has agreed in writing to assume as of the Closing Date. The copies of the Operating Agreements heretofore delivered by Seller to Purchaser are true, correct and complete copies thereof and the Operating Agreements have not been amended except as evidenced by amendments similarly delivered and constitute the entire agreement between Seller and the other parties thereunder, and to Seller’s knowledge, there are no outstanding defaults under the Operating Agreements which would adversely affect the use or value of the Property.

(k) Seller Not a Foreign Person. Neither entity comprising Seller is a disregarded entity as defined in Treasury Regulation section 1.1445-2(b)(2)(iii) nor a “foreign person” which would subject Purchaser to the withholding tax provisions of Section 1445 of the Internal Revenue Code of 1986, as amended.

(l) Employees. Seller has no employees to whom by virtue of such employment Purchaser will have any obligation after the Closing. Seller is not a party to any collective bargaining agreement or employment agreement with respect to any of the Property or Seller’s employees that will be binding on Purchaser after Closing. Seller is not a party to any written or oral retirement, pension, profit sharing, stock option, bonus, hospitalization, vacation or other employee benefit plan, practice, agreement or understanding affecting the Property that could be binding on Purchaser after Closing.

(m) Permits. To Seller’s knowledge, all licenses, permits, certificates of occupancy and approvals required for the lawful operation, use and occupancy of the Property, as it is currently being used, operated and occupied, have been issued and paid for and are in full force and effect.

(n) Zoning. Except as provided on Schedule 4.1(n) attached hereto, Seller has not filed and, to Seller’s knowledge, no one else has filed any pending applications for environmental permits or development orders, including but not limited to applications for zoning or land-use changes related to all or any portion of the Property.

(o) Insurance. Seller has not received any written notice from any of Seller’s insurance carriers stating that any of the policies or any of the coverage provided thereby will not or may not be renewed. For avoidance of doubt, Seller’s election not to renew any such policies shall not constitute a breach of this representation.

(p) Casualty. Neither the Property nor the conduct by Seller or any tenants under the Leases of their business at the Property, nor the possession, operation and/or use of the Property is currently adversely affected by any casualty, the cost to repair for which exceeds $100,000.00.

(q) Intentionally Omitted.

(r) Commitments to Governmental Authority. No commitments have been made by Seller, its affiliates, subsidiaries or any third party to any governmental authority, developer, utility company, school board, church or other religious body or any property owners’ association or to any other organization, group or individual relating to the Property which would impose an obligation upon Purchaser or its successors and assigns to make any contribution or dedications of money or land or to construct, install or maintain any improvements of a public or private nature on or off the Property. The provisions of this Section shall not apply to any regular or non-discriminatory local real estate taxes assessed against the Property.

(s) Rent Roll. The Rent Roll attached hereto as EXHIBIT “D” is true, correct and accurate in all respects.

(t) Personal Property. No items of Personal Property owned by Seller and to be transferred to Purchaser have been removed from the Improvements, except items for which similar replacements or substitutions of approximately equal like, kind and value are provided to the Improvements. All such items of Personal Property are owned outright by Seller, or shall be delivered to Purchaser at Closing free and clear of any lease, security interest, lien or encumbrance.

(u) No Rights to Purchase. Except for this Agreement, Seller has not entered into, and has no actual knowledge of any other agreement, commitment, option, right of first refusal or any other agreement, whether oral or written, with respect to the purchase, assignment or transfer of all or any portion of the Property (other than to lease any portion of the Property in accordance with the Leases) that is currently in effect.

All references in this Section to the “knowledge of Seller” or “to Seller’s knowledge” or any words of similar import shall refer only to the actual knowledge of Karole Morgan-Prager, Gus Perez, David Landsberg, Craig Woischwill and/or Pat Talamantes, who have been actively involved in the management of Seller’s business in respect of the Property. There shall be no personal liability on the part of the individuals named above arising out of any representations or warranties made herein or otherwise. All representations and warranties made in this Agreement by Seller shall survive the Closing for a period of one (1) year, and upon expiration thereof shall be of no further force or effect except to the extent that with respect to any particular alleged breach, Purchaser gives Seller written notice prior to the expiration of said one (1) year period of such alleged breach with reasonable detail as to the nature of such breach.

Subject to the immediately preceding paragraph, Seller hereby agrees to indemnify, protect, defend (through attorneys reasonably acceptable to Purchaser) and hold harmless Purchaser and its subsidiaries, Affiliates, officers, directors, agents, employees, successors and assigns from and against any and all claims, damages, losses, liabilities, costs and expenses (including reasonable attorneys’ fees actually incurred) (i) which may be asserted against or suffered by Purchaser or the Property as a result or on account of any breach of any representation, warranty or covenant on the part of Seller made herein or in any instrument or document delivered by Seller pursuant hereto or (ii) which may at any time following the Closing Date be asserted against or suffered by Purchaser arising out of or resulting from any matter pertaining to the operation of the Property prior to the Closing Date (whether asserted or accruing before or after Closing) (“Seller Indemnifiable Damages”). Notwithstanding the foregoing, the Seller shall not be responsible for Seller Indemnifiable Damages hereunder, and the Purchaser shall not be entitled to collect Seller Indemnifiable Damages hereunder from the Seller, until the Purchaser, in the aggregate, has incurred Seller Indemnifiable Damages for a claim or claims hereunder in an aggregate amount of at least Two Hundred Thousand and No/100 Dollars ($200,000.00), in which event the Purchaser shall be entitled to collect only Seller Indemnifiable Damages incurred hereunder in excess of such amount. Notwithstanding anything to the contrary contained in this Agreement, the maximum aggregate liability of Seller following the Closing, under this Agreement, any documents executed and delivered by Seller at the Closing (except the Miami Herald Lease, the Guaranty and the Property Management Agreement), and as a result of any Seller Certificate (as hereinafter defined), shall not exceed the aggregate amount of Five Million and No/100 Dollars ($5,000,000.00); provided that the cap on Seller Indemnifiable Damages identified in this sentence and the one (1) year survivability period referenced in the foregoing paragraph shall not apply to any and all claims, damages, losses, liabilities, costs and expenses (including reasonable attorneys’ fees actually incurred) arising from or related to a) the Siffin Litigation and the indemnification provided in Section 11.13 of this Agreement, b) any failure of Seller’s representation and warranty given in Section 4.1(e)(viii) of this Agreement, c) any failure or neglect by Seller to pay the $84,596.85 termination fee required pursuant to that certain Memorandum of Understanding Related to Agreement between Metropolitan Dade County and Knight-Ridder, Inc. to Design and Construct the Herald Plaza Metromover Station dated December 13, 1996, d) any fines, costs or other sums required to be paid or any repairs or alterations required to be made to the Property and improvements located thereon as a result of that certain inspection evidenced by that certain City of Miami General Fire Evacuation Drill Report dated December 7, 2010, e) the indemnifications of Seller pursuant to Section 6.1(d) of this Agreement, f) any failure of Seller’s representation and warranty given in Section 4.1(f) or Section 10.1 of this Agreement or (g) any fines, costs, fees, expenses or other sums required to be paid or any repairs, replacements or alterations, required or ordered to be made to the Property and the improvements located thereon as a result of the Forty-Year Recertification required for the three-story historical retail building located on Parcel 3 of the Land (the “Boulevard Shops”) and any fines, costs, fees, expenses or other sums resulting from Seller’s failure to timely file such Forty-Year Recertification prior to the deadline therefor and any professional fees and costs incurred in connection with the preparation, submission and completion of the Forty-Year Recertification. Without limiting the foregoing indemnification obligation of Seller and subject to applicable laws and regulations, Purchaser will consult with Seller in connection with the completion of the Forty-Year Recertification with respect to the Boulevard Shops with the goal of attempting to minimize indemnified costs relating to the remediation of the Boulevard Shops in accordance with such Forty-Year Recertification. This Section 4.1 shall survive the Closing or any earlier termination of this Agreement.

4.2 Intentionally Omitted.

4.3 Representations and Warranties of Purchaser.

(a) Organization, Authorization and Consents. Purchaser is a duly organized and validly existing limited liability company under the laws of the State of Delaware. Purchaser has the right, power and authority to enter into this Agreement and to purchase the Property in accordance with the terms and conditions of this Agreement, to engage in the transactions contemplated in this Agreement and to perform and observe the terms and provisions hereof.

(b) Action of Purchaser, Etc. Purchaser has taken all necessary action to authorize the execution, delivery and performance of this Agreement, and upon the execution and delivery of any document to be delivered by Purchaser on or prior to the Closing, this Agreement and such document shall constitute the valid and binding obligation and agreement of Purchaser, enforceable against Purchaser in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws of general application affecting the rights and remedies of creditors.

(c) No Violations of Agreements. Neither the execution, delivery or performance of this Agreement by Purchaser, nor compliance with the terms and provisions hereof, will result in any breach of the terms, conditions or provisions of, or conflict with or constitute a default under the terms of any indenture, deed to secure debt, mortgage, deed of trust, note, evidence of indebtedness or any other agreement or instrument by which Purchaser is bound.

(d) Litigation. Purchaser has received no written notice that any action or proceeding is pending or threatened, which questions the validity of this Agreement or any action taken or to be taken pursuant hereto.

All representations and warranties made in this Agreement by Purchaser shall survive the Closing for a period of one (1) year, and upon expiration thereof shall be of no further force or effect except to the extent that with respect to any particular alleged breach, Seller gives Purchaser written notice prior to the expiration of said one (1) year period of such alleged breach with reasonable detail as to the nature of such breach.

Subject to the immediately preceding paragraph, Purchaser hereby agrees to indemnify, protect, defend (through attorneys reasonably acceptable to Seller) hold harmless Seller and its subsidiaries, affiliates, officers, directors, agents, employees, successors and assigns from and against any and all claims, damages, losses, liabilities, costs and expenses (including reasonable attorneys’ fees actually incurred) which may at any time (i) be asserted against or suffered by Seller after the Closing Date as a result or on account of any breach of any warranty, representation or covenant on the part of Purchaser made herein or in any instrument or document delivered pursuant hereto (“Purchaser Indemnifiable Damages”). Notwithstanding the foregoing, the Purchaser shall not be responsible for Purchaser Indemnifiable Damages hereunder, and the Seller shall not be entitled to collect Purchaser Indemnifiable Damages hereunder from the Purchaser, until the Seller, in the aggregate, has incurred Purchaser Indemnifiable Damages for a claim or claims hereunder in an aggregate amount of at least Two Hundred Thousand and No/100 Dollars ($200,000.00), in which event the Seller shall be entitled to collect only Purchaser Indemnifiable Damages incurred hereunder in excess of such amount. Notwithstanding anything to the contrary contained in this Agreement, the maximum aggregate liability of Purchaser following the Closing, under this Agreement, and any documents executed and delivered by Purchaser at the Closing (except the Miami Herald Lease, the Guaranty and the Property Management Agreement), shall not exceed the aggregate amount of Five Million and No/100 Dollars ($5,000,000.00); provided that the cap on Purchaser Indemnifiable Damages identified in this sentence and the one (1) year survivability period referenced in the foregoing paragraph shall not apply to any and all claims, damages, losses, liabilities, costs and expenses (including reasonable attorneys’ fees actually incurred) arising from or related to a) the proper payment of the Brown Mackie Termination Fee and the indemnification provided in Section 11.12 of this Agreement or b) any failure of Purchaser’s representation and warranty given in Section 10.1 of this Agreement. This Section 4.3 shall survive the Closing or any earlier termination of this Agreement.

ARTICLE 5.

CLOSING DELIVERIES, CLOSING COSTS AND PRORATIONS

5.1 Seller’s Closing Deliveries. For and in consideration of, and as a condition precedent to Purchaser’s delivery to Seller of the Purchase Price, subject to Section 6.2, Seller shall obtain or execute and deliver to Purchaser at Closing the following documents, all of which shall be duly executed, acknowledged and notarized where required:

(a) Deed. A special warranty deed or, at Purchasers request, special warranty deeds, to the Land and Improvements (the “Deed”), subject only to the Permitted Exceptions, and executed, acknowledged and sealed by the appropriate Seller;

(b) Bill of Sale. A bill of sale for the Personal Property (the “Bill of Sale”), with warranty as to the title of the Personal Property, executed by Seller and MHMC;

(c) Assignment and Assumption of Leases and Security Deposits. Two (2) counterparts of the Assignment and Assumption of Leases, executed, acknowledged and sealed by Seller and MHMC;

(d) Updated Rent Roll. An update of the Rent Roll (with modifications as appropriate) and containing a listing of current arrearages, certified by Seller and MHMC to be accurate in all material respects as of the Closing Date;

(e) Intentionally Omitted.

(f) General Assignment. An assignment of the Intangible Property (the “General Assignment”), executed, acknowledged and sealed by Seller and MHMC;

(g) Seller’s Affidavit. An owner’s affidavit acceptable to the Title Company (“Seller’s Affidavit”), executed, acknowledged and sealed by Seller and MHMC;

(h) FIRPTA Affidavit A FIRPTA Affidavit executed, acknowledged and sealed by Seller;

(i) Miami Herald Lease. Two (2) counterparts of the Miami Herald Lease executed, acknowledged and sealed by MHMC and two (2) counterparts of the Guaranty executed, acknowledged and sealed by McClatchy;

(j) Evidence of Authority Such documentation as may reasonably be required by the Title Company insurer to establish that this Agreement, the transactions contemplated herein, and the execution and delivery of the documents required hereunder, are duly authorized, executed and delivered by Seller;

(k) Settlement Statement A settlement statement setting forth the amounts paid by or on behalf of and/or credited to each of Purchaser and Seller pursuant to this Agreement;

(l) Intentionally Omitted;

(m) Intentionally Omitted;

(n) Leases. Original executed counterparts of the Leases;

(o) Tenant Estoppel Certificates. All originally executed Tenant Estoppel Certificates;

(p) Notices of Sale to Tenants. Seller will join with Purchaser in executing a notice, in form and content reasonably satisfactory to Seller and Purchaser (the “Tenant Notices of Sale”), which Purchaser shall send to each tenant under the Leases informing such tenant of the sale of the Property and of the assignment to and assumption by Purchaser of Seller’s interest in the Leases and the Security Deposits and directing that all rent and other sums payable for periods after the Closing under such Lease shall be paid as set forth in said notices;

(q) Notice of Termination of CREC Lease Agreement. A copy of the termination notice to Continental Real Estate Companies Commercial Property Corporation, a Florida corporation, in a form and content reasonably satisfactory to Seller and Purchaser evidencing the termination of the CREC Lease Agreement effective as of the Closing Date;

(r) Intentionally Omitted;

(s) Keys and Records. Copies of any keys to any door or lock on the Property and the original tenant files and other books and records relating to the Property in Seller’s possession;

(t) Lease Termination. A copy of the Brown Mackie Termination Letter executed by the Seller and evidence that the executed Brown Mackie Termination Letter has been sent to and received by all required Brown Mackie notice parties via faxed and/or overnight delivery in accordance with Article 24 of the Brown Mackie Lease and Section 6.2 hereof;

(u) Amendments of License Agreements. Copies of the fully executed Amendments of the License Agreements for each of the License Agreements;

(v) Property Management Agreement. Two (2) counterparts of the Property Management Agreement, executed, acknowledged and sealed by Seller;

(w) Affidavit of Ownership. An affidavit of ownership regarding N.E. 14th Street in a form acceptable to the Title Company confirming that a certain portion of N.E. 14th Street (as more particularly described therein) is a private roadway, executed, acknowledged and sealed by Seller and MHMC; and

(x) Other Documents. Such other documents as shall be reasonably requested by Purchaser’s counsel or the Title Company to effectuate the purposes and intent of this Agreement.

5.2 Purchaser’s Closing Deliveries. Subject to Section 6.2, Purchaser shall obtain or execute and deliver to Seller at Closing the following documents, all of which shall be duly executed, acknowledged and notarized where required:

(a) Assignment and Assumption of Leases. Two (2) counterparts of the Assignment and Assumption of Leases, executed, acknowledged and sealed by Purchaser;

(b) Intentionally Omitted;

(c) General Assignment. Two (2) counterparts of the General Assignment, executed, acknowledged and sealed by Purchaser;

(d) Miami Herald Lease. Two (2) counterparts of the Miami Herald Lease, executed, acknowledged and sealed by Purchaser;

(e) Notice of Sale to Tenants. The Tenant Notices of Sale, executed by Purchaser, as contemplated in Section 5.1(p) hereof;

(f) Intentionally Omitted;

(g) Settlement Statement A settlement statement setting forth the amounts paid by or on behalf of and/or credited to each of Purchaser and Seller pursuant to this Agreement; and

(h) Property Management Agreement. Two (2) counterparts of the Property Management Agreement, executed, acknowledged and sealed by Purchaser.

The obligations contained in Section 5.1 and Section 5.2 shall survive the Closing of this Agreement.

5.3 Closing Costs. Seller shall pay the cost of the documentary stamps, surtax or transfer taxes imposed by the State of Florida or the county in which the Land is located upon the conveyance of the Property pursuant hereto, the cost to record any curative instruments or documents, the cost to close any open permits or violations, the attorneys’ fees of Seller, and all other costs and expenses incurred by Seller in closing and consummating the purchase and sale of the Property pursuant hereto. Purchaser shall pay the cost of any owner’s title insurance premium and title examination fees, the cost of the Survey, the recording cost of the Deed, the attorneys’ fees of Purchaser, and all other costs and expenses incurred by Purchaser in the performance of Purchaser’s due diligence inspection of the Property and in closing and consummating the purchase and sale of the Property pursuant hereto.

5.4 Prorations and Credits. The items in this Section 5.4 shall be prorated between Seller and Purchaser or credited, as specified:

(a) Taxes. All general real estate and personal property ad valorem taxes imposed by any governmental authority on the Property (“Taxes”) for the period in which the Closing occurs shall be prorated between Seller and Purchaser as of the Closing. If the Closing occurs prior to the receipt by Seller of the tax bill for the calendar year or other applicable tax period in which the Closing occurs, Taxes shall be prorated for such calendar year or other applicable tax period based upon the amount equal to the prior year’s tax bill. Seller shall be responsible for and shall pay at Closing all Taxes assessed against the Property for all periods prior to the Closing Date.

(b) Reproration of Taxes. After receipt of final Taxes and other bills, Purchaser shall prepare and present to Seller a calculation of the reproration of such Taxes and other items, based upon the actual amount of such items charged to or received by the parties for the year or other applicable fiscal period. The parties shall make the appropriate adjusting payment between them within thirty (30) days after presentment to Seller of Purchaser’s calculation and appropriate back-up information. Purchaser shall provide Seller with appropriate backup materials related to the calculation, and Seller may inspect Purchaser’s books and records related to the Property to confirm the calculation.

(c) Rents, Income and Other Expenses. Rents and any other amounts payable by tenants shall be prorated as of the Closing Date and be adjusted against the Purchase Price on the basis of a schedule which shall be prepared by Seller and delivered to Purchaser for Purchaser’s review and approval prior to Closing. Purchaser shall receive at Closing a credit for Purchaser’s pro rata share of the rents, additional rent, common area maintenance charges, tenant reimbursements and escalations, and all other payments payable for the month of Closing and for all other rents and other amounts that apply to periods from and after the Closing, but which are received by Seller prior to Closing. Purchaser agrees to pay to Seller, upon receipt, any rents or other payments by tenants under their respective Leases that apply to periods prior to Closing but are received by Purchaser after Closing; provided, however, that any delinquent rents or other payments by tenants shall be applied first to any current amounts owing by such tenants, then to delinquent rents in the order in which such rents are most recently past due, with the balance, if any, paid over to Seller to the extent of delinquencies existing at the time of Closing to which Seller is entitled; it being understood and agreed that Purchaser shall not be legally responsible to Seller for the collection of any rents or other charges payable with respect to the Leases or any portion thereof, which are delinquent or past due as of the Closing Date; but Purchaser agrees that Purchaser shall send monthly notices prepared by Seller for a period of three (3) consecutive months in an effort to collect any rents and charges not collected as of the Closing Date. Any reimbursements payable by any tenant under the terms of any tenant lease affecting the Property as of the Closing Date, which reimbursements pertain to such tenant’s pro rata share of increased operating expenses or common area maintenance costs incurred with respect to the Property at any time prior to the Closing, shall be prorated upon Purchaser’s actual receipt of any such reimbursements, on the basis of the number of days of Seller and Purchaser’s respective ownership of the Property during the period in respect of which such reimbursements are payable; and Purchaser agrees to pay to Seller Seller’s pro rata portion of such reimbursements within thirty (30) days after Purchaser’s receipt thereof. Conversely, if any tenant under any such Lease shall become entitled at any time after Closing to a refund of tenant reimbursements actually paid by such tenant prior to Closing, then, Seller shall, within thirty (30) days following Purchaser’s demand therefor, pay to Purchaser any amount equal to Seller’s pro rata share of such reimbursement refund obligations, said proration to be calculated on the same basis as hereinabove set forth. Seller hereby waives its right to file any administrative or legal action against any tenant under the Leases for sums due Seller for periods attributable to Seller’s ownership of the Property, except that Seller shall be entitled to continue to pursue any legal proceedings commenced prior to Closing; but shall not be permitted to commence or pursue any legal proceedings against any tenant seeking eviction of such tenant or the termination of the applicable Lease unless consented to by Purchaser in writing. Seller shall be responsible for collecting and remitting all sales and use taxes that are due or become due on rent payments under the Leases received by Seller prior to Closing. Purchaser shall be responsible for collecting and remitting all sales and use taxes that become due on rent payments under the Leases received by Purchaser after Closing.

(d) Intentionally Omitted.

(e) Security Deposits. Purchaser shall receive a credit at Closing for all Security Deposits (and any interest thereon required to be reimbursed to any tenant) pursuant to Leases or pursuant to applicable law. Seller agrees to and does hereby indemnify, defend and hold Purchaser harmless from and against any liability or expense incurred by Purchaser by reason of any Security Deposit (and interest thereon, if required by law) actually collected by Seller and not credited to Purchaser at the Closing. Purchaser agrees to and does hereby indemnify and hold Seller harmless from and against any liability or expense incurred by Seller by reason of any Security Deposit (and interest thereon, if required by law) which is credited to Purchaser at the Closing and which Purchaser does not properly refund to the tenant pursuant to the terms of the applicable Lease.

(f) Operating Expenses. Personal property taxes, installment payments of special assessment liens, vault charges, sewer charges, utility charges, and normally prorated operating expenses actually paid or payable as of the Closing Date shall be prorated as of the Closing Date and adjusted against the Purchase Price, provided that within one (1) year after the Closing, Purchaser and Seller will make a further adjustment for such taxes, charges and expenses which may have accrued or been incurred prior to the Closing Date, but not collected or paid at that date. In addition, on or before the end of the fiscal year(s) used in calculating the pass-through to tenants of operating expenses and/or common area maintenance costs under the Leases (where such fiscal year(s) include(s) the Closing Date), Seller and Purchaser shall, upon the request of either, re-prorate on a fair and equitable basis in order to adjust for the effect of any credits or payments due to or from tenants for periods prior to the Closing Date. All prorations shall be made based on the number of calendar days in such year or month, as the case may be. In no event shall Purchaser be responsible for any management fees, commissions or other amounts due Seller’s property manager for periods prior to the Closing, or for any premiums or other amounts due in relation to any policies of insurance maintained by Seller or Seller’s property manager, or for any amounts due any Affiliate of Seller, all of which shall remain Seller’s responsibility.

(g) Special Assessments. Certified, confirmed and ratified special assessment liens as of the Closing Date (and not as of the Effective Date) shall be paid by Seller or Purchaser shall receive a credit therefor. Pending liens as of the Closing Date shall be assumed by Purchaser; provided, however, that where the improvement, for which the special assessment was levied, has been substantially completed as of the Effective Date, such pending liens shall be considered as certified, confirmed or ratified and Seller shall, at Closing, be charged an amount equal to the estimated amount of the assessment for the improvement. If any special assessment liens are due in installments Seller shall be required to pay any installment due as of the Closing Date and Purchaser shall be responsible for all such installments due after the Closing Date.

(h) Leased Personal Property. All amounts payable or prepaid under leases of any of the leased items of Personal Property, if any, which Purchaser elects to include in the Property shall be prorated as of the Closing Date.

The provisions of this Section 5.4 shall survive the Closing of this Agreement.

ARTICLE 6.

CONDITIONS TO CLOSING

6.1 Conditions Precedent to Purchaser’s Obligations. The obligations of Purchaser hereunder to consummate the transaction contemplated hereunder shall in all respects be conditioned upon the satisfaction of each of the following conditions prior to or simultaneously with the Closing, any of which may be waived by Purchaser in its sole discretion by written notice to Seller at or prior to the Closing Date:

(a) Subject to Section 6.2 hereof, Seller shall have delivered to Purchaser all of the items required to be delivered to Purchaser pursuant to the terms of this Agreement, including, but not limited to Section 5.1 hereof.

(b) Seller shall have performed, in all material respects, all covenants, agreements and undertakings of Seller contained in this Agreement.

(c) All representations and warranties of Seller as set forth in this Agreement shall be true and correct as of the Closing Date.

(d) Prior to the Closing, Tenant Estoppel Certificates from Brown Mackie and all other tenants under the Leases. Each Tenant Estoppel Certificate shall (i) be dated within thirty (30) days prior to the Closing Date, (ii) confirm the material terms of the applicable Lease, as contained in the copies of the Leases obtained by or delivered to Purchaser, and (iii) confirm the absence of any defaults under the applicable Lease as of the date thereof. Notwithstanding the foregoing, in lieu of Seller obtaining Tenant Estoppel Certificates for the License

Agreements or that certain U.S. Government Lease for Real Property dated October 1, 2009, between The McClatchy Company and the United States of America, specifically the United States Coast Guard (the “Coast Guard Lease”), Seller shall be permitted to provide Purchaser with estoppel certificates for the License Agreements and the Coast Guard Lease in a form similar to a Tenant Estoppel Certificate (each a “Seller Certificate”). If after Closing, Seller delivers to Purchaser a fully executed Tenant Estoppel Certificate from any party for which Seller provided a Seller Certificate that is fully consistent with the factual information provided in the Seller Certificate, then the Seller Certificate shall be deemed to be superseded by the Tenant Estoppel Certificate and Seller shall have no further obligations or liabilities arising from the Seller Certificate except as expressly provided in this paragraph. To the extent that there are any differences between the new Tenant Estoppel Certificate and the prior Seller Certificate, Seller shall indemnify, protect, defend (through attorneys reasonably acceptable to Purchaser) and hold harmless Purchaser and its subsidiaries, Affiliates, officers, directors, agents, employees, successors and assigns from and against any and all claims, damages, losses, liabilities, costs and expenses (including reasonable attorneys’ fees actually incurred) which may be asserted against or suffered by Purchaser or the Property as a result or on account of such differences between the new Tenant Estoppel Certificate and the respective Seller Certificate. This Section 6.1(d) shall survive the Closing of this Agreement.

(e) The delivery by the Title Company of a “marked up” Title Commitment, subject only to the Permitted Exceptions, with gap coverage, deleting all requirements and deleting the standard exceptions.

(f) Except as cured by Seller or otherwise approved or waived in writing by Purchaser, no event shall have occurred which may have a material adverse effect on the Property.

(g) Seller shall have delivered to Brown Mackie the Brown Mackie Termination Letter and shall have delivered to Purchaser evidence of receipt thereof by the Brown Mackie notice parties as described in Section 5.1(t) above and Section 6.2 below.

(h) The Amendments of License Agreements for each of the License Agreements shall have been fully executed and delivered by each party thereto.

(i) The Agreement, although it may be executed and delivered to Escrow Agent and into escrow, is subject to the approval of the Board of Directors. In the event that the Board of Directors should not approve this Agreement and the transactions contemplated herein by May 31, 2011, upon written notice from the Purchaser to the Escrow Agent that the Board of Directors has not approved the Agreement or this transaction, Escrow Agent shall immediately return any Escrow Items received by Escrow Agent from any of the Parties to the applicable Party who delivered such Escrow Item to Escrow Agent, and this Agreement shall be deemed terminated. Notwithstanding anything herein to the contrary, in the event that the Brown Mackie Termination Letter has been delivered pursuant to Section 6.2(h) below, Purchaser shall have no right to issue any such notice regarding non-approval by the Board of Directors.

6.2 Closing Procedure. Closing is anticipated to occur in escrow in accordance with the following terms and conditions:

(a) Seller shall have delivered to Escrow Agent on or prior to May 25, 2011 (the “Pre-Closing Delivery Date”), this Agreement duly executed by Seller, and upon receipt of the foregoing, Escrow Agent shall have delivered to Seller this Agreement duly executed by Escrow Agent.

(b) Seller shall have delivered to Escrow Agent on or prior to the Pre-Closing Delivery Date, the undated Seller’s Closing Deliveries described in Sections 5.1(a)-(d), (f)-(k), (o)-(q) and (t)-(x) of this Agreement (the “Seller’s Escrow Deliveries”).

(c) Purchaser shall have delivered to Escrow Agent on or prior to the Pre-Closing Delivery Date, the sum of $30,000,000.00 (the “Good Faith Deposit”).

(d) The Board of Directors of the indirect parent entity of Purchaser (the “Board of Directors”) shall have had a meeting of the Board of Directors on or about May 26, 2011 (the “Approval Date”) approving this Agreement and the transactions contemplated herein (the “Approval”).

(e) Promptly following the Approval, the Purchaser shall deliver to Escrow Agent via facsimile or electronic mail, on or about the Approval Date (i) a letter confirming the Approval, (ii) this Agreement duly executed by Purchaser and (iii) the undated Purchaser’s Closing Deliveries described in Sections 5.2(a) and (c)-(e), (g) and (h) of this Agreement (the “Purchaser’s Escrow Deliveries”).

(f) Upon receipt of the Agreement executed by Seller, Purchaser and Escrow Agent, the Good Faith Deposit, the Seller’s Escrow Deliveries and the Purchaser’s Escrow Deliveries (collectively, the “Closing Escrow Deliveries”), Escrow Agent shall (i) date the Agreement as of the date of the Approval Date and (ii) deliver written notice via email to Karole Morgan-Prager at kmorgan-prager@mcclatchy.com and Chava Klein at cklein@stearnsweaver.com on behalf of Seller and to Steven L. Wilner at swilner@cgsh.com and Richard M. Bezold at richard.bezold@akerman.com on behalf of Purchaser confirming that Escrow Agent is holding in escrow the Closing Escrow Deliveries (the “Closing Deliveries Notice”), at which time it is anticipated that the Seller, Purchaser and Escrow Agent shall verbally confirm with one another that the requirements in Sections 6.2(a)-(f) have been satisfied.

(g) Upon receipt of the Closing Deliveries Notice, which is anticipated to occur on or about May 26, 2011, Seller shall properly deliver to Brown Mackie the Brown Mackie Termination Letter to the notice parties set forth on the Brown Mackie Termination Letter via hand delivery, signature required and via facsimile.

(h) Promptly following the delivery of the Brown Mackie Termination Letter pursuant to the terms of this Agreement, Seller shall deliver to Purchaser, authentic delivery confirmation receipts evidencing receipt of the Brown Mackie Termination by Brown Mackie in accordance with the Brown Mackie Lease, each signed for by (i) the Brown Mackie notice parties or the personnel, employees or agents thereof or (ii) in the event of refusal of acceptance of delivery of such Brown Mackie Termination Letter, a certified letter from the legal representative of Seller who attempted to make such delivery certifying, inter alia, that such delivery was refused by an employee or representative of Brown Mackie, and, to the extent available, facsimile confirmation receipts evidencing receipt by Brown Mackie of the Brown Mackie Termination Letter, all in a form and substance satisfactory to Purchaser (the “Brown Mackie Termination Evidence”) and dated as of the date on which the Brown Mackie Termination Letter was received in accordance with the terms of the Brown Mackie Lease (the “Brown Mackie Receipt Date”), which is anticipated to occur on or about May 26, 2011.

(i) Upon satisfaction of Section 6.2(h), it is anticipated that the Seller, Purchaser and Escrow Agent shall verbally confirm that the requirements under Section 6.2(h) and Section 6.1 hereof have been satisfied, and Purchaser shall deliver written notice (which such written notice may be via email or facsimile) to Escrow Agent, confirming that the Escrow Agent is (i) authorized to initiate delivery via wire transfer of an amount equal to the Good Faith Deposit, less certain closing costs, for a total amount as set forth on the Settlement Statement, but which such amount is anticipated to be approximately $21,077,587.87 to Seller pursuant to the wire instructions attached to the Settlement Statement, (ii) confirming the closing and (iii) authorizing Escrow Agent to immediately upon receipt, and without further instruction from Purchaser, wire transfer to Seller the balance of the Purchase Price due to Seller and the Amendment Fee Reimbursement, which such total amount is anticipated to be approximately $213,343,025.40, but in any event such amount as set forth on the Settlement Statement (the “Final Wire Amount”), and which such notice shall be irrevocable.

(j) On the next Business Day morning following the Brown Mackie Receipt Date, Malaysia Time (MYT), which such date is anticipated to occur on or about May 27, 2011 MYT, and provided that the conditions in Section 6.2(i) above have been satisfied, Purchaser will send via wire transfer to Escrow Agent, the Final Wire Amount, and thereafter between 5:00 PM and 7:00 PM MYT, Purchaser shall be authorized to make such disclosures as required by Purchaser to Bursa Malaysia, and such disclosure shall not be deemed a violation or breach of Section 6.2(k), Section 6.2(p) or any other provision hereof.

(k) Upon receipt of a federal reference number or equivalent evidence by Escrow Agent evidencing that Purchaser has sent the Final Wire Amount, Purchaser and Seller shall be authorized at 9:00 AM, Eastern Time (9:00 PM MYT), or such other time as agreed to by Seller and Purchaser, to release their respective press releases and disclose the transactions contemplated herein to the public, provided, however, that nothing in the foregoing shall prevent Purchaser from making such disclosures as described in Section 6.2(j) above.

(l) Upon confirmation that Seller has received the Final Wire Amount, Escrow Agent shall be authorized to:

(i) date the Seller’s Escrow Deliveries (excluding the Agreement) and the Purchaser’s Escrow Deliveries (excluding the Agreement), effective as of the date of the Brown Mackie Receipt Date (the “Closing Date”), which the Parties anticipate will be on May 26, 2011;

(ii) release from Escrow to the Purchaser, the Seller’s Escrow Deliveries, excluding the Deed, which will be disbursed as set forth below;

(iii) release from Escrow to the Seller, the Purchaser’s Escrow Deliveries;

(iv) make such other remaining disbursements as is required under the Settlement Statement; and

(vi) record the Deed in the Public Records of Miami-Dade County, Florida and deliver evidence of same to Purchaser and Title Company.

(m) Seller shall deliver the balance of the Seller’s Closing Deliveries pursuant to Section 5.1.

(n) Escrow Agent shall hold the Closing Escrow Deliveries, the balance of the Purchase Price pursuant to the Settlement Statement and the reimbursement of the Amendment Fee pursuant to Section 11.15 hereof in accordance with the terms of Section 11.10 hereof.

(o) In the event that the Approval does not occur by May 31, 2011, or upon joint written instructions of Seller and Purchaser, Escrow Agent shall return to the Seller, Seller’s execution page(s) of the Agreement and Seller’s Escrow Deliveries and the Escrow Agent shall return to the Purchaser, Purchaser’s execution page(s) of the Agreement, the Purchaser’s Escrow Deliveries, the balance of the Purchase Price and the reimbursement of the Amendment Fee to Purchaser.

(p) Seller and Purchaser shall cooperate with each other in the preparation and dissemination of any public announcement which shall disclose the Closing or the transactions contemplated in this Agreement. The Parties shall cooperate and shall agree on the terms of the transaction to be disclosed in any statement given to the press or any other public body to which such information shall be transmitted.

ARTICLE 7.

CASUALTY AND CONDEMNATION

7.1 Casualty. Risk of loss up to and including the Closing Date shall be borne by Seller. In the event of any damage or destruction to the Property or any portion thereof in effect on the Closing Date, and if Seller and Purchaser proceed to close under this Agreement, Purchaser will receive (and Seller will assign to Purchaser at the Closing Seller’s rights under insurance policies to receive) any insurance proceeds (including any rent loss insurance applicable to any period on and after the Closing Date) due Seller as a result of such damage or destruction and assume responsibility for such repair, and Purchaser shall receive a credit at Closing for any deductible, uninsured or coinsured amount under said insurance policies. Seller will cooperate with Purchaser after the Closing to assist Purchaser in obtaining the insurance proceeds from Seller’s insurers.

7.2 Condemnation. If, prior to the Closing, all or any part of the Property is subjected to a bona fide threat of condemnation by a body having the power of eminent domain or is taken by eminent domain or condemnation (or sale in lieu thereof), or if Seller has received written notice that any condemnation action or proceeding with respect to the Property is contemplated by a body having the power of eminent domain, and if Seller and Purchaser proceed to close under this Agreement, Purchaser shall receive the Property, less any interest taken by eminent domain or condemnation, or sale in lieu thereof, without reduction of the Purchase Price, and at the Closing, Seller shall assign, transfer, and set over to Purchaser all of the right, title, and interest of Seller in and to any awards applicable to the Property that have been or that may thereafter be made for such taking. At or immediately after Closing, Seller shall take all actions necessary to substitute Purchaser as the party in interest in any litigation of proceeding related to any such eminent domain or condemnation.

ARTICLE 8.

INTENTIONALLY OMITTED

8.1 Intentionally Omitted.

8.2 Intentionally Omitted.

ARTICLE 9.

ASSIGNMENT

9.1 Assignment. Subject to the next following sentence, this Agreement and all rights and obligations hereunder shall not be assignable by any party without the written consent of the other. Notwithstanding the foregoing to the contrary, this Agreement and Purchaser’s rights hereunder may be transferred and assigned to any entity or entities that is/are an Affiliate(s) of Purchaser. Subject to the foregoing, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective legal representatives, successors and permitted assigns. This Agreement is not intended and shall not be construed to create any rights in or to be enforceable in any part by any other persons.

ARTICLE 10.

BROKERAGE COMMISSIONS

10.1 Brokers. Upon the Closing, Seller shall pay any brokerage commissions due to any real estate brokers engaged by Seller. Seller shall and does hereby indemnify and hold Purchaser free and harmless from and against any and all liability, loss, cost, damage, and expense, including reasonable attorneys’ fees actually incurred and costs of litigation, Purchaser shall ever suffer or incur because of any claim by any agent, salesman, or broker, whether or not meritorious, for any fee, commission or other compensation with regard to this Agreement or the sale and purchase of the Property contemplated hereby and arising out of any acts or agreements of Seller. Likewise, Purchaser shall pay any brokerage commissions due to any real estate brokers engaged by Purchaser. Purchaser shall and does hereby indemnify and hold Seller free and harmless from and against any and all liability, loss, cost, damage, and expense, including reasonable attorneys’ fees actually incurred and costs of litigation, Seller shall ever suffer or incur because of any claim by any agent, salesman, or broker, whether or not meritorious, for any fee, commission or other compensation with regard to this Agreement or the sale and purchase of the Property contemplated hereby and arising out of the acts or agreements of Purchaser. Seller has disclosed to Purchaser that Seller was a party to an agreement with Laquer Corporate Realty Group and Edie Laquer (collectively, “Laquer”) pursuant to which Seller previously engaged Laquer for certain broker services relating to the Property. Seller hereby further represents and warrants to Purchaser that such agreement with Laquer was terminated and Laquer was paid any brokerage commissions or fees due thereunder in full. Seller has requested that Purchaser confirm that Purchaser has neither engaged the services of, nor been recruited or solicited by, Laquer, during the twelve (12) months prior to the date of this Agreement with respect to the Property. In accommodation of Seller’s request, Purchaser hereby states that to the best of Purchaser’s knowledge, Purchaser has neither engaged the services of, nor been recruited or solicited by, Laquer, during the twelve (12) month period prior to the date of this Agreement. Seller expressly agrees that the foregoing statement by Purchaser shall in no way impose any liability on Purchaser in the event that there shall be any brokerage commission, fee or other claim made by Laquer under the agreement between Laquer and Seller. This Section 10.1 shall survive the Closing or any earlier termination of this Agreement.

ARTICLE 11.

MISCELLANEOUS

11.1 Notices. Wherever any notice or other communication is required or permitted hereunder, such notice or other communication shall be in writing and shall be delivered by overnight courier, hand, facsimile transmission, or sent by U.S. registered or certified mail, return receipt requested, postage prepaid, to the addresses or facsimile numbers set out below or at such other addresses as are specified by written notice delivered in accordance herewith:

PURCHASER:	Bayfront 2011 Property, LLC C/O Akerman Senterfitt One Southeast Third Avenue, 25th Floor Miami, Florida 33131-1714 Facsimile (305) 374-5095 Attention: Neisen Kasdin, Esq.

with a copy to:	Akerman Senterfitt One Southeast Third Avenue, 25th Floor Miami, Florida 33131-1714 Facsimile (305) 374-5095 Attention: Richard M. Bezold, Esq.

SELLER:	The McClatchy Company Richwood, Inc. 2100 Q Street Sacramento, CA 95816 Attention: Karole Morgan-Prager, Esq. Facsimile: (916) 326-5586

with a copy to:	Stearns Weaver Miller Weissler Alhadeff & Sitterson, P.A. 150 West Flagler Street, Suite 2200 Miami, Florida 33131 Facsimile (305) 789-2620 Attention: Chava Klein, Esq.

Any notice or other communication (i) mailed as hereinabove provided shall be deemed effectively given or received on the third (3rd) Business Day following the postmark date of such notice or other communication, (ii) sent by overnight courier or by hand shall be deemed effectively given or received upon receipt or refusal, as the case may be, and (iii) sent by facsimile transmission shall be deemed effectively given or received on the day of transmission of such notice and confirmation of such transmission. Any notice or other communication given in the manner provided above by counsel for either party shall be deemed to be notice or such other communication from the party represented by such counsel.

11.2 Possession. Full and exclusive possession of the Property, subject to the Permitted Exceptions, Seller’s continuing possession rights under the Miami Herald Lease and the rights of the tenants under the Leases, shall be delivered by Seller to Purchaser on the Closing Date.

11.3 Time Periods. If the time period by which any right, option, or election provided under this Agreement must be exercised, or by which any act required hereunder must be performed, or by which the Closing must be held, expires on a day other than a Business Day, then such time period shall be automatically extended through the close of business on the next regularly scheduled Business Day.

11.4 Severability. This Agreement is intended to be performed in accordance with, and only to the extent permitted by, all applicable laws, ordinances, rules and regulations. If any provision of this Agreement, or the application thereof to any person or circumstance, shall, for any reason and to any extent be invalid or unenforceable, the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected thereby but rather shall be enforced to the greatest extent permitted by law.

11.5 Construction. This Agreement shall not be construed more strictly against one party than against the other merely by virtue of the fact that this Agreement may have been prepared by counsel for one of the parties, it being mutually acknowledged and agreed that Seller and Purchaser and their respective counsel have contributed substantially and materially to the preparation and negotiation of this Agreement. Accordingly, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any exhibits or amendments hereto.

11.6 General Provisions. No failure of either party to exercise any power given hereunder or to insist upon strict compliance with any obligation specified herein, and no custom or practice at variance with the terms hereof, shall constitute a waiver of either party’s right to demand exact compliance with the terms hereof. This Agreement contains the entire agreement of the parties hereto, and no representations, inducements, promises, or agreements, oral or otherwise, between the parties not embodied herein shall be of any force or effect. Any amendment to this Agreement shall not be binding upon Seller or Purchaser unless such amendment is in writing and executed by both Seller and Purchaser. Subject to the provisions of Section 9.1 hereof, the provisions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, legal representatives, successors, and permitted assigns. Time is of the essence in this Agreement. The headings inserted at the beginning of each paragraph are for convenience only, and do not add to or subtract from the meaning of the contents of each paragraph. This Agreement shall be construed and interpreted under the laws of the State of Florida. Except as otherwise provided herein, all rights, powers, and privileges conferred hereunder upon the parties shall be cumulative but not restrictive to those given by law. All personal pronouns used in this Agreement, whether used in the masculine, feminine, or neuter gender shall include all genders, and all references herein to the singular shall include the plural and vice versa.

11.7 Attorney’s Fees. If Purchaser or Seller brings an action at law or equity against the other in order to enforce the provisions of this Agreement or as a result of an alleged default under this Agreement, the prevailing party in such action shall be entitled to recover court costs and reasonable attorney’s fees (at all levels of trial and appeal) actually incurred from the other.

11.8 Counterparts. This Agreement may be executed in one or more counterparts, each of which when taken together shall constitute one and the same original. To facilitate the execution and delivery of this Agreement, the parties may execute and exchange counterparts of the signature pages by facsimile or e-mail, and the signature page of either party to any counterpart may be appended to any other counterpart.

11.9 Radon Gas. Radon is a naturally occurring radioactive gas that, when it has accumulated in a building in sufficient quantities, may present health risks to Persons who are exposed to it over time. Levels of radon that exceed federal and state guidelines have been found in buildings in Florida. Additional information regarding radon and radon testing may be obtained from your county public health unit.

11.10 Escrow Terms. The Closing Escrow Deliveries, the balance of the Purchase Price, the Amendment Fee Reimbursement and the Relocation Deposit (collectively, the “Escrow Items”) shall be held in escrow by Escrow Agent on the following terms and conditions:

(a) Escrow Agent shall deliver the Escrow Items to Seller or Purchaser, as the case may be, in accordance with the provisions of this Agreement. Escrow Agent shall invest the Good Faith Deposit, the balance of the Purchase Price, Amendment Fee Reimbursement and the Relocation Deposit (collectively, the “Escrow Funds”) in a money market account with a national banking association or other bank acceptable to Seller, Purchaser and Escrow Agent. Seller, Purchaser and Escrow Agent hereby agree that Bank of America is an acceptable bank for purposes of holding the Escrow Funds. Notwithstanding the foregoing, Escrow Agent shall not be required to invest the Escrow Funds in an interest bearing account, unless subsequently directed by Bayfront or Bayfront’s Counsel, and then, only if Bayfront delivers to Escrow Agent, a W-9 and such other reasonable documentation as may be required by Escrow Agent regarding same. In the event that the Escrow Funds are deposited in an interest-bearing account, any interest accruing on the Escrow Funds, shall be for the benefit of Bayfront. Bayfront acknowledges that Escrow Agent cannot open an interest-bearing account without the appropriate Internal Revenue Service Documentation.

(b) Any notice to or demand upon Escrow Agent shall be in writing and shall be sufficient only if received by Escrow Agent within the applicable time periods set forth herein, if any. Notices to or demands upon Escrow Agent shall be mailed to it at C/O Fidelity National Title Group, 15951 S.W. 41st Street, Suite 800, Weston, Florida 33331, Facsimile (954) 971-2050, Attention: Alan S. Weissman, or served personally upon Escrow Agent with receipt acknowledged in writing by Escrow Agent. Notices from Escrow Agent to Seller or Purchaser shall be mailed or otherwise delivered to them as provided for each party in Section 11.1 of this Agreement, subject to Section 6.2(f) of this Agreement.

(c) In the event that litigation is instituted relating to this escrow, the parties hereto agree that Escrow Agent shall be held harmless from any attorneys’ fees, court costs and expenses relating to that litigation to the extent that litigation does not arise as a result of the Escrow Agent’s gross negligence or willful misconduct. To the extent that Escrow Agent holds the Escrow Items under the terms of this escrow, the parties hereto, other than Escrow Agent, agree that Escrow Agent may charge such money with any such attorneys’ fees, court costs and expenses as they are incurred by Escrow Agent. In the event that conflicting demands are made on Escrow Agent, or Escrow Agent, in good faith, believes that any demands with regard to the Escrow Items are in conflict or are unclear or ambiguous, Escrow Agent may bring an interpleader action in an appropriate court. Such action shall not be deemed to be the “fault” of Escrow Agent, and Escrow Agent may lay claim to or against the Escrow Items for its reasonable costs and attorneys’ fees in connection with same, through final appellate review. To that end, the parties hereto, other than Escrow Agent, agree to indemnify Escrow Agent for all such attorneys’ fees, court costs and expenses.

(d) Without limitation, Escrow Agent shall not be liable for any loss or damage resulting from the following: (a) the financial status or insolvency of any other party, or any misrepresentation made by any other party; (b) any legal effect, insufficiency or undesirability of any instrument deposited with or delivered by or to Escrow Agent or exchanged by the parties hereunder, whether or not Escrow Agent prepared such instrument; (c) the default, error, action or omission of any other party to this Agreement or any actions taken by Escrow Agent in good faith, except for Escrow Agent’s gross negligence or willful misconduct; (d) any loss or impairment of the Escrow Items that has been deposited in escrow while such Escrow Items is in the course of collection or while the Escrow Funds are on deposit in a financial institution if such loss or impairment results from the failure, insolvency or suspension of a financial institution, or any loss or impairment of the Escrow Funds due to the invalidity of any draft, check, document or other negotiable instrument delivered to Escrow Agent; (e) the expiration of any time limit or other consequence of delay, unless a properly executed settlement instruction, accepted by Escrow Agent has instructed the Escrow Agent to comply with said time limit; and (f) Escrow Agent’s compliance with any legal process, subpoena, writ, order, judgment or decree of any court, whether issued with or without jurisdiction and whether or not subsequently vacated, modified, set aside or reversed.

(e) Escrow Agent shall not have any duties or responsibilities, except those set forth in this Section and shall not incur any liability in acting upon any signature, notice, demand, request, waiver, consent, receipt or other paper or document believed by Escrow Agent to be genuine. Escrow Agent may assume that any person purporting to give it any notice on behalf of any party in accordance with the provisions hereof has been duly authorized to do so, or is otherwise acting or failing to act under this Section except in the case of Escrow Agent’s gross negligence or willful misconduct. Upon completion of the disbursement of the Escrow Items, Escrow Agent shall be automatically released and discharged of its escrow obligations hereunder.

(f) The terms and provisions of this Section 11.10 shall create no right in any person, firm or corporation other than the parties and their respective successors and permitted assigns and no third party shall have the right to enforce or benefit from the terms hereof.

(g) The terms and provisions of this Section 11.10 shall be binding immediately on and between the Party who delivers to Escrow Agent its executed signature page to this Agreement and Escrow Agent regardless of whether any other Party has executed or delivered a counterpart signature page hereto. Notwithstanding anything here to the contrary, in the event that the Board of Directors does not approve this Agreement and the transactions contemplated herein, the Escrow Agent shall immediately return any and all Escrow Items and the Good Faith Deposit to the Party who so delivered such Escrow Item to Escrow Agent.

11.11 Joint and Several Liability. If Seller consists of more than one Person, each such Person shall be jointly and severally liable for the obligations of Seller hereunder.

11.12 Brown Mackie Termination Fee. Purchaser shall pay to Brown Mackie when due the Brown Mackie Termination Fee. Purchaser hereby agrees to indemnify, protect, defend (through attorneys reasonably acceptable to Seller) and hold harmless Seller and its subsidiaries, affiliates, officers, directors, agents, employees, successors and assigns from and against any and all claims, damages, losses, liabilities, costs and expenses (including reasonable attorneys’ fees actually incurred) which may at any time be asserted against or suffered by Seller after the Closing Date as a result or on account of Purchaser’s failure to pay to Brown Mackie when due the Brown Mackie Termination Fee. This Section 11.12 shall survive the Closing or any earlier termination of this Agreement.

11.13 Siffin Litigation. Seller hereby agrees to fully indemnify, protect, defend (through attorneys selected by or reasonably acceptable to Purchaser) and hold harmless Purchaser and its subsidiaries, Affiliates, officers, directors, agents, employees, successors and assigns from and against any and all Claims, damages, losses, liabilities, costs and expenses (including reasonable attorneys’ fees and costs actually incurred) which are or may be asserted against or suffered by Purchaser or the Property arising out of, relating to or resulting from the Siffin Litigation (whether asserted or accruing before or after Closing), including but not limited to any claims for damages, or equitable relief, whether in contract, in tort or statutory. This Section 11.13 shall survive the Closing or any earlier termination of this Agreement.

11.14 Miami Herald Media Company. MHMC, joins in this agreement for the purpose of confirming that, (a) as the Licensor under the License Agreements, it shall join in and execute i) the Amendments of License Agreements to amend the License Agreements as provided for in this Agreement, and, ii) the Assignment and Assumption of Leases to transfer its interests under the License Agreements to the Purchaser as provided for in this Agreement and (b) it will take all actions necessary to confirm and complete the actions required above and to take such further action as is necessary to carry out the purposes of this Agreement as may be reasonably requested by Purchaser (including the execution and delivery of such further instruments and documents, including, but not withstanding the execution of any documents effectuating the transfer of any permits required by the Purchaser with respect to the Property).

11.15 Amendments of License Agreements. The Amendments of License Agreements require the payment of an “Amendment Fee” (as defined in those amendments) as a condition to the effectiveness of the amendments identified therein. The parties agree that Seller shall pay to the licensees thereunder the Amendment Fee pursuant to the terms of the Amendments of License Agreements and that upon the Closing, Purchaser shall reimburse the Amendment Fee (which such amount shall not exceed Eight Million Dollars ($8,000,000.00)) to the Seller on the Closing Date pursuant to Section 6.2 (the “Amendment Fee Reimbursement”).

[Signature Page follows on next page]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day, month and year first above written.

SELLER:

THE MCCLATCHY COMPANY, a Delaware corporation

By:
Name:
Title:
Date of Execution:
May , 2011

RICHWOOD, INC., a Florida corporation

By:
Name:
Title:
Date of Execution:
May , 2011

MIAMI HERALD MEDIA COMPANY, a Delaware corporation [only for the specific purposes set forth herein]

By:
Name:
Title:
Date of Execution:
May , 2011

PURCHASER:

BAYFRONT 2011 PROPERTY, LLC, a Delaware limited liability company

By:
Name:
Title:
Date of Execution:
May , 2011

JOINDER BY ESCROW AGENT

The undersigned hereby agrees to act as the Escrow Agent under this Agreement in accordance with the terms hereof.

FIDELITY NATIONAL TITLE INSURANCE COMPANY

By:
Date:

EXHIBIT “A”

DESCRIPTION OF THE LAND

PARCEL 1:

All of Tract A, of HERALD PARK, a Subdivision according to the plat thereof, as recorded in Plat Book 121, page 4, Public Records Miami-Dade County, Florida.

AND

PARCEL 2:

Lots 1, 2, and 3, Block 2, A RESUBDIVISION OF LOTS 25, 26 & 70, NELSON VILLA SUBDIVISION AND LOTS 1 & 2, BLOCK 1, GARDEN OF EDEN SUBDIVISION, according to the Plat thereof, as recorded in Plat Book 9 at Page 174 of the Public Records of Miami-Dade County, Florida; together with Lots 4, 5 and 6, Block 2, and that portion of Lot 7, Block 2, lying West of Herald Plaza, AMENDED PLAT OF LOTS 4 TO 16 INCLUSIVE, BLOCK 1 AND LOTS 4 TO 20 INCLUSIVE, BLOCK 2 OF A RESUBDIVISION OF LOTS 25, 26 & 70 NELSON VILLA SUBDIVISION AND LOTS 1 & 2, BLOCK 1, GARDEN OF EDEN SUBDIVISION, according to the Plat thereof, as recorded in Plat Book 30 at Page 20 of the Public Records of Miami-Dade County, Florida; together with Lots 1 and 2, Block 2, THE GARDEN OF EDEN, according to the Plat thereof, as recorded in Plat Book 4 at Page 12 of the Public Records of Miami-Dade County, Florida; together with Tracts A and B, KNIGHT-RIDDER #1, according to the Plat thereof as recorded in Plat Book 151, at Page 78 of the Public Records of Miami-Dade County, Florida; together with Lots E-7, E-8, E-9, E-10, S-2, W-5, W-6, W-7, W-8 and P-3, THE CAUSEWAY FILL, according to the Plat thereof, as recorded in Plat Book 5 at Page 120 of the Public Records of Miami-Dade County, Florida, LESS that portion of Lot P-3 lying within the right of way for State Road No. A-1-A (N.E. 13th Street) as shown on that certain Right of Way Map for State Road No. A-1-A, Section 87060-2117; subject to the Right of way for the Metromover Extension Project, Omni Extension, as shown on that certain Right of Way Map recorded in Road Map Book 124 at Page 65 of the Public Records of Miami-Dade County, Florida and LESS that portion conveyed by Special Warranty Deed to Dade County recorded in Official Records Book 14823, Page 2166.

TOGETHER WITH the exclusive perpetual easements for motor vehicle and pedestrian ingress and egress and for construction and maintenance of buildings and other improvements as more particularly described in that Special Warranty Deed and Perpetual Easement Reservation between Knight-Ridder, Inc., a Florida Corporation and Dade County recorded December 17, 1990, in Official Records Book 14823, Page 2166.

AND

PARCEL 3:

Lots 3, 4, 5, 6, 7, 8 and 9, Block 2 and that portion of Lot 10, Block 2, lying East of Biscayne Boulevard, THE GARDEN OF EDEN, according to the Plat thereof, as recorded in Plat Book 4 at Page 12 of the Public Records of Miami-Dade County, Florida; together with Lots 12, 13, 14, 15 and 16, Block 1, and that portion of Lot 11, Block 1, lying East of Biscayne Boulevard, PERSHING COURT, according to the Plat thereof, as recorded in Plat Book 4 at Page 147 of the Public Records of Miami-Dade County, Florida.

Note, if separate deeds will be provided for Parcel 3, the legal description may be divided as follows:

Parcel 3A: (McClatchy Company Parcel)

Lots 3, 4, 5 and 6, Block 2, THE GARDEN OF EDEN, according to the Plat thereof, as recorded in Plat Book 4 at Page 12 of the Public Records of Miami-Dade County, Florida; together with Lots 15 and 16, Block 1, PERSHING COURT, according to the Plat thereof, as recorded in Plat Book 4 at Page 147 of the Public Records of Miami-Dade County, Florida.

Parcel 3B: (Richwood, Inc. Parcel)

Lots 7, 8 and 9, Block 2 and that portion of Lot 10, Block 2, lying East of Biscayne Boulevard, THE GARDEN OF EDEN, according to the Plat thereof, as recorded in Plat Book 4 at Page 12 of the Public Records of Miami-Dade County, Florida; together with Lots 12, 13 and 14, Block 1, and that portion of Lot 11, Block 1, lying East of Biscayne Boulevard, PERSHING COURT, according to the Plat thereof, as recorded in Plat Book 4 at Page 147 of the Public Records of Miami-Dade County, Florida.

EXHIBIT “A-1”

PARCEL 1 – DESIGNATED SUBPARCELS FOR PURCHASE PRICE ALLOCATION

IN SECTION 2.4

Subparcel 1A:

All of Tract A, of HERALD PARK, a Subdivision according to the plat thereof, as recorded in Plat Book 121, page 4, Public Records Miami-Dade County, Florida. less the following described parcel:

Subparcel 1A and 1B DEPICTION

See Attached

N
OMNI MALL
ALVAH CHAPMAN BLVD. (N.E. 15TH STREET)
ALVAH CHAPMAN BLVD. (N.E. 15TH STREET)
Subparcel 1B
LOT C NORTH
LOT C SOUTH
N.E. 14TH TERRACE
N.E. BAYSHORE DRIVE
TRUCK STAGING
HERALD PLAZA
MANUFACTURING PLANT
LOT D
BLVD. SHOPS
LOT B
N.E. 14TH STREET
N.E. 14TH STREET
Subparcel 1A
SR 5 (BISCAYNE BLVD.)
VISITOR PARKING
OFFICE BUILDING
LOT A
HERALD PLAZA
LOBBY
BISCAYNE BAY
PARKING GARAGE
I-395 OFF-RAMP

EXHIBIT “B”

INTENTIONALLY OMITTED

EXHIBIT “C”

LIST OF

EXISTING COMMISSION AGREEMENTS AND MANAGEMENT AGREEMENT

I.	Commission Agreements Entered Into By Seller During Its Ownership of Property:

NONE

II.	Commission Agreements Not Entered Into By Seller, But Affecting the Property:

Leasing Agreement dated as of August 18, 2008 between Miami Herald Media Company and Continental Real Estate Companies Commercial Properties Corporation, a Florida corporation

III.	Management Agreement:

NONE

IV.	List of Tenants and Prospective Tenants for Which Commissions Will be Payable By Purchaser Post-Closing if a Lease (or Expansion, Renewal or Extension) is Entered Into After Closing Date:

NONE

EXHIBIT “D”

RENT ROLL

Tenant	Space	Monthly Rent
Brown-Mackie College	890 sq ft on 1st Floor, 49,985 sq ft on 6th floor	$137,786.46
Fuel, Outdoor Advertising Space License	West façade of Office Building	$8,333.00
Fuel, Outdoor Advertising Space License	East façade of Office Building	$16,667.00
U.S. Government (U.S. Coast Guard)	Located on Roof	$500.00

EXHIBIT “E”

LIST OF OPERATING AGREEMENTS

Complete Maintenance Agreement for Traction Elevators between Miami Herald Publishing Company and Montgomery Elevator Company effective January 1, 1980 for maintenance of five Otis passenger elevators, one Otis freight elevator, ten escalators and two “other”; Expiration Date: December 31, 1982 and presently year-to-year and Vertical Transportation Maintenance Agreement Rider #40001207 between McClatchy Newspapers Inc. and Kone Inc. pursuant to which McClatchy Newspapers Inc. assumes, the scope, billing, terms and conditions of the existing maintenance agreement between Kone Inc. and Knight-Rider Inc.

Recycling Agreement between Miami Herald Media Company and Cellmark, Inc. executed June 11, 2009; Expiration Date May 31, 2012

Initial Tropical Plants invoice between Rentokil Inc – Topical Plant Services and Miami Herald dated July 25, 2005; Expiration Date

Service Agreement between Coastal Building Maintenance and The Miami Herald effective July 7, 2008; Expiration Date: July 6, 2010 and presently month-to-month

American A-1 Garage Door, Inc. Proposal to The Miami Herald dated December 6, 2010 [NEED A COPY OF THIS AGREEMENT]

Vending Services Agreement between Compass Group USA, Inc. by and through its Canteen Vending Services Division, a Delaware corporation and Miami Herald Media Company, a division of The McClatchy Company, a Florida corporation; having an Expiration Date of June 1, 2012.

Tyco Fire & Security Simplex Grinnell Inspection Plus Proposal, Special Provisions, Service Agreement General Terms and Conditions, Operating Terms and Conditions and Service Agreement, Proposal Number: 2630000236, between SimplexGrinnell and The Miami Herald, as amended by Renewal Letter dated February 4, 2011 regarding Contract Number 157609.

EXHIBIT “F”

ENVIRONMENTAL REPORTS

1.	Site Assessment Report Addendum & Proposal for No Further Action With Conditions, Letter Dated July 27, 2007, Submitted to Miami-Dade County DERM

2.	Letter of Transmittal and Enclosed Photographs and Figure, Prepared By HSA Engineers & Scientists, HSA Project No. 8015-4385-03, Dated February 26, 2007, Submitted to Miami-Dade County DERM

3.	Supplement to Site Assessment Report Addendum with a Second Request for Site Closure with Unconditional No Further Action Status, Prepared By HSA Engineers & Scientists, HSA Project No. 801.4385.03, Dated February 16, 2007, Submitted to Miami-Dade County DERM

4.	Site Assessment Report Addendum, Prepared By HSA Engineers & Scientists, HSA Project No. 801.4385.03, Dated January 12, 2007, Submitted to Miami-Dade County DERM

5.	Site Assessment Report Addendum – Additional Information, Prepared By HSA Engineers & Scientists, HSA Ref. No. 801.4385, Dated August 28, 2006, Submitted to Miami-Dade County DERM

6.	Site Assessment Report Addendum – Request for Supplemental Support Information, Prepared By HSA Engineers & Scientists, HSA Ref. No. 801.4385.01, Dated August 2, 2006, Submitted to Miami-Dade County DERM

7.	Site Assessment Report Addendum, Prepared By HSA Engineers & Scientists, HSA Project No. 8015.4385.03, Cover Sheet Dated June 27, 2006, Submitted to Miami-Dade County DERM

8.	Site Assessment Report, Prepared By HSA Engineers & Scientists, HSA Project No. 8015.4385.01, Cover Sheet Dated January 10, 2006, Submitted to Miami-Dade County DERM

9.	Work Plan, Prepared By HSA Engineers & Scientists, HSA Project No. 8015.4385.00, Dated July 13, 2005, Submitted to Miami-Dade County DERM

10.	Limited Asbestos, Lead-Based Paint, and Visual Mold Screening Report, Prepared by ARCADIS U.S., Inc. (“ARCADIS”), Dated May 10, 2011

11.	Phase I Environmental Site Assessment Report (Miami Herald Parcel—Miami Herald Building), Prepared by ARCADIS, Draft Dated May 13, 2011

12.	Phase I Environmental Site Assessment Report (Miami Herald Parcels), Prepared by ARCADIS, Draft Dated May 13, 2011

13.	Limited Phase II Environmental Site Assessment Report, Prepared by ARCADIS, Draft Dated May 2011

EXHIBIT “G”

FORM OF MIAMI HERALD LEASE

LEASE AGREEMENT

THIS LEASE AGREEMENT (the “Lease”), is made as of the     day of May, 2011 (the “Effective Date”) by and between BAYFRONT 2011 PROPERTY, LLC, a Delaware limited liability company (the “Landlord”), whose address is 11000 Rockaway Boulevard, Jamaica, New York 11420, Attention: Chief Financial Officer and General Counsel, facsimile no.: (646) 588-1055, and MIAMI HERALD MEDIA COMPANY, a Delaware corporation (the “Tenant”), whose address is One Herald Plaza, Miami, Florida 33132, Attention: Publisher, facsimile no.: (305) 376-4550.

BASIC LEASE INFORMATION

1.	Project:

The real property legally described on Exhibit A attached hereto (the “Project Land”) together with all improvements thereon (the “Project Improvements”) depicted on Exhibit B attached hereto, including, but not limited to a six (6) story building consisting of approximately 495,241 rentable square feet, having an address of One Herald Plaza, Miami, Florida (the “Building”), which such Building includes approximately 229,935 square feet of office space as depicted on Exhibit B (the “Office Area”) and 265,306 rentable square feet of warehouse as depicted on Exhibit B (the “Warehouse”), together with all easements, rights, licenses and privileges appurtenant thereto and all of the Landlord’s right to all common areas, parking areas, walkways, sidewalks, landscaping, green areas, driveways, roads, alleys and means of ingress and egress. The Project Land and the Project Improvements are collectively referred to herein, as the “Project.”

2.	Premises:

A portion of the Project, as generally depicted on Exhibit C attached hereto, consisting of (i) the entire Warehouse (the “Warehouse Premises”), and (ii) approximately 129,819 rentable square feet of office space in the Building consisting of the areas as cross-hatched on Exhibit C-1 (the “Office Premises”).

3.	Parking:

Subject to the terms of this Lease, including Section 13(b) of the Lease, Tenant shall have the non-exclusive use of (a) a total of 604 unreserved parking spaces consisting of 163 unreserved parking spaces located on the ground level of the Building (but specifically excluding parking spaces Numbers 603 through 612, which Tenant acknowledges are for the exclusive use of Brown Mackie College-Miami, Inc., a Florida corporation, d/b/a Brown Mackie College-Miami or any successor or assign thereof); 405 unreserved parking spaces located as of the Effective Date in the area cross-hatched on Exhibit D attached hereto referred to as Lot A; and 36 unreserved parking spaces located as of the Effective Date in the area cross-hatched on Exhibit D attached hereto referred to as Lot B, plus (b) a total of 44 unreserved truck staging spaces located as of the Effective Date in the area cross-hatched on Exhibit D attached hereto referred to as Lot B, which such parking and truck spaces may be relocated or reduced pursuant to the terms of this Lease (collectively, the “Parking Spaces”).

4.	Area of Building:	Approximately 495,241 rentable square feet

5.	Area of Premises:	Approximately 395,125 rentable square feet

6.	Tenant’s Proportionate Share:	79.8% (i.e., a fraction, the numerator of which is the Area of Total Premises, and the denominator of which is the Area of Building)

7.	Term of Lease:	Twenty Four (24) Months

		“Commencement Date”:	Effective Date

		“Expiration Date”:	Twenty Four (24) months after the Commencement Date (i.e., May [26], 2013).

8.	“Base Rent”:	$0.00 per annum.

9.	Security Deposit:	See Section 38 of the Lease

10.	Cost Pass-Throughs:	Operating Expenses and Taxes

11.	Permitted Use:	General office uses and printing and distribution uses for The Miami Herald and its affiliates in connection with the operation of its newspaper business and ancillary businesses as currently operating at the Property as of the Effective Date.

12.	Broker(s):	None

13.	Guarantor:	The McClatchy Company, a Delaware corporation.

LEASE

1. Premises. In consideration of the mutual covenants hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord hereby leases to Tenant, and Tenant hereby leases from Landlord, the Premises. The Premises are subject to any and all liens, charges, encumbrances and matters of record (the “Permitted Exceptions”), any exclusive uses or prohibited uses set forth in any lease for space in the Project as of the Effective Date, including, without limitation to those certain exclusive uses and prohibitions set forth on Exhibit F attached hereto, and the terms and conditions set forth in this Lease. The Area of the Premises includes a proportionate share of the common areas of the Project. The Area of Building, Area of Warehouse, Area of Total Premises, Area of Office Premises and Area of Warehouse Premises are as set forth in the Basic Lease Information, but may be adjusted from time to time by Landlord to reflect any changes as may be reasonably required or result from any updated surveys, plans or drawings or as otherwise set forth herein. Landlord or Tenant shall have the right to have a licensed architect measure the rentable area of the Premises and the Building, or any portion thereof as applicable, to determine the rentable areas of the Premises based on the BOMA Standard (ANSI/BOMA Z65.1-1996, published by the Building Owners and Managers Association) (the “BOMA Standard”) and the party requesting the remeasurement shall deliver an architect’s certificate to the non-requesting party. The non-requesting party shall have fifteen (15) days to deliver comments or objections to the architect’s certificate. If the non-requesting party delivers comments or objections, Landlord and Tenant and their respective architects shall meet and confer in good faith to resolve any discrepancy in accordance with the BOMA Standard. Upon a final determination of the rentable square feet, the parties will enter into an amendment to this Lease reflecting the adjustment and all other amounts specified in this Lease shall be adjusted accordingly.

2. Term.

(a) The term of this Lease (the “Term”) is the period from the Commencement Date and continuing through the Expiration Date or the earlier termination of this Lease. Tenant expressly agrees and acknowledges that there will be no extension(s) of the Term or any holdover by Tenant.

(b) Notwithstanding anything herein to the contrary, Tenant shall have the right to terminate this Lease at any time prior to the expiration of the Term (the “Early Termination Option”) on the following terms and conditions: (i) Tenant must give Landlord unequivocal written notice of such exercise (the “Early Termination Notice”) at least sixty (60) days prior to the Early Termination Date set forth in the Early Termination Notice; (ii) if Tenant is vacating the Warehouse Premises, Tenant must vacate and surrender all (and not less than all) of the Warehouse Premises in its entirety; (iii) there is no existing default by Tenant at the time of such exercise and that no default occurs at any time after such exercise (which such foregoing condition may be waived by Landlord in its sole and absolute discretion); and (iv) Tenant pays all amounts due hereunder with respect to such period prior to the Early Termination Date.

3. Base Rent. Commencing on the Commencement Date, Tenant shall pay Base Rent for the use and occupancy of the Premises in the amounts set forth in the Basic Lease Information, payable in advance in equal monthly installments as of the first day of each calendar month of the Term, without offset, counterclaim, or deduction whatsoever, except as otherwise expressly set forth in this Lease. All rent payments shall be made at Landlord’s address set forth above or such other address as designated by Landlord.

4. Operating Expenses; Taxes.

(a) Tenant shall pay to the Landlord the Tenant’s Proportionate Share of the Operating Expenses (as hereinafter defined) and Taxes (as hereinafter defined) for each calendar year of the Term, plus all sales tax due thereon for each applicable portion of the Project. Tenant’s obligation to pay its Tenant’s Proportionate Share of Operating Expenses and Taxes shall commence as of the Commencement Date. Any unallocated Operating Expenses of the Project shall be allocated to Tenant and paid by Tenant in accordance with Tenant’s Proportionate Share.

(b) “Operating Expenses” shall mean the following costs, expenses and fees incurred by Landlord in connection with or attributable to the Project, including, but not limited to, the following items: (i) all costs, expenses and fees associated with or attributable to the ownership, management, operation, repair, maintenance, improvement, alteration and replacement of the following items, in each case as and to the extent such expense is allocable to the Project as a whole and not to any tenant improvements made to premises used by Landlord or other tenants: (A) all surfaces, coverings, decorative items, carpets, drapes, window coverings, common parking areas (including, sweeping, cleaning, re-striping, repairing, sealing, re-surfacing and replacement), loading and unloading areas, trash areas, roadways, sidewalks, stairways, walls, structural elements, landscaped areas, striping, bumpers, irrigation systems, lighting facilities, building exteriors and roofs, fences and gates; (B) all heating, ventilating and air conditioning equipment (“HVAC”), plumbing, mechanical, electrical systems, life safety systems and equipment, telecommunication equipment, elevators, escalators, tenant directories, fire detection systems including sprinkler system maintenance and repair; (ii) the reasonable cost of trash disposal, janitorial services and security services and systems; (iii) the cost of insurance purchased by Landlord, including any deductibles, solely pertaining to the Project; (iv) the cost of water (including storm and sanitary drainage systems, including, disposal plants, lift stations, detention ponds and basins), sewer, waste disposal, gas, electricity, and other utilities available at the Project and paid by or on behalf of Landlord; (v) the cost of wages, salaries, taxes, benefits, labor and applicable fringe benefits incurred by Landlord plus the cost of any other payroll burdens and space occupied by a property manager and/or leasing agent that is not Tenant, provided that such compensation expenses are competitive and customary with similar buildings in the Miami area; (vi) the cost of materials, supplies and tools used in managing, maintaining and/or cleaning the Project; (vii) the cost of accounting fees, management fees (provided, that such manager is an unrelated third party to Landlord), legal fees and consulting fees attributable to the ownership, operation, management, maintenance and repair of the Project; (viii) the cost of operating, replacing, modifying and/or adding improvements or equipment mandated by any Legal Requirement and any repairs or removals necessitated thereby (including, but not limited to, the cost of complying with the Americans With Disabilities Act and regulations of the Occupational Safety and Health Administration); (ix) payments made by Landlord under any easement, license, operating agreement, declaration, restrictive covenant, or instrument pertaining to the payment or sharing of costs among property owners; (x) any business property taxes or personal property taxes imposed upon the fixtures, machinery, equipment, furniture and personal property used in connection with the operation of the Project; (xi) the cost of all business licenses, any gross receipt taxes based on rental income or other payments received by Landlord, commercial rental taxes or any similar taxes or fees; (xii) transportation taxes, fees or assessments, including but not limited to, mass transportation fees, metrorail fees, trip fees, regional and transportation district fees, (xiii) all costs and expenses associated with or related to the implementation by Landlord of any transportation demand management program or similar program; (xiv) fees assessed by any air quality management district or other governmental or quasi-governmental entity regulating pollution; (xv) permit and inspection fees; (xvi) the cost of any capital improvements made to the Premises, subject to Section 8(c) hereof; (xvii) the costs of seeking any reduction in any utility charges, governmental levies, charges, assessments or Taxes, or other components of Operating Expenses, including, but not limited to, reasonable attorneys’ fees; permit and inspection fees; (xviii) non-reimbursed hurricane, storm, or other natural disaster-related expenses, including, but not limited to security, emergency, and clean-up, and (xix) the cost of any other service provided by Landlord or any cost that is elsewhere stated in this Lease to be an “Operating Expense.” Landlord may cause any or all of said services to be provided by a contractor or contractors, whether or not affiliated with Landlord, the cost of which shall be included in Operating Expenses. The parties acknowledge and agree that the foregoing Operating Expenses pertain to the operation and management of the Project in its current form, and that to the extent any such Operating Expenses are incurred in connection with Landlord’s redevelopment of the Project, such expenses shall not be deemed to be Operating Expenses. Notwithstanding the foregoing and for purposes of clarification, increases of Operating Expenses occurring as a result of the acquisition of the Project by Landlord, such as Taxes and insurance, shall not be deemed increases resulting from Landlord’s redevelopment of the Project.

(c) Notwithstanding the foregoing, Operating Expenses shall not include: (i) depreciation on the Project or equipment therein; (ii) Landlord’s executive salaries; (iii) real estate brokers’ leasing commissions and advertising expenses incurred in connection with the development or leasing of the Project or future leasing of the Project; (iv) legal and consulting fees and other costs incurred in connection with negotiations or disputes with present or prospective tenants or other occupants of the Project; (v) expenses in connection with services or other benefits which are not offered to Tenant but are offered to other tenants or for which Tenant is charged for directly but which are not provided to other tenants or occupants of the Project; (vi) audit and verification fees, except such fees which are incurred with respect to Operating Expenses related to the Building or other areas of the Project occupied or utilized by Tenant and which directly benefit tenants of the Building or such other areas of the Project; (vii) any bad debt loss, rent loss or reserves for bad debts or rent loss; (viii) costs, including permit, license and inspection costs, incurred with respect to the installation of tenant improvements made for tenants in the Project or incurred in renovating or otherwise improving, decorating, painting or redecorating vacant space for tenants or other occupants of the Project; (ix) interest and principal payments on mortgages, points and fees on debt or amortization on any mortgage or mortgages encumbering the Building or the Project, financing or refinancing expenses, return on investment; (x) wages and fees incurred in connection with the ownership, management and operation of the parking facilities serving the Project or the Premises except that Tenant shall pay Tenant’s Proportionate Share of Taxes and repairs, replacements and maintenance to the parking facilities; (xi) fees relating to recorded “CC&R’s” or similar such recorded restrictions and easements to the extent such fees do not benefit the use and/or operation of the common areas; and (xii) any claims, costs, awards, settlements, fines, fees, and other liability arising out of any negligence or intentional misconduct of Landlord, or of Landlord’s agents, contractors, employees, servants, guests or officers, arising out of any default of this Lease or violation of any laws or regulations by Landlord, or Landlord’s agents, contractors, employees, servants, guests or officers.

(d) “Taxes” shall mean all taxes and assessments, and other governmental impositions, valorem and ad valorem taxes, charges and levies, general and special, ordinary and extraordinary, unforeseen as well as foreseen, of any kind and nature (including, without limitation, real estate taxes, parking surcharges, sales tax and any other taxes imposed or relating to the Project and interest on such assessments whenever the same are payable in installments), levied or assessed directly or indirectly against the Project and other taxes arising out of the use and/or occupancy of the Project imposed by federal, state, or local governmental authority or any other taxing authority having jurisdiction over the Project, including, but not limited to, reasonable expenses directly incurred by Landlord in contesting the validity of, in seeking a reduction in, or in seeking to prevent an increase in any such taxes and/or assessments. Notwithstanding the foregoing or the provisions of Section 4(b) above, “Taxes” shall not include (a) Landlord’s federal, state, or local income tax, franchise, luxury, transfer, inheritance or estate taxes; (b) tax penalties, interest, fines, fees or assessments incurred as a result of Landlord’s failure to make payments when due; and (c) real property taxes on areas of the Project where Tenant’s Premises are not located or where Tenant has no parking or common area rights.

(e) Tenant hereby agrees to pay Tenant’s Proportionate Share of Operating Expenses and Taxes, as applicable, in monthly installments on the first day of each calendar month, in advance, in an amount estimated by Landlord or Landlord’s manager from time to time, together with Tenant’s payment of Base Rent. Landlord shall have the right, at any time and from time to time during each calendar year, by notice to Tenant, to change said estimate. Subsequent to the end of each full calendar year or partial calendar year, Landlord shall notify Tenant of the actual amount of Tenant’s Proportionate Share of Operating Expenses and Taxes, as applicable, for such full calendar year or partial calendar year, and provide such supporting documentation as Tenant may reasonably request. If the payment made by Tenant pursuant to this Section for any full or partial calendar year shall be less than the actual amount due from Tenant, Tenant shall pay to Landlord the difference between the amount paid by Tenant and the actual amount due, within ten (10) days after receipt of such notice. If the total amount paid by Tenant for any full or partial calendar year shall exceed the actual amount due from Tenant for such full or partial calendar year, such excess shall be credited against the next rent payment due from Tenant. Tenant’s Proportionate Share of actual Operating Expenses and Taxes, as applicable, for the final estimate period of the Term shall be due and payable even though it may not be finally calculated until after the expiration of the Term.

(f) The payment by Tenant of Tenant’s Proportionate Share of Operating Expenses shall not preclude it from disputing Landlord’s statement of actual Operating Expenses that are in Landlord’s control. Within ninety (90) days after Landlord furnishes its statement of actual Operating Expenses for any calendar year, Tenant, its attorneys, accountants and agents, at Tenant’s expense, shall, during normal business hours following prior written notice to Landlord and not more frequently than once per year, have the right to examine and audit Landlord’s books and records pertaining to the Operating Expenses that are in the Landlord’s control for such calendar year only, subject to the following additional conditions: (i) there is no uncured event of default by Tenant under this Lease; (ii) the audit shall be prepared by an independent certified public accounting firm of recognized national standing; (iii) in no event shall any audit be performed by a firm retained on a “contingency fee” basis; (iv) the audit shall commence within ten (10) days after Landlord makes Landlord’s books and records available to Tenant’s auditor and shall conclude within sixty (60) days after commencement; (v) Tenant, its accounting firm and auditor shall treat any audit in a confidential manner and shall, upon the request of Landlord, execute a confidentiality agreement prior to any such audit; and (vi) prior to any audit proceeding, Tenant shall have provided to Landlord in writing reasonable detail of any perceived overcharging and shall have given Landlord at least fifteen (15) days to respond to such notice. In the event such audit reveals an overstatement of Operating Expenses that are in Landlord’s control of more than ten percent (10%), Landlord shall promptly reimburse Tenant for reasonable out-of-pocket costs incurred by Tenant in conducting such audit. Nothing herein shall be construed to limit, suspend, or abate Tenant’s obligation to pay rent when due. If Tenant does not give written notice of its election to audit Landlord’s Operating Expenses within ninety (90) days after Landlord furnishes its statements of actual Operating Expenses for such calendar year, Landlord’s Operating Expenses for such applicable calendar year shall be deemed approved for all purposes, and Tenant shall have no further right to review or contest same.

(g) Tenant shall pay, when due, all taxes attributable to the personal property, trade fixtures, business, occupancy, or sales of Tenant and to the use of the Premises by Tenant.

(h) Landlord shall have the right to designate any of Landlord’s obligations hereunder for purposes of maintaining or operating the Project or any portion thereof to a manager, management company or other third party.

5. Rent; Late Charge. For purposes of this Lease, all sums due from Tenant, including, but not limited to, Base Rent, Tenant’s Proportionate Share of Operating Expenses, and Tenant’s Proportionate Share of Taxes, shall be deemed to be “rent” whether or not specifically designated as such. Tenant shall pay all sales and use taxes levied or assessed against all rent payments due under this Lease simultaneously with each such rent payment. If any payment due from Tenant shall be overdue by more than ten (10) days, a late charge of ten (10%) percent of the delinquent sum may be charged by Landlord. If any payment due from Tenant shall remain overdue for more than ten (10) days, an additional late charge in an amount equal to the Default Rate (as hereinafter defined) of the delinquent amount may be charged by Landlord, such charge to be computed for the entire period for which the amount is overdue and which shall be in addition to and not in lieu of the late charge or any other remedy available to Landlord. If any check from Tenant is returned by the bank for non-payment due to insufficient funds, Tenant shall pay all expenses incurred by Landlord as a result thereof. No payment by Tenant or receipt by Landlord of rent hereunder shall be deemed to be other than on account of the amount due, and no endorsement or statement on any check or any letter accompanying any check or payment of rent shall be deemed an accord and satisfaction, and Landlord may accept such check as payment without prejudice to Landlord’s right to recover the balance of such installment or payment of rent or pursue any other remedies available to Landlord.

6. Landlord’s Lien Waiver. Landlord expressly waives all claims, rights of distraint or levy, liens and other rights which Landlord now has or may hereafter acquire with respect to Tenant’s trade fixtures and personal property on the Premises under the terms of this Lease.

7. Use; Signs.

(a) Tenant may use and occupy the Premises during the Term solely for the Permitted Use described in the Basic Lease Information, and for no other use or purpose whatsoever. Notwithstanding any provision of this Lease to the contrary, Landlord hereby acknowledges and agrees that Tenant has the right to occupy and conduct its business for the Permitted Use on the Premises (including the common areas of the Project applicable to Tenant) at all times, 24 hours per day, 365 days per year. Landlord reserves the right to enter the Premises (with not less than 24 hours prior notice and during normal business hours; provided that no notice is needed in an emergency or as may be required by applicable Legal Requirements) to show the Premises to contractors, lenders, prospective purchasers, tenants, insurers, or inspectors and to conduct maintenance or make repairs as needed, provided that (i) such entry does not materially interfere with the business operations of Tenant, (ii) any representative of Landlord so entering the Premises is accompanied at all times by a representative of Tenant (provided that no representative shall be required in the event of an emergency or if access is required by applicable Legal Requirements), and (iii) Landlord’s representatives and any party entering with such representatives complies at all times with Tenant’s reasonable occupational safety and other rules applicable to the Premises, provided that such rules are provided to Landlord’s representatives any party entering with such representatives. Tenant agrees with respect to the foregoing clause (ii) that so long as Landlord has provided Tenant with not less than 24 hour hours prior notice and such entry is within normal business hours, to make a representative available to accompany Landlord and any failure by Tenant to provide an escort shall not prohibit Landlord or Landlord’s representative from entering the Premises. Landlord shall also have the right to install, perform or conduct soil, groundwater or other environmental borings, installations, sampling, testing or analysis at, on or under the Premises in accordance with the provisions of this Section 7(a), including, but not limited to, if such activities or work is requested by applicable governmental agencies. Tenant agrees to comply with all applicable laws, ordinances, rules, and regulations of any governmental entity or agency having jurisdiction over the Premises (“Legal Requirements”), including, without limitation, the Americans with Disabilities Act (both federal and Florida) and the regulations promulgated thereunder. Tenant and Tenant’s parents, affiliates and subsidiaries shall maintain and comply with all environmental and other permits and licenses in accordance with all Legal Requirements during the Term that are necessary for Tenant’s operations at the Premises, and Tenant or Tenant’s parents, affiliates or subsidiaries, as applicable, shall remain the permittee on all such permits and licenses during the Term for which it is the current permittee or licensee, except as agreed to by the parties. The name for the Project or any portion thereof which Landlord may from time to time adopt, and every name or mark adopted by Landlord in connection with the Project or any portion thereof shall be used by Tenant only in association with the business carried on in the Premises during the Term, and Tenant’s use thereof shall be subject to such reasonable, non-discriminatory, and uniformly enforced regulation as Landlord may from time to time impose and communicate to Tenant.

(b) Tenant shall be permitted to the non-exclusive use of the roof of the Building, free of charge, and subject to Landlord’s approval, which approval will not be unreasonably withheld, conditioned or delayed, and in compliance with all Legal Requirements, for the placement and operation of Tenant’s equipment existing on the roof as of the Effective Date, including, but not limited to, vent shafts, HVAC units, fresh air exchanges, satellite dishes and antennae (together with any related wires, conduits and other equipment necessary or desirable for the operation of any of the foregoing) existing as of the Effective Date and used in the operation of Tenant’s business for the Permitted Use (collectively, the “Roof Equipment”). Tenant shall pay all costs for installation, maintenance, repair and removal of the Roof Equipment. In addition, Landlord hereby grants to Tenant, during the Term and any renewals of this Lease, a license to access, maintain, repair, replace and remove, on a 24 hour a day, 365 days a year basis, Tenant’s cable (including coaxial and fiber) and communications wiring and related equipment existing as of the Effective Date and used in the operation of Tenant’s business (collectively, the “Cable”) in, over, across and through the Building, in the manner and location currently existing as of the Effective Date; provided, that such Cable shall not interfere with any of Landlord’s redevelopment, development rights or plans and to the extent of any interference, as determined by Landlord in Landlord’s reasonable discretion, Tenant shall, at Landlord’s expense, relocate such Cable in an area designated by Landlord after consultation with Tenant. Tenant shall have no right to reconfigure and/or relocate the Cable or any Roof Equipment or cause any new penetration to the Building or the roof without the express written consent of the Landlord, which consent shall be in Landlord’s absolute and sole discretion. All work, operations, maintenance, relocation and removal relating to the Roof Equipment or Cable shall be performed at Tenant’s sole cost and expense and by a licensed contractor reasonably acceptable to Landlord and Tenant shall indemnify Landlord and hold it harmless Landlord from and against any and all losses, claims, actions, damages, liability, and expense of any kind whatsoever (including reasonable attorneys’ fees and costs at all tribunal levels) relating to the Roof Equipment, the Cable and any installation, maintenance, repair, removal or any other work relating thereto.

(c) No signs or graphic displays shall be used or permitted on the exterior of the Premises (or the interior of the Premises, if visible from outside of the Premises) without Landlord’s prior written consent, which consent shall be in Landlord’s sole discretion; provided, however, that (i) any exterior permanent signage existing on the Premises as of the Effective Date shall be deemed approved and (ii) the existing Fairchild Tropical Botanic Gardens temporary sign located on the south façade of the Building as of the Effective Date shall be deemed approved (provided, that the proper permits under all applicable Legal Requirements have been obtained and Tenant delivers to Landlord evidence thereof prior to the Effective Date) for the period that is the lesser of (x) thirty (30) days from the Effective Date and (y) the expiration date on the applicable permit for such signage. If prior to the expiration of the Term, Landlord delivers notice to Tenant that Landlord does not intend to demolish or destroy the Building within one (1) year after expiration of the Term, then Tenant, at Tenant’s sole cost and expense, shall remove all of Tenant’s signage from the Building and promptly repair any damage caused thereby.

8. Maintenance; Utilities; Services.

(a) Landlord covenants to maintain the following to the Minimum Standard (as hereinafter defined): (i) all structural elements, exterior walls, roof, and foundations of the Building; and (ii) the boilers (if any), elevators and all HVAC, plumbing, electrical and other building systems (collectively, the “Building Systems”) in or with respect to the Building (except to the extent any of the foregoing relate solely to Tenant’s Premises, in which case such maintenance, repairs or replacements shall be Tenant’s responsibility pursuant to Section 8(b) below). Landlord shall make all repairs and/or replacements required to be made by Landlord hereunder promptly when and as needed in order to insure that the same comply with applicable Legal Requirements or the Minimum Standard. The cost of such maintenance and repairs shall be included in Operating Expenses. Landlord and Tenant expressly agree that neither party (as applicable) shall be required to maintain, repair or replace the Project or any portion thereof, including, without limitation, any Building, the Premises or building system related thereto, to a condition other than the Minimum Standard. If Landlord after receipt of written notice from Tenant fails to commence such repairs and/or replacements within fifteen (15) days after receipt of written notice from Tenant or fails to repair, replace or correct such item within thirty (30) days after receipt of such notice from Tenant (or such longer period as may be reasonably required so long as Landlord is proceeding with same with due diligence), then Tenant, in addition to all other rights or remedies to which Tenant is entitled under this Lease, at law or in equity, may (but is not required to) make all such repairs and/or replacements itself; provided, that any repairs or replacements shall be done by a licensed contractor or workman reasonably acceptable to Landlord. If Tenant makes such repairs or replacements pursuant to the foregoing, Tenant shall have the right to be reimbursed by Landlord for all such reasonable and actual costs and expenses incurred by Tenant within thirty (30) days after Landlord’s receipt of the applicable invoices and such other back-up information as Landlord may reasonably request evidencing the actual costs and expenses incurred for such repairs and replacements. In the event that Landlord does not reimburse Tenant within such time period, Landlord shall be required to pay interest on such amount at an annual rate equal to the prime or reference rate in effect from time to time at Bank of America (or its successor), plus four percent (4%), provided that in no case shall such rate be higher than the highest rate permitted by applicable law (the “Default Rate”). Notwithstanding anything herein to the contrary, any reimbursement to which Tenant may be entitled pursuant to this Section 8(a), shall be limited to the cost of the repair or replacement that was required to bring the condition to the Minimum Standard. To the extent that any work, repairs or replacement exceeds the Minimum Standard, Landlord shall not be liable to Tenant or any other party for any amount(s) in excess of the amount(s) that would have been required to bring the item to the Minimum Standard. For purposes of this agreement, the “Minimum Standard” shall mean the same condition as of the Commencement Date, reasonable wear and tear and casualty damage excepted.

(b) Tenant shall, at its sole cost, repair and maintain all non-structural components within the Premises and to the Building Systems solely affecting the Premises to the Minimum Standard, with the exception only of those repairs which are the obligation of Landlord pursuant to Section 9(a) above. All repairs and maintenance performed by Tenant in or to the Premises or the Building Systems or any portion thereof shall be by licensed contractors and workmen designated or approved by Landlord. Tenant shall make all repairs and/or replacements required to be made by Tenant hereunder promptly when and as needed in order to insure that the same comply with applicable Legal Requirements or the Minimum Standard.

(c) Notwithstanding provisions of subsections (a) and (b) above, in the event that either party’s repair and maintenance obligations would entail the payment of expenses that would ordinarily be considered to be of a capital nature, the cost of which will exceed $250,000, and provided that such repair or maintenance obligation is not an emergency or required under any applicable Legal Requirement, including, but not limited to any health or safety requirements, then prior to any such capital repair, replacement or improvement, the party required to make such maintenance obligation shall deliver written notice to the other party at least seven (7) business days prior to any work and Landlord and Tenant shall negotiate in good faith the incurrence and allocation of such expenses, it being expressly understood between the parties that, to the extent consistent with the Minimum Standard, the parties shall endeavor to avoid capital improvements with a useful life in excess of the then-remaining Term. If the parties have not reached agreement on any such expenses within seven (7) days of notice to the other party, then the parties shall select an independent contractor or architect to determine the amounts and work required to bring such item to the Minimum Standard. In the event that such independent contractor or architect cannot or does not make such determination or the parties cannot agree on an independent contractor or architect, the parties agree that Landlord shall have the right to make the final reasonable determination with respect to such matter, and such reasonable decision by Landlord shall be binding upon the parties with respect to this Section 8(c). If after seven (7) business days prior to any work, the party required to approve such work has not responded or objected to the requesting party, then the party required to make such repair or replacement shall be deemed authorized hereunder to complete such repair or replacement without the consent of the other party. If any such capital expenditure benefits the entire Building or the Project, Tenant’s liability for any such obligation shall be limited to Tenant’s Proportionate Share thereof, but without the benefit of any amortization or other mechanism of spreading the costs over time. Any such capital improvements shall require the prior consent of the Landlord and may only be conducted by licensed contractors approved by Landlord.

(d) At the expiration or earlier termination of the Term, Tenant shall surrender the Premises to Landlord in as good condition and repair as Tenant is required to maintain the Premises throughout the Term, reasonable wear and tear and casualty damage excepted. All leasehold improvements (other than trade fixtures) shall at the expiration or earlier termination of this Lease become Landlord’s property. At any time during the Term, but not later than the expiration or earlier termination of the Term, Tenant may at its sole cost remove its trade fixtures and equipment from the Premises. Prior to such removal, Tenant shall present a plan to Landlord addressing such removal and how such removal would comply with all Legal Requirements to the extent that Tenant’s removal activities would implicate any applicable environmental or other Legal Requirements, which such approval shall not be unreasonably withheld. If Tenant does not remove its trade fixtures at the expiration or earlier termination of the Term, the trade fixtures shall, at the option of Landlord, become the property of Landlord and may be removed from the Premises and sold or disposed of by Landlord in such manner as it deems advisable without any accounting to Tenant. Upon the request of Landlord, Tenant shall repair any damage caused to the Project or any portion thereof by Tenant’s removal of its trade fixtures, personal property, inventory or equipment, provided no such request shall be made unreasonably. For avoidance of doubt, it shall be unreasonable for Landlord to request that Tenant repair damage to a portion of the Project that the Landlord intends to demolish thereafter, instead of occupying or leasing it, except to the extent such repairs are required to be made to ensure Landlord’s compliance with all applicable Legal Requirements and all of the leases of other tenants at the Project.

(e) Throughout the Term, Landlord shall provide the following utilities and services, the cost of which is included in the Operating Expenses, to the extent currently provided as of the Effective Date and consistent with the Minimum Standards: (i) water; (ii) maintenance pursuant to Section 8(a) above and electric lighting service for all public or common areas in the Building or Project if such common areas are used by Tenant; (iii) janitorial services and trash removal for the exterior of the Building and common areas, provided that Tenant shall be responsible, at its cost, for janitorial services to, and trash removal, for the Premises; (iv) pest control for the exterior of the Building and common areas, provided that Tenant shall be responsible, at its cost, for pest control in, to and for the Premises; (v) electricity, provided that Tenant shall be responsible, at its cost, for any electricity solely servicing its Premises or equipment and that is separately metered; (vi) wastewater and sewer services; (vii) non-exclusive non-attended automatic passenger elevator service in the Building at all times (24 hours per day, 365 days per year), provided that to the extent any elevator is located solely within Tenant’s Premises or any portion thereof, Tenant shall be responsible for such elevator maintenance and service; (viii) operation of the HVAC in the Building and serving the Premises, subject to Tenant’s obligations under Section 8(b) above; (ix) regular window cleaning consistent with past practice; and (x) prompt bulb replacement in the common areas. Notwithstanding the foregoing, Tenant shall have the right from time to time, at Tenant’s sole discretion and upon written notice to Landlord, to cause Landlord to reduce the level of such utilities and services supplied to the Premises, but Landlord shall have no obligation to reduce any levels that could adversely impact other tenant’s, the Building, the Project or any portion thereof. Tenant shall pay to the applicable utility company all gas, electricity, water, and other utility charges applicable to the Premises as separately metered or, if not so metered, as part of Tenant’s Proportionate Share of Operating Expenses; provided, however, that Tenant shall have no obligation to install such separate meters, and provided further that if Tenant does elect to meter some or all of the electric usage applicable to the Premises or to Tenant’s equipment, the electric panels and meters will be installed at Tenant’s cost. Notwithstanding the foregoing, Landlord and Tenant acknowledge that Tenant’s operations in the Warehouse Premises will utilize electricity that is above the amounts utilized by the other tenants in the Building. Accordingly, Landlord shall have the right to allocate to Tenant an additional reasonable sum as may be determined in consultation with Tenant, in addition to Tenant’s Proportionate Share of Operating Expenses with respect to electricity, which such allocation may be reasonably modified in consultation with Tenant if Tenant’s Premises, or any portion thereof, and/or if Tenant’s press equipment, becomes separately metered.

(f) Notwithstanding anything contained herein to the contrary if any of the electricity or water services for which Landlord is responsible are interrupted as a result of Landlord’s negligence for more than twenty-four (24) hours and as a result thereof Tenant is unable to operate a material portion of its printing/production business within all or any portion of the Premises, then Tenant shall provide written notice thereof to Landlord (an “Interruption”). In the event of such Interruption, Landlord and Tenant shall use good faith efforts to decide on a contractor or workman promptly to remedy such Interruption, at Landlord’s reasonable cost and expense.

9. Insurance. Tenant, at its expense, shall maintain (i) a policy of commercial general liability insurance with respect to its activities in the Premises, with premiums thereon fully paid, such insurance to afford minimum protection of not less than $3,000,000.00 combined single limit coverage for bodily injury, property damage, or combination thereof; (ii) insurance on the Premises and Tenant’s personal property, including, without limitation, all furniture, fixtures, goods, machinery, equipment and inventory, against loss by fire, windstorm, flood, water, tropical storm, hurricane, terrorism and theft or other insurable casualty, on an “all risk” form sufficient to provide 100% replacement value of the Premises and such personal property; provided, that in no event shall any such replacement value be deemed to be to a standard other than the Minimum Standard; (iii) business interruption insurance with a limit of liability representing loss of at least approximately six (6) months of income; (iv) workers’ compensation in compliance with applicable Legal Requirements and employers liability with a $1,000,000.00 per accident limit for bodily injury or disease; (v) automobile liability insurance covering all owned, non-owned and hired vehicles (including ground or mobile equipment) used by the Tenant in connection with its operations under this Lease in an amount not less than Five Hundred Thousand and No/100 Dollars ($500,000.00) combined single limit per occurrence for bodily injury and property damage; and (vi) workers’ compensation in compliance with applicable Legal Requirements. Unless otherwise notified in writing by Landlord, Tenant or Guarantor shall also maintain insurance on the Project and the Project Improvements, against loss by fire, windstorm, flood, water, theft or other insurable casualty, on an “all risk” form sufficient to provide 100% replacement value of the Project and the Project Improvements, provided, that (x) in no event shall any such replacement value be deemed to be to a standard other than the Minimum Standard; (y) the cost of the premium for such “all risk” insurance will paid by Landlord to Tenant on a monthly basis (or such other basis as the parties may agree) within 30 days after receipt of Tenant’s invoice therefor, and will thereafter be included as part of the “Operating Expenses” with Tenant only being responsible for Tenant’s Proportionate Share thereof; and (z) such “all-risk” insurance shall name Landlord as an additional named insured. In the event that Landlord notifies Tenant or Guarantor (as the case may be) in writing that the maintenance of such “all risk” insurance is not required by such party, Landlord shall obtain and maintain a replacement “all risk” policy comparable to the policy previously required to be maintained by Tenant or Guarantor, but only if Tenant continues to occupy the Premises. Landlord shall maintain a policy of commercial general liability insurance with respect to its activities on the Project, such insurance to afford minimum protection of not less than $3,000,000.00 combined single limit coverage for bodily injury, property damage, or combination thereof and such other insurance as deemed reasonably necessary by Landlord. Tenant shall pay Tenant’s Proportionate Share of Landlord’s insurance as part of the Operating Expenses. Tenant’s commercial liability insurance obligations may be satisfied from a combination of a primary insurance policy and an excess liability or umbrella policy, provided that such policy has a minimum policy limit of at least $3,000,000. Each of Landlord and Tenant, and Guarantor, as applicable, (and those persons or entities as such party may from time to time designate) shall be named as an additional insured on the liability insurance policies of the other. All of insurance required under this Section shall (A) be primary and non-contributory, (B) provide for severability of interests, (C) be issued by insurers licensed to do business in the State in which the

Premises are located and which are rated A-:VII or better by Best’s Insurance Reports, and (D) be endorsed to provide that the insurer will endeavor to provide at least thirty (30) days’ prior notification of cancellation or material change in coverage to Landlord. Landlord and Tenant shall deliver on or prior to the Effective Date to the other party a certificate evidencing such coverage and thereafter upon the request of either party.

10. Nonliability; Indemnity. Tenant to the fullest extent permitted by law and as a material part of the consideration to Landlord for this Lease, hereby waives and releases all claims against Landlord and Landlord’s officers, directors, members, managers, parent, subsidiaries, affiliates, agents, employees, representatives and invitees (each, a “Landlord Party”) except to the extent such claims result from the gross negligence or willful misconduct of a Landlord Party. Notwithstanding the foregoing, in the event that Tenant or an affiliate of Tenant is the manager of, or providing management services for, the Project or any portion thereof, such party shall not be deemed a “Landlord Party”) for purposes of this Lease. Tenant agrees that except as expressly set forth herein, neither Landlord nor any Landlord Party will be liable for any loss, injury, death or damage to persons, property, or Tenant’s business resulting from theft, acts of God, public enemy, injunction, riot, strike, insurrection, war, terrorism, court order, requisition, order of governmental body or authority, fire, explosion or falling objects; any accident or occurrence in the Premises or any other portion of the Project; any breakage or defect in or failure of utility services to the Premises or any equipment, pipes, sprinklers, wiring, plumbing, HVAC or lighting fixtures of any Building, whether any of the foregoing is foreseen or unforeseen or occurs prior to or after the Effective Date, unless such death, injury, loss, or damage results from the gross negligence or willful misconduct of a Landlord Party. Except for losses, claims, actions, damages, liabilities and expenses arising as a result of Landlord’s gross negligence or willful misconduct, Tenant agrees to indemnify Landlord and hold it harmless from and against any and all loss, claims, actions, damages, liability, and expense of any kind whatsoever (including reasonable attorneys’ fees and costs at all tribunal levels), whether foreseen or unforeseen and whether occurring prior to or after the Effective Date, arising from any occurrence in, upon, or at the Premises, or the occupancy, use, or improvement by Tenant or its officers, directors, members, managers, parent, subsidiaries, affiliates, agents, employees, representatives or invitees (each a “Tenant Party”) of the Project or any part thereof, or occasioned wholly or in part by any act or omission of Tenant or any Tenant Party or by anyone permitted to be on the Project or any part thereof by Tenant or any Tenant Party. Except to the extent resulting from the gross negligence or willful misconduct of a Tenant Party, Landlord agrees to indemnify, defend and hold Tenant harmless against any and all loss, damage, claim, demand, liability or expense (including court costs and reasonable attorneys’ fees through the trial and appellate levels) by reason of any damage or injury to persons (including death) or property which may arise or claim to have arisen as a result of, or in connection with Landlord’s gross negligence or willful misconduct or that of any other Landlord Party. This Section shall survive the expiration or earlier termination of this Lease.

11. Waiver of Subrogation Rights. Notwithstanding anything to the contrary contained in this Lease, Landlord and Tenant each hereby waives on behalf of itself and its insurers (none of which shall ever be assigned any such claim or be entitled thereto due to subrogation or otherwise) any and all rights of recovery, claim, action, or cause of action, against the other, its agents, officers, or employees, for any loss or damage that may occur to the Premises, or any improvements thereto or the Building of which the Premises are a part, or any improvements thereto, or any personal property of such party therein, by reason of fire, the elements, or any other causes which are, or could or should be insured against under the terms of the property insurance policies referred to in this Lease, regardless of whether such insurance is actually maintained and regardless of the cause or origin of the damage involved, including negligence of the other party hereto, its agents, officers, or employees (except neither party waives any rights in connection with the deductible portion of its property insurance).

12. Improvements; Alterations; Liens.

(a) Tenant acknowledges that prior to the Commencement Date, Tenant has occupied the Premises or portions thereof, Tenant is familiar with the status and condition of the Premises, and Tenant is accepting the Premises in (i) “AS IS, WHERE IS” condition, (ii) without representations or warranties of any kind or nature, whether express or implied, all of which are expressly disclaimed by Landlord, (iii) subject to all applicable zoning, municipal, county and state laws, ordinances and regulations governing and regulating the use of the Premises, (iv) subject to all Permitted Exceptions, and (v) subject to any exclusive uses or prohibited uses set forth in any lease for space in the Project as of the Effective Date, including, without limitation to those certain exclusive uses and prohibitions set forth on Exhibit F attached hereto, and the terms and conditions set forth in this Lease.

(b) No exterior or structural alterations, or alterations affecting the base systems of the Building (including, without limitation, repairs, replacements, additions, or modifications), shall be made by Tenant without Landlord’s written approval, which shall not be unreasonably withheld, conditioned or delayed. Notwithstanding anything to the contrary contained herein, Landlord’s prior written consent shall not be required with respect to carpeting, wallcovering and painting and other alterations, additions, or improvements which (i) are nonstructural in nature (e.g., do not involve changes to the structural elements of the Building); (ii) do not involve changes to the Building’ systems, including, without limitation, the electrical, plumbing, and HVAC system; and (iii) do not involve changes to the Building exteriors or common areas. Any alterations by Tenant shall be performed at the sole cost of Tenant, by contractors and workers approved by Landlord, in a good and workmanlike manner, and in accordance with all applicable Legal Requirements.

(c) Tenant shall promptly pay for all materials supplied and work done in respect of the Premises so as to ensure that no lien is recorded against any portion of the Project or against Landlord’s or Tenant’s interest therein. If a lien is so recorded, Tenant shall discharge it within ten (10) days after receipt of notice of such lien by payment or bonding. If any such lien is recorded and not discharged by Tenant as above required, Landlord shall have the right to remove such lien by bonding or payment and the cost thereof shall be paid immediately from Tenant to Landlord. Landlord and Tenant expressly agree and acknowledge that no interest of Landlord in the Project or any portion thereof shall be subject to any lien for improvements made by Tenant in or for the Premises, and Landlord shall not be liable for any lien for any improvements made by Tenant, such liability being expressly prohibited by the terms of this Lease, and Tenant hereby agrees to inform all contractors and material suppliers performing work in or for or supplying materials to the Premises of the existence of said prohibition. In accordance with applicable laws of the State of Florida, Landlord may file in the Public Records of Miami-Dade County, Florida, a public notice containing a true and correct copy of this Section.

13. Common Areas; Parking; Additional Landlord’s Rights.

(a) Tenant and those doing business with Tenant shall have a non-exclusive license to use the common areas of the Project for their intended purposes 24 hours per day, 365 days per year, in common with others entitled thereto and subject to reasonable, non-discriminatory, and uniformly enforced rules and regulations imposed by Landlord and of which Tenant has been given notice and which do not conflict with this Lease or materially interfere with Tenant’s operations on the Premises as currently conducted as of the Effective Date. The common areas are those areas, facilities, utilities, improvements, equipment, and installations of the Project which serve or are for the benefit of the tenants of more than one component of the Project and which are not designated or intended by Landlord to be leased, from time to time, or which are designated or intended to be used solely by Landlord, from time to time, or which are provided or designated from time to time by Landlord for the benefit or use of all tenants on the Project, their employees, customers, and invitees, in common with others entitled to the use or benefit of same, including without limitation (i) any areas in the Building devoted to lobbies, hallways, elevators, rest rooms, janitorial closets, mailrooms, vending areas and other similar facilities provided for the common use or benefit of tenants generally and/or for the public located in the Building (but shall not include any such areas designated for the exclusive use or benefit of a particular tenant); and (ii) all atriums, walkways, parking areas, and all streets, sidewalks and landscaped areas comprising the Project Land designated for common area use consistent with past practice. Landlord shall keep the common areas in the condition as of the Commencement Date, reasonable wear and tear and casualty damage excepted. Tenant acknowledges that, subject to the foregoing, all common areas shall at all times be under the exclusive control and management of Landlord.

(b) Subject to all of the terms, provisions, covenants, and conditions contained herein, Tenant shall have the non-exclusive right to use the Parking Spaces at no additional cost to Tenant 24 hours per day, 365 days per year. Landlord shall not be liable for any damage of any nature whatsoever to, or any theft of, automobiles or other vehicles or the contents thereof, while in or about the Parking Spaces or the Project unless caused by Landlord’s gross negligence or willful misconduct. Tenant acknowledges that its non-exclusive right to use the Parking Spaces may be subject to such reasonable, non-discriminatory, and uniformly enforced rules and regulations as reasonably imposed by Landlord and of which Tenant has been given notice from time to time and which do not conflict with this Lease or materially interfere with Tenant’s use of the Parking Spaces as currently conducted. Upon a reduction in size of the Premises pursuant to the terms of this Lease, Tenant’s Parking Spaces shall be reduced proportionately. If Tenant ceases its operations or use of all of the Premises prior to the Expiration Date, Tenant’s rights (or remaining rights) to any Parking Spaces shall be terminated.

(c) Landlord may alter and construct additional improvements and facilities adjoining or proximate to the Premises, or in, adjoining or proximate to the Building and the Parking Spaces, and do such things about the Premises and on, in or about the Building and the Parking Spaces as required to comply with any Legal Requirements or as may be determined or desired by Landlord, provided that such alterations or construction do not materially interfere with Tenant’s operations on the Premises. In connection with any construction, work, alterations, improvements, repairs or replacements, Landlord may erect at the Project (but not in the Premises) scaffolding and other structures reasonably required for the work to be performed and Landlord shall have the right, at Landlord’s sole option, to close, perimeter off, pave over, barricade, construct over or take any other action as determined by Landlord, in Landlord’s sole discretion, with respect to Herald Plaza Drive (a/k/a N.E. Bayshore Place), NE 14th Street lying between Herald Plaza and North Bayshore Drive, any of the right-of-ways or easements on or about the Project and the parking areas (subject to the limitations set forth above and in Section 37 below). No such entry or work will entitle Tenant to an abatement of any amounts due hereunder and subject to the foregoing, no such entry shall constitute an eviction of Tenant, constructive or otherwise; or impose upon Landlord any liability whatsoever, including but not limited to liability for consequential damages or loss of business or profits by Tenant; provided, however, that Landlord shall use good faith efforts to cause all such work to be done in such a manner as to cause as little interference to Tenant as reasonably possible without incurring additional expense. Tenant acknowledges that Landlord’s intent is redevelop the Project, that noise and vibrations may result from the construction or redevelopment of the Project and that Landlord shall not be in default under this Lease for such notice and vibrations.

14. Transfer by Tenant. Tenant shall not enter into, consent to, or permit any Transfer, as hereinafter defined, without the prior written consent of Landlord in each instance, which consent shall not be unreasonably withheld, conditioned or delayed. For purposes of this Lease, “Transfer” means an assignment of this Lease in whole or in part; a sublease of all or any part of the Premises; a license for any use or occupancy of all or any part of the Premises; any transaction whereby the rights of Tenant under this Lease or to the Premises are transferred to another; any mortgage, pledge, hypothecation or encumbrance of this Lease or the Premises or any part thereof or other arrangement under which either this Lease or the Premises become security for any indebtedness or other obligations; or the occupancy of the Premises or any portion thereof by anyone other than Tenant and its employees. Notwithstanding the foregoing, Landlord’s consent shall not be required in the event of any Transfer to (a) an entity then owned by, under common control with, or controlled by Tenant, or any entity resulting from the merger or consolidation of Tenant, provided that any such entity acquires all or substantially all of the assets of Tenant’s business that is being conducted on the Premises as of the Effective Date, (b) any person or entity which acquires Tenant or substantially all of the assets of Tenant’s business that is being conducted on the Premises as of the Effective Date, or (c) or any entity owned directly or indirectly by The McClatchy Company, provided that any such entity acquires all or substantially all of the assets of Tenant’s business that is being conducted on the Premises as of the Effective Date; and provided, that in connection with any of the foregoing, such person or entity has a tangible net worth equal to or greater than The McClatchy Company as of the date of the Effective Date (as may be determined with reference to net worth as reflected on audited financial statements, or other documentation reasonably acceptable to Landlord) (a “Creditworthy Transferee”) or such person or entity causes a guaranty to be executed and delivered to Landlord by a Creditworthy Transferee. Notwithstanding any Transfer, neither Tenant nor any Guarantor shall be released from any of its obligations under this Lease, except that to the extent that (i) the transferee expressly assumes in writing all of Tenant’s obligations under this Lease in a form reasonably acceptable to Landlord, (ii) the substitute guarantor, if any, expressly assumes in writing all of the Guarantor’s obligations under the Guarantor in a form reasonably acceptable to Landlord, (iii) the transferee or the substitute guarantor is a Creditworthy Transferee (collectively, the “Release Conditions”), then Tenant shall thereupon and without further agreement be released of all further liability under this Lease from and after the date of the satisfaction of the Release Conditions and Guarantor shall thereupon and without further agreement be released from all further liability under the Guaranty from and after the date of the Release Conditions. Except in the event of a Transfer pursuant to clauses (a), (b) or (c) above, no transferee shall be entitled to the zero sum Base Rent and any such transferee shall be required to pay the fair market value of Base Rent as reasonably determined by Landlord. Landlord’s consent to any Transfer shall be subject to the further condition that if the rent pursuant to such Transfer exceeds the rent payable under this Lease, 100% of the amount of such excess shall be paid to Landlord. Tenant shall reimburse Landlord’s reasonable attorneys’ fees and expenses incurred in connection with any Transfer by Tenant.

15. Assignment by Landlord. Landlord shall have the unrestricted right to sell, lease, convey, mortgage, pledge, encumber, hypothecate or otherwise transfer or dispose of all or any portion of the Project and this Lease or any interest of Landlord in this Lease. To the extent that the purchaser or assignee from Landlord assumes the obligations of Landlord under this Lease, Landlord shall thereupon and without further agreement be released of all further liability under this Lease.

16. Quiet Enjoyment. Tenant shall, and may peacefully have, hold, and enjoy the Premises, subject to the other terms hereof, provided that Tenant performs all of Tenant’s covenants and agreements contained herein.

17. Defaults. A default by Tenant shall be deemed to have occurred hereunder, if and whenever: (a) any Base Rent, Tenant’s Proportionate Share of Operating Expenses, and/or Tenant’s Proportionate Share of Taxes is not paid within 5 business days of the date that such payment is due; or (b) any other rent is in arrears and is not paid within ten (10) business days after written demand by Landlord; or (c) an Event of Insolvency (as hereinafter defined); or (d) Tenant fails to maintain insurance as required by this Lease; or (e) Tenant has breached any of its obligations in this Lease (other than as specifically enumerated in this Section) and Tenant fails to remedy such breach within thirty (30) days after written notice from Landlord (provided, however, that if such default reasonably requires more than thirty (30) days to cure, Tenant shall have a reasonable time to cure such default, provided Tenant commences to cure within such thirty (30) day period and thereafter diligently prosecutes such cure to completion. For purposes of this Lease, an “Event of Insolvency” means the occurrence with respect to Tenant or a Guarantor of any of the following: (i) such person becoming insolvent, as that term is defined in Title 11 of the United States Code (the “Bankruptcy Code”) or under the insolvency laws of any state (the “Insolvency Laws”); (ii) appointment of a receiver or custodian for any property of such person, or the institution of a foreclosure or attachment action upon any property of such person; (iii) filing by such person of a voluntary petition under the provisions of the Bankruptcy Code or Insolvency Laws; (iv) filing of an involuntary petition against such person as the subject debtor under the Bankruptcy Code or Insolvency Laws; and/or (v) such person making or consenting to an assignment for the benefit of creditors or a composition of creditors (and in each such event described in clauses (i)-(v), such event is not dismissed within ninety (90) days). At any time upon not less than five (5) days’ prior written notice, Tenant shall submit such information concerning the financial condition of any such person as Landlord may request. Tenant warrants that all such information heretofore and hereafter submitted is and shall be correct and complete.

18. Remedies. In the event of any default hereunder by Tenant, then without prejudice to any other rights which it has pursuant to this Lease or at law or in equity, Landlord shall have the following rights and remedies, which are cumulative and not alternative:

(a) Landlord may cancel this Lease and retake possession of the Premises for Landlord’s account, or may terminate Tenant’s right to possession (without terminating this Lease), for the account of Tenant. In either event, Tenant shall then quit and surrender the Premises to Landlord. Tenant’s liability under all of the provisions of this Lease shall continue notwithstanding any expiration and surrender, or any re-entry, repossession, or disposition hereunder.

(b) Landlord may enter the Premises as agent of Tenant to take possession of any property of Tenant on the Premises, to store such property at the expense and risk of Tenant or to sell or otherwise dispose of such property in such manner as Landlord may see fit. Landlord shall not be liable in any way in connection with its actions pursuant to this Section, to the extent that its actions are in accordance with applicable law.

(c) If Tenant’s right to possession is terminated (without terminating this Lease) under subsection (a) above, Tenant shall remain liable (in addition to accrued liabilities) to the extent legally permissible for all rent and all of the charges Tenant would have been required to pay until the date this Lease would have expired had such cancellation not occurred. Tenant’s liability for rent shall continue notwithstanding re-entry or repossession of the Premises by Landlord.

(d) Landlord may relet all or any part of the Premises for all or any part of the unexpired portion of the Term of this Lease or for any longer period, and may accept any rent then attainable, grant any concessions of rent, and agree to paint or make any special repairs, alterations, and decorations for any new Tenant as it may deem advisable in its reasonable good faith judgment. Landlord shall be under no obligation to relet or to attempt to relet the Premises.

(e) If Tenant’s right to possession is terminated (without terminating this Lease) under subsection (a) above, and Landlord so elects, the rent hereunder shall be accelerated and Tenant shall pay Landlord damages in the amount of any and all sums which would have been due for the remainder of the Term (reduced to present value using a discount factor equal to the stated prime lending rate on the date of Tenant’s default as published in the Wall Street Journal). If Landlord, in Landlord’s sole discretion, relets the Premises and receives consideration as a result of a reletting of the Premises relating to the same time period for which Tenant has paid accelerated rent, such consideration actually received by Landlord, less any and all of Landlord’s cost of repairs, alterations, additions, redecorating, and other expenses in connection with such reletting of the Premises (including, without limitation, brokerage commissions and reasonable attorneys’ fees), shall be a credit against such discounted sum, and such discounted sum shall be reduced if not yet paid by Tenant as called for herein, or if Tenant has paid such discounted sum, such credited amount shall be repaid to Tenant by Landlord (provided said credit shall not exceed the accelerated amount).

(f) Landlord may remedy or attempt to remedy any default of Tenant under this Lease for the account of Tenant and enter upon the Premises for such purposes. Landlord shall not be liable to Tenant for any loss or damage caused by acts of Landlord in remedying or attempting to remedy such default except as and to the extent such damage is caused by Landlord’s gross negligence or willful misconduct, and Tenant shall pay to Landlord all expenses incurred by Landlord in connection with remedying or attempting to remedy such default. Any expenses incurred by Landlord shall accrue interest from the date of payment by Landlord until repaid by Tenant at the Default Rate.

19. Costs. Tenant shall pay to Landlord on demand all costs, including reasonable attorneys’ fees and costs at all tribunal levels, incurred by Landlord in enforcing any of the obligations of Tenant under this Lease, subject to the provisions of Section 29 below. In addition, upon any default by Tenant, Tenant shall also be liable to Landlord for the actual and reasonable expenses to which Landlord may be put in Landlord’s required or reasonably necessary actions to reclaim the Premises, re-enter the Premises; repossess the Premises; paint, alter, or divide the Premises; combine the Premises with an adjacent space for any new tenant; put the Premises in proper repair to the Minimum Standard; protect and preserve the Premises by placing watchmen and caretakers therein; and relet the Premises (including reasonable attorneys’ fees and disbursements, marshall’s fees, and brokerage fees, in so doing).

20. Additional Remedies; Waiver. The rights and remedies of Landlord set forth herein shall be in addition to any other right and remedy now and hereinafter provided by law. All rights and remedies of Landlord shall be cumulative and non-exclusive of each other. No delay or omission by Landlord in exercising a right or remedy shall exhaust or impair the same or constitute a waiver of, or acquiescence to, a default.

21. Default by Landlord. In the event of any default by Landlord, which default continues for a period of more than thirty (30) days after receipt of written notice from Tenant specifying such default (except in case of emergency in which case no notice shall be required or unless a shorter or longer cure period for a Landlord default is otherwise provided for in this Lease), or if such default requires more than thirty (30) days for remedy, then if Landlord fails to commence curing such default within the thirty (30) day period or fails to thereafter diligently continue curing such default until completion, then Tenant, in addition to all other rights or remedies which Tenant is entitled to under this Lease, at law or in equity, may, at its option, incur any reasonable expense necessary to perform the obligation of Landlord. If Tenant incurs any actual and reasonable costs and expenses in connection with the foregoing, Tenant shall have the right, subject to Section 29 below, to be reimbursed by Landlord for such actual and reasonable costs within thirty (30) days after Landlord’s receipt of the applicable invoices and such other back-up information as Landlord may reasonably request evidencing the actual and reasonable costs incurred for such matter. In the event that Landlord does not reimburse Tenant within such time period, Landlord shall be required to pay interest on such actual and reasonable costs and expenses at the Default Rate. Notwithstanding any provision of this Lease, none of Landlord or any Landlord Party shall at any time have any personal liability under this Lease. In the event of any breach or default by Landlord of any term or provision of this Lease, Tenant agrees to look solely to the equity or interest then owned by Landlord in the Building, and in no event shall any deficiency judgment be sought or obtained against Landlord. In no event shall Landlord be liable for indirect, consequential, or punitive damages or for damages based on lost profits.

22. Notices. Any notice to be given by either party shall be effective only if delivered by certified mail, return receipt requested, by hand delivery, by facsimile transmission, or by nationally recognized overnight courier service, to the parties’ respective addresses set forth in the preamble to this Lease, with a copy of such notice to Landlord being sent to Akerman Senterfitt, One SE Third Avenue, 25th Floor, Miami, Florida 33131, Attention: Richard M. Bezold, facsimile no.: 305-374-5095 and a copy of such notice to Tenant being sent to c/o The

McClatchy Company, 2100 Q Street, Sacramento, California 95816-6899, Attention: Karole Morgan-Prager, facsimile no.: 916-326-5586. Any notice sent by facsimile transmission shall be deemed effectively given or received on the day of transmission of such notice and confirmation of such transmission and any notice sent by hand delivery nationally recognized overnight courier service shall be effective upon receipt or refusal of delivery. Once Tenant has taken occupancy of the Premises, any notice from Landlord to Tenant shall be effective if delivered to the Premises address in the manner provided in this Section. Either party may alter its address by written notice to the other party as provided herein.

23. Rules and Regulations; Environmental. During the Term, Tenant shall abide by all reasonable, non-discriminatory, and uniformly enforced rules and regulations pertaining to the Premises which are imposed by Landlord and of which Tenant has been given notice and which do not conflict with this Lease or materially interfere with Tenant’s operations on the Premises as currently conducted. The rules and regulations as of the date hereof are attached hereto and made part hereof as Exhibit E. In the event that any such rules or regulations are amended from time to time, or that any new rules or regulations are promulgated, Landlord acknowledges and agrees that Tenant will not be liable for compliance with such rules unless and until it has received written notice thereof. Tenant warrants and represents that it will not use or employ Landlord’s and/or the Project property, facilities, equipment, or services to handle, transport, store, treat, or dispose of any hazardous waste or hazardous substance, whether or not it was generated or produced on the Premises, except in compliance with Legal Requirements; and, Tenant further warrants and represents that any activity on or relating to the Premises shall be conducted in full compliance with all applicable environmental Legal Requirements. Tenant agrees to defend, indemnify, and hold harmless Landlord against any and all claims, costs, expenses, damages, liability, and the like, which Landlord may hereafter be liable for, suffer, incur, or pay arising under any applicable environmental Legal Requirements and resulting from or arising out of any breach of the warranties and representations contained in this Section, or out of any act, activity, or violation of any applicable environmental Legal Requirements on the part of Tenant, its agents, employees, or assigns, except as and to the extent caused by the acts or omissions, gross negligence, or willful misconduct of Landlord or any Landlord Party. Tenant’s liability under this Section shall survive the expiration or any termination of this Lease. For purposes hereof, “Mold” is defined as the indoor presence or growth of mold, mildew, fungus and/or the presence of materials containing any of them. Tenant understands and acknowledges that the Premises are located in a region with a climate that is conducive to the growth of Mold. Tenant further understands and acknowledges that maintaining an acceptable indoor environment is an ongoing effort and that changes in occupancy, remodeling, maintenance procedures, and many other factors can have a significant effect on an indoor environment. It is Tenant’s responsibility to keep the Premises clean, dry, well-ventilated and free of contamination. Tenant must promptly after discovery report to Landlord any leaks, moisture or water intrusion, and any damage to or defect in the plumbing or HVAC system. Any remediation or repairs required as a result of moisture or Mold must be performed by skilled professionals who are properly licensed and insured and approved by Landlord in its reasonable judgment. Additionally, any remediation or repairs performed regarding the presence of moisture or Mold in the Premises shall be performed in accordance with the OSHA’s Guide to Mold in the Workplace or such other industry-standard as approved by Landlord in its reasonable judgment. Landlord shall have the right to inspect the Premises to determine their existing condition and whether Tenant is complying with the all of the terms contained hereinabove. If Tenant fails to comply with the provisions contained herein, Landlord may (but shall not be obligated to) at any time thereafter, with or without notice or demand and without limiting Landlord in the exercise of any right or remedy which Landlord may have by reason of such breach or default, perform any of Tenant’s obligations on behalf of Tenant in such manner as Landlord shall reasonably see fit, including payment of any moneys necessary to perform such obligation or obtain legal advice, and all expenses incurred by Landlord in connection with the foregoing, as well as any other amounts necessary to compensate Landlord for all detriment caused by Tenant’s failure to perform which in the ordinary course would be likely to result therefrom, shall be immediately due and payable from Tenant to Landlord, with interest at the highest rate permitted by law. Such performance by Landlord shall not cure the breach or default of Tenant hereunder and Landlord may proceed to pursue any or all remedies available to Landlord on account of Tenant’s breach or default. Landlord shall not be responsible or liable at any time to Tenant, or to those claiming by, through or under Tenant, for any claim for loss of life, bodily or personal injury personal property damage, damage to property or business, advertising injury, or for business interruption or relocation expense and/or any other claim arising out of and/or caused directly or indirectly by the actual, alleged or threatened existence, discharge, dispersal, transmission, migration, release, or exposure to any hazardous substances by Tenant or any other tenant of the Project or to any Mold, at any time now or hereafter found within, upon and/or about the Premises or the Building, regardless of the cause thereof, except for any negligence by Landlord, that contributes concurrently or in any sequence to the loss or damage.

24. Casualty Damage.

(a) Except as provided below in Section 24(b), if the Building is damaged by fire or other casualty to the extent of more than fifteen percent (15%) of its then replacement cost to the Minimum Standard, or if such damage cannot be repaired within one hundred twenty (120) days after the date of the event causing the damage, Landlord shall have the right to (i) cause the damage to be repaired with due diligence to at least the Minimum Standard or (ii) terminate this Lease by written notice to Tenant within thirty (30) days after the date of the event causing such damage. In the event Landlord repairs the Building pursuant to clause (i) above, Landlord shall have the right to use all applicable insurance proceeds awarded to, and actually received by, Landlord, and shall have no obligation to pay or contribute any additional amounts to cause such repairs to occur beyond such insurance proceeds received therefor.

(b) If the Warehouse is damaged by fire or other casualty to the extent of more than fifteen percent (15%) of its then replacement cost to the Minimum Standard, of if such damage cannot be repaired within one hundred twenty (120) days after the date of the event causing the damage, Landlord or Tenant shall have the option to terminate this Lease by written notice to the other party within thirty (30) days after the date of the event causing such damage. If the Warehouse is damaged by fire or other casualty to the extent of fifteen percent (15%) or less of the then replacement cost to the Minimum Standard or if neither party terminates pursuant to the foregoing sentence, Landlord shall cause the damage to be repaired so that the Warehouse is in a useable condition, but in any event shall not be required to make any repairs that exceed the Minimum Standard; provided, however, that Landlord shall only be required to repair the Warehouse to the extent of the amount of insurance proceeds awarded to, and actually received by, Landlord. In the event that the insurance proceeds are insufficient to bring the Warehouse to the Minimum Standard, Tenant shall be obligated to pay the balance of the costs to bring the Warehouse to at least the Minimum Standard within thirty (30) days of demand therefor. If all or any part of the Premises shall be damaged by fire or other casualty and the fire or other casualty is caused by the gross negligence or willful misconduct of Tenant or Tenant’s agents, guests or invitees, Tenant shall have no termination rights under this Section 24 (b).

(c) If Landlord is obligated, or exercises its election to repair, restore or replace the improvements, it shall proceed with due diligence, and at its sole cost and expense, to make such repairs, restoration or replacement in such manner as to at least the Minimum Standard, excluding therefrom improvements or betterments to the Premises constructed or installed by Tenant or at Tenant’s direction. In no event shall Landlord be required to repair, restore or replace the items constructed or installed by Tenant or at Tenant’s direction. All property of Tenant and all property kept, stored or maintained in or upon the Premises, adjacent sidewalks, loading areas or other common areas shall be at the sole risk of Tenant. In determining “due diligence,” consideration shall be given to matters of force majeure.

(d) If Landlord’s mortgagee requires the insurance proceeds to be applied to the payment of its mortgage debt or if the Lease is terminated pursuant to this Section 24, Tenant shall deliver vacant possession of the Premises as promptly as practicable in accordance with the terms of this Lease. In the event that Landlord proceeds with repairing the Premises pursuant to this Section 24, upon being notified by Landlord that Landlord’s repairs have been substantially completed, Tenant shall diligently perform all other work required to fully restore the Premises to the Minimum Standard for use in Tenant’s business, in every case at Tenant’s cost and without any contribution to such cost by Landlord, whether or not Landlord has at any time made any contribution to the cost of supply, installation, or construction of leasehold improvements in the Premises. Tenant agrees that during any period of reconstruction or repair of the Premises, it will continue the operation of its business within the Premises to the extent reasonably practicable. If all or any part of the Premises shall be damaged by fire or other casualty, the Operating Expenses shall not abate.

25. Condemnation.

(a) If any part of the Premises shall be taken by eminent domain or condemned for a public or quasi-public use (or any transfers made in lieu thereof) and a part thereof remains which is suitable for the use contemplated pursuant to this Lease so that there is no material interference with Tenant’s operations in the Premises, (i) this Lease shall, as to the part so taken, terminate as of the date title shall be taken by the condemnor, and the rent payable hereunder shall be adjusted so that Tenant shall be required to pay for the remainder of the Term only such portion of the rent as the value of the part remaining after the condemnation bears to the whole of the Premises immediately before the date of condemnation or (ii) at Landlord’s or Tenant’s option, the entire Lease shall terminate and the Tenant shall deliver vacant possession of the Premises in accordance with the terms of this Lease. If all of the

Premises shall be taken or condemned, or so much thereof that the use by Tenant shall be materially impaired, this Lease shall terminate as of the date title shall be taken by the condemnor and the rent herein reserved shall be apportioned and paid in full by Tenant to Landlord to that date and all rent prepaid for periods beyond that date shall forthwith be repaid by Landlord to Tenant.

(b) Tenant shall have the right to make a claim against the condemning authority for its unamortized cost of leasehold improvements installed after the Effective Date to the extent paid for by Tenant, its movable fixtures and its relocation benefits (“Tenant’s Property”). Subject to the foregoing, Landlord shall be entitled to claim and have paid to it for the use and benefit of Landlord all compensation and damages for and on account of or arising out of such taking or condemnation, without deduction from the amount thereof for and on account of any right, title, interest or estate of Tenant in or to the Premises or matter relating thereto. Other than the Tenant’s Property, Tenant expressly waives all its rights to just compensation for the taking of its leasehold interest.

26. Estoppel Certificate. Within ten (10) business days after written request by either party, the other party shall deliver an estoppel certificate as to the status of this Lease, including whether this Lease is unmodified and in full force and effect (or, if there have been modifications, that this Lease is in full force and effect as modified and identifying the modification agreements); the amount of Base Rent and additional rent then being paid and the dates to which same have been paid; whether or not there is any existing or alleged default by either party with respect to which a notice of default has been served, or any facts exist which, with the passing of time or giving of notice, would constitute a default and, if there is any such default or facts, specifying the nature and extent thereof; and any other matters pertaining to this Lease as to which Landlord shall request such certificate. The requesting party, and any prospective purchaser, lender, or ground lessor shall have the right to rely on such certificate.

27. Subordination; Attornment. Upon request, Tenant shall agree to subordinate this Lease and its rights under this Lease to any and all mortgages, security agreements, or like documents resulting from any financing, refinancing, or collateral financing (including renewals or extensions thereof), and to any and all ground leases, made or arranged by Landlord of its interests in all or any part of the Project, and to all advances made under such documents, by a document in form and substance reasonably acceptable to Tenant, Landlord and Landlord’s mortgagee, lender or ground lessor effecting such subordination on customary terms, including, without limitation, that as a condition to such subordination, the holder of such instrument shall be required to simultaneously deliver to Tenant a non-disturbance agreement recognizing this Lease and Tenant’s leasehold interest to the Premises.

28. Time; Force Majeure. Time is of the essence of this Lease. However, whenever a period of time is herein prescribed for the taking of any action by Landlord or Tenant, then Landlord or Tenant, as applicable, shall not be liable or responsible for, and there shall be excluded from the computation of such period of time, any delays due to strikes, riots, acts of God, shortages of labor or materials, war, terrorism, Legal Requirements, or any other cause whatsoever beyond the control of Landlord or Tenant, as applicable.

29. Attorneys’ Fees; Venue. Notwithstanding anything to the contrary contained in this Lease, in the event of any litigation between Landlord and Tenant arising out of this Lease or Tenant’s use and occupancy of the Premises, the prevailing party shall be entitled to recover its costs and expenses incurred in such litigation, including reasonable attorneys’ fees, at all levels, including appeals. Any legal action or proceeding arising out of or in any way connected with this Lease shall be instituted in a court (federal or state) located in Miami-Dade County, Florida, which shall be the exclusive jurisdiction and venue for litigation concerning this Lease.

30. Miscellaneous. The paragraph and section headings in this Lease are inserted for convenience of reference and in no way define, describe, or limit the scope or intent of this Lease or any of the provisions hereof. No waiver, modification, amendment, discharge, or change of this Lease shall be valid unless the same is in writing and signed by the party against which the enforcement of such modification, waiver, amendment, discharge, or change is sought. This Lease shall be binding upon and inure to the benefit of the parties hereto and their respective legal representatives, successors, and permitted assigns. This Lease contains the entire agreement between the parties relating to the transactions contemplated hereby and all prior or contemporaneous agreements, understandings, representations, or statements, oral or written, are superseded hereby. Any provision of this Lease which is unenforceable or invalid or the inclusion of which would adversely affect the validity, legality, or enforcement of this Lease shall be of no effect, but all the remaining provisions of this Lease shall remain in full force and effect. This Lease may be executed in counterparts, each of which shall be deemed an original and all of such counterparts together shall constitute one and the same Lease. Executed copies of this Lease transmitted by facsimile or email will be deemed originals. This Lease shall be construed in accordance with and governed by the laws of the State of Florida. Tenant shall not have the right to record a memorandum of this Lease in the office of the Miami-Dade County Recorder. Florida law requires the following notice to be provided with respect to the contract for sale and purchase of any building, or a rental agreement for any building: “Radon is a naturally occurring radioactive gas that, when it has accumulated in a building in sufficient quantities, may present health risks to persons who are exposed to it over time. Levels of radon that exceed federal and state guidelines have been found in buildings in Florida. Additional information regarding radon and radon testing may be obtained from your county health department.” Nothing in this Lease creates any relationship between the parties other than that of lessor and lessee and nothing in this Lease constitutes Landlord a partner of Tenant or a joint venturer or member of a common enterprise with Tenant.

31. Brokerage. Landlord and Tenant each represent and warrant one to the other that neither of them has employed any broker in connection with the negotiations of the terms of this Lease or the execution thereof. Tenant and Landlord each represents and warrants that there are no lease brokerage agreements, leasing commission or other agreements providing for payments of any amounts for leasing activities or procuring tenants or subtenants with respect to the Project outstanding as of the Commencement Date and there are no leasing commissions or brokerage fees accrued or due and payable in connection with any of the foregoing. Landlord and Tenant hereby agree to indemnify and to hold each other harmless against any loss, expense, or liability (including, without limitation, reasonable attorneys’ fees and costs) with respect to any claims for commissions or brokerage fees arising from or out of any breach of the foregoing representation and warranty.

32. Holdover. Tenant has no right to retain possession of the Premises or any part thereof beyond the expiration or earlier termination of this Lease. Tenant expressly acknowledges that it understands that any failure by Tenant to not vacate the Premises on the Expiration Date or earlier termination of this Lease will result in material damages and irreparable harm to Landlord. Further, Tenant acknowledges that if Tenant fails to surrender the Premises or any portion thereof at the expiration or earlier termination of the Lease, then it will be conclusively presumed that the value to Tenant of remaining in possession, and the loss that will be suffered by Landlord as a result thereof, far exceed the Base Rent and additional rent that would have been payable had the Term continued during any holdover by Tenant. As a result, the parties agree that in the event Tenant does not vacate and surrender the Premises on or prior to the expiration or earlier termination of this Lease that in addition to all rights and remedies at law and in equity, (a) Landlord shall be entitled to injunctive relief (whether preliminary, temporary or permanent) as one appropriate remedy for a breach or threatened breach thereof and in which case, no bond or other security shall be required for an injunction and Landlord shall not be required to prove special damages or inadequacy of any available remedies at law; (b) the Base Rent, Tenant’s Proportionate Share of Operating Expenses and Tenant’s Proportionate Share of Taxes payable hereunder shall be increased to the greater of (i) fair market rent for the entire Premises in existence as of the Effective Date (regardless of whether Tenant has previously vacated or surrendered any portions thereof) and all other obligations of Tenant under this Lease shall continue to apply and (ii) two hundred percent (200%) of such rent applicable during the month immediately preceding such expiration or earlier termination and all other obligations of Tenant under this Lease shall continue to apply. Nothing contained herein or the acceptance of any amounts from Tenant shall be construed as a consent by Landlord to any holding over by Tenant. Tenant shall indemnify, defend and hold Landlord and each Landlord Party harmless from and against any and all claims, demands, actions, losses, damages, obligations, costs and expenses, including, without limitation, reasonable attorneys’ fees and costs incurred or suffered by Landlord and/or any Landlord Party by reason of Tenant’s failure to surrender the Premises on the expiration or earlier termination of this Lease in accordance with the provisions of this Lease.

33. OFAC Compliance/Patriot Act. Each of Landlord and Tenant represents and warrants to the other that (a) neither such party nor any person or entity that directly or indirectly owns an interest in it nor any of its officers, directors, or managing members is a person or entity (each, a “Prohibited Person”) with whom U.S. persons or entities are restricted from doing business under regulations of the Office of Foreign Asset Control (“OFAC”) of the Department of the Treasury (including those named on OFAC’s Specially Designated and Blocked Persons List) or under any statute, executive order (including Executive Order 13224 (the “Executive Order”) signed on September 24, 2001 and entitled “Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism”), or other governmental action, (b) such party’s activities do not violate the International Money Laundering Abatement and Financial Anti-Terrorism Act of 2001 or the regulations or orders promulgated thereunder (as amended from time to time, the “Money Laundering Act”) (i.e., Title III of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (the “Patriot Act”), and (c) throughout the Term of this Lease, such party shall comply with the Executive Order, the Money Laundering Act, and the Patriot Act.

34. WAIVERS BY TENANT. TENANT EXPRESSLY WAIVES ALL OF THE FOLLOWING: (A) THE REQUIREMENT UNDER SECTION 83.12 OF THE FLORIDA STATUTES THAT THE PLAINTIFF IN A DISTRESS FOR RENT ACTION FILE A BOND PAYABLE TO TENANT IN AT LEAST DOUBLE THE SUM DEMANDED BY THE PLAINTIFF, IT BEING UNDERSTOOD THAT NO BOND SHALL BE REQUIRED IN ANY SUCH ACTION; AND (B) THE RIGHT OF TENANT TO RECEIVE 3 DAYS’ WRITTEN NOTICE REQUIRING THE PAYMENT OF RENT OR POSSESSION OF THE PREMISES UNDER SECTION 83.20 OF THE FLORIDA STATUTES. TENANT FURTHER EXPRESSLY WAIVES ANY CLAIM FOR DAMAGES AGAINST LANDLORD WHICH IT MAY HAVE BASED UPON ANY ASSERTION THAT LANDLORD HAS UNREASONABLY WITHHELD OR UNREASONABLY DELAYED ANY CONSENT OF LANDLORD. TENANT AGREES THAT ITS SOLE REMEDY SHALL BE AN ACTION OR PROCEEDING TO ENFORCE ANY SUCH PROVISION REQUIRING THE LANDLORD’S CONSENT BY SPECIFIC PERFORMANCE, INJUNCTION OR DECLARATORY JUDGMENT.

35. WAIVER OF TRIAL BY JURY. LANDLORD AND TENANT EACH HEREBY WAIVES ITS RIGHT TO A JURY TRIAL OF ANY ISSUE OR CONTROVERSY ARISING UNDER THIS LEASE.

36. Reduction Space. Tenant agrees throughout the Term to cooperate to a commercially reasonable extent with the Landlord, at Landlord’s request, to consolidate and reduce the size of the Premises in order to permit the Landlord to utilize the maximum amount of space at the Project for its own projects and development or third party leases, so long as such consolidation and reduction does not in Tenant’s judgment interfere with the business operations of the Tenant (the “Reduction”). In the event of a Reduction, the Base Rent shall not be reduced and Tenant’s Proportionate Share of Operating Expenses and Taxes shall be reduced proportionately. Additionally, in the event that Tenant requests to eliminate or reduce the size of its Premises during the Term, (i) Tenant shall provide Landlord with at least ninety (90) days prior written notice of such request with a description of the proposed reduction space (the “Reduction Space”), (ii) Landlord shall have the right to approve the Reduction Space, which such Reduction Space shall be subject to Landlord’s written approval, which Landlord shall not unreasonably withhold provided that the Reduction Space is not irregular in shape, allows safe or otherwise appropriate means of ingress and egress and complies with all Legal Requirements and (iii) if Landlord approves such Reduction Space, then the Base Rent and Tenant’s Proportionate Share of Operating Expenses and Taxes shall be reduced proportionately by the size of the Reduction Space.

37. Relocation. Landlord shall be entitled to cause Tenant to relocate from all or any portion of the Parking Spaces to a space or spaces located anywhere within a two thousand (2,000) foot radius from the Premises at any time during the Term upon at least thirty (30) days prior written notice (a “Parking Relocation”). If such Parking Relocation occurs prior to the first anniversary of the Effective Date and is outside the Project, Landlord shall be responsible for the costs, fees and expenses of the Parking Relocation incurred by Tenant (which may include, but is not limited to, parking rent incurred by Tenant and the regular shuttle service from the replacement parking area to the Premises) through the first anniversary of the Effective Date; provided, however, that notwithstanding the foregoing, Tenant shall be liable for a portion of the costs for such Parking Relocation equal to the amount by which Tenant’s liability for Operating Expenses and Taxes is reduced as a result of such Parking Relocation. In either event, any Parking Relocation shall not terminate or otherwise affect or modify this Lease except that from and after the date of such relocation, the “Parking Spaces” shall refer to the relocation space into which Tenant has been moved (if such relocation space is located on the Project), rather than the original Parking Spaces as herein defined. Landlord shall not be in breach of its covenants for quiet enjoyment or liable for any loss, costs, or damages, whether direct or indirect, incurred by Tenant due to any of the foregoing.

38. Off-Site Relocation Deposit. Simultaneously herewith, the Landlord has deposited pursuant to that certain Purchase and Sale Agreement among Landlord, Guarantor and Richwood, Inc., a Florida corporation (the “Purchase Agreement”) with Escrow Agent (as defined in the Purchase Agreement) the Relocation Deposit (as defined in the Purchase Agreement). For as long as all or any portion of the Relocation Deposit shall be held in escrow by the Escrow Agent, then Landlord shall have the right to utilize the Relocation Deposit and any portion thereof as security for the performance by Tenant of all its obligations under this Lease and if Tenant defaults in any of its obligations under this Lease, which default is not cured within fifteen (15) business days after written notice by

Landlord of its intention to apply all or a portion of the Relocation Deposit as provided below , Landlord may at its option, but without prejudice to any other rights which Landlord may have, apply all or part o f the Relocation Deposit to compensate Landlord for any loss, damage, or expense sustained by Landlord as a result of such default.

39. Guarantor. Concurrently with the full execution of this Lease by Landlord and Tenant, Tenant shall deliver the guaranty in the form as set forth on Exhibit G attached hereto duly executed by Guarantor.

[Signatures on Next Page]

IN WITNESS WHEREOF, this Lease has been executed by the parties hereto as of the date first above written.

WITNESSES:	LANDLORD:

BAYFRONT 2011 PROPERTY, LLC, a Delaware limited liability company

By:
Name:
Title:

TENANT:

MIAMI HERALD MEDIA COMPANY, a Delaware corporation

By:
Name:
Title:

[Signatures continued on Next Page]

EXHIBIT “A” TO MIAMI HERALD LEASE

PROJECT LAND

LEGAL DESCRIPTION

Parcel 1:

All of Tract A, of Herald Park, a Subdivision, according to the plat thereof, as recorded in Plat Book 121, Page 4, of the Public Records of Miami-Dade County, Florida.

Parcel 2:

Lots 1, 2, and 3, Block 2, A RESUBDIVISION OF LOTS 25, 26 & 70, NELSON VILLA SUBDIVISION AND LOTS 1 & 2, BLOCK 1, GARDEN OF EDEN SUBDIVISION, according to the Plat thereof, as recorded in Plat Book 9 at Page 174 of the Public Records of Miami-Dade County; together with Lots 4, 5 and 6, Block 2, and that portion of Lot 7, Block 2, lying West of Herald Plaza, AMENDED PLAT OF LOTS 4 TO 16, INCLUSIVE, BLOCK 1 AND LOTS 4 TO 20 INCLUSIVE, BLOCK 2 OF A RESUBDIVISION OF LOTS 25, 26 & 70 NELSON VILLA SUBDIVISION AND LOTS 1 & 2, BLOCK 1, GARDEN OF EDEN SUBDIVISION, according to the Plat thereof, as recorded in Plat Book 30 at Page 20 of the Public Records of Miami-Dade County, Florida; together with Lots 1 and 2, Block 2, THE GARDEN OF EDEN, according to the Plat thereof, as recorded in Plat Book 4 at Page 12 of the Public Records of Miami-Dade County, Florida; together with Tracts A and B, KNIGHT-RIDDER #1, according to the Plat thereof as recorded in Plat Book 151, at Page 78 of the Public Records of Miami-Dade County, Florida; together with Lots E-7, E-8, E-9, E-10, S-2, W-5, W-6, W-7, W-8 and P-3, THE CAUSEWAY FILL, according to the Plat thereof, as recorded in Plat Book 5 at Page 120 of the Public Records of Miami-Dade County, Florida, LESS that portion of Lot P-3 lying within the right of way for State Road No. A-1-A (N.E. 13th Street) as shown on that certain Right of Way Map for State Road No. A-1-A, Section 87060-2117; subject to the Right of way for the Metromover Extension Project, Omni Extension, as shown on that certain Right of Way Map recorded in Road Map Book 124 at Page 65 of the Public Records of Miami-Dade County, Florida; and LESS that portion conveyed by Special Warranty Deed to Dade County recorded in Official Records Book 14823, Page 2166.

TOGETHER WITH the exclusive perpetual easements for motor vehicle and pedestrian ingress and egress and for construction and maintenance of buildings and other improvements as more particularly described in that Special Warranty Deed and Perpetual Easement Reservation between Knight-Ridder, Inc., a Florida Corporation and Dade County recorded December 17, 1990, in Official Records Book 14823, Page 2166.

Parcel 3:

Lots 3, 4, 5, 6, 7, 8 and 9, Block 2 and that portion of Lot 10, Block 2, lying East of Biscayne Boulevard, THE GARDEN OF EDEN, according to the Plat thereof, as recorded in Plat Book 4 at Page 12 of the Public Records of Miami-Dade County, Florida; together with Lots 12, 13, 14, 15 and 16, Block 1, and that portion of Lot 11, Block 1, lying East of Biscayne Boulevard, PERSHING COURT, according to the Plat thereof, as recorded in Plat Book 4 at Page 147 of the Public Records of Miami-Dade County, Florida.

Also known as Parcel 3A and 3B below:

Parcel 3A (McClatchy Company Parcel):

Lots 3, 4, 5 and 6, Block 2, THE GARDEN OF EDEN, according to the Plat thereof, as recorded in Plat Book 4 at Page 12 of the Public Records of Miami-Dade County, Florida; together with Lots 15 and 16, Block 1, PERSHING COURT, according to the Plat thereof, as recorded in Plat Book 4 at Page 147 of the Public Records of Miami-Dade County, Florida.

Parcel 3B (Richwood, Inc. Parcel):

Lots 7, 8 and 9, Block 2 and that portion of Lot 10, Block 2, lying East of Biscayne Boulevard, THE GARDEN OF EDEN, according to the Plat thereof, as recorded in Plat Book 4 at Page 12 of the Public Records of Miami-Dade County, Florida; together with Lots 12, 13 and 14, Block 1, and that portion of Lot 11, Block 1, lying East of Biscayne Boulevard, PERSHING COURT, according to the Plat thereof, as recorded in Plat Book 4 at Page 147 of the Public Records of Miami-Dade County, Florida.

EXHIBIT “B” TO MIAMI HERALD LEASE

PROJECT IMPROVEMENTS DEPICTION

EXHIBIT “C” TO MIAMI HERALD LEASE

PREMISES DEPICTION

To be Attached

EXHIBIT “D” TO MIAMI HERALD LEASE

PARKING SPACES DEPICTION

See Attached

Lot B: 36 non-exclusive and unreserved parking spaces

Lot B: 44 non-exclusive and unreserved truck staging spaces

OMNI MALL
ALVAH CHAPMAN BLVD. (N.E. 15TH STREET)
ALVAH CHAPMAN BLVD. (N.E. 15TH STREET)
N.E. BAYSHORE DRIVE
I-395 OFF-RAMP
BISCAYNE

Lot A: 405 non-exclusive and unreserved parking spaces

EXHIBIT “E”

RULES AND REGULATIONS TO MIAMI HERALD LEASE

Security. Landlord may from time to time adopt appropriate systems and procedures for the security or safety of the Premises and the Project, any persons occupying, using, or entering the same, or any equipment, furnishings, or contents thereof, and Tenant shall comply with Landlord’s reasonable requirements relative thereto.

Return of Keys. At the end of the Term, Tenant shall promptly return to Landlord all keys for the Premises which are in the possession of Tenant.

Water Fixtures. Tenant shall not use water fixtures for any purpose for which they are not intended, nor shall water be wasted by tampering with such fixtures. Any cost or damage resulting from such misuse by Tenant shall be paid for by Tenant.

Personal Use of Premises. The Premises shall not be used or permitted to be used for residential, lodging, or sleeping purposes or for the storage of personal effects or property not required for business purposes.

Bicycles, Animals. Tenant shall not bring any animals into the Building other than service animals, and shall not permit bicycles or other vehicles inside or on the sidewalks outside the Building except in areas designated from time to time by Landlord for such purposes.

Deliveries. Tenant shall ensure that deliveries of supplies, fixtures, equipment, furnishings, wares, and merchandise to the Premises are made through such entrances, elevators, and corridors and at such times as may from time to time be designated by Landlord, and shall promptly pay or cause to be paid to Landlord the cost of repairing any damage in the Building caused by any person making improper deliveries.

Solicitations. Landlord reserves the right to restrict or prohibit canvassing, soliciting, or peddling at the Premises.

Food and Beverages. Only persons approved from time to time by Landlord may prepare, solicit orders for, sell, serve, or distribute foods or beverages in the Building, or use the common areas for any such purpose. Except with Landlord’s prior written consent and in accordance with arrangements approved by Landlord, Tenant shall not permit on the Premises the use of equipment for dispensing food or beverages or for the preparation, solicitation of orders for, sale, serving, or distribution of food or beverages. A microwave, coffee maker, and refrigerator is permitted within the kitchen area of the Premises.

Refuse. Tenant shall place all refuse in proper receptacles provided by Tenant at its expense in the Premises or in receptacles (if any) provided by Landlord for the Building, and shall keep sidewalks and driveways outside the Building, and lobbies, corridors, stairwells, ducts, and shafts of the Building, free of all refuse.

Obstructions. Tenant shall not obstruct or place anything in or on the sidewalks or driveways outside the Building or in the lobbies, corridors, stairwells, or other common areas, or use such locations for any purpose except access to and exit from the Premises without Landlord’s prior written consent. Landlord may remove at Tenant’s expense any such obstruction or thing caused or placed by Tenant (and unauthorized by Landlord) without notice or obligation to Tenant.

Employees, Agents, and Invitees. In these Rules and Regulations, “Tenant” includes the employees, agents, invitees, and licensees of Tenant and others permitted by Tenant to use or occupy the Premises.

Parking. Tenant shall park its vehicles and shall cause its employees and agents to park their vehicles only in the designated parking areas. Landlord may itself or through any agent designated for such purpose, make, administer, and enforce additional rules and regulations regarding parking by tenants and by their employees or agents, including, without limitation, rules and regulations permitting Landlord or such agent to move any vehicles improperly parked to the designated tenant or employee parking areas. No disabled vehicle shall be left in the parking areas of the Project for more than 24 hours.

EXHIBIT “F” TO MIAMI HERALD LEASE

EXCLUSIVES AND PROHIBITED USES

Prohibited Uses: (i) massage parlor, a facility for the sale or display of pornographic material (as determined by community standards in the Miami, Florida metropolitan area), any striptease or topless establishment, any so-called “head shop” or store that sells bongs, coke spoons, roach clips and/or other drug paraphernalia, pawn shop, check cashing business, “Pay Day Loans” or similar businesses, an off-track betting facility or other gambling establishment, “adult movie theaters”, tattoo parlors, a flea market, an abortion clinic, any offensive use similar to any of the foregoing, an auto or truck garage or service facility (including quick lube), a car rental agency, a convenience store, a bar, lounge, nightclub, music hall or disco or a so-called “package store” for the sale of alcoholic beverages, or for an illegal use, and/or (ii) use or purpose that generates noise, odors or vibrations beyond the premises of a particular tenant or occupant that unreasonably interferes with Brown Mackie College-Miami, Inc.’s use as contemplated in that certain Lease Agreement dated March 9, 2009 between The McClatchy Company and Brown Mackie College-Miami, Inc., as amended.

Exclusive Use of Brown Mackie College-Miami, Inc.: The operation of an educational facility and/or a facility providing post-secondary and/or graduate educational services that are directly or indirectly in competition with Brown Mackie College-Miami, Inc.’s use of the Premises, as reasonably determine by Brown Mackie College-Miami, Inc. (e.g., continuing education courses and/or an office providing online courses competitive with Brown Mackie College-Miami, Inc.’s live courses, or an admissions office, which would be indirectly competitive).

EXHIBIT “G” TO MIAMI HERALD LEASE

FORM OF GUARANTY

GUARANTY AGREEMENT

THIS GUARANTY AGREEMENT (“Guaranty”), is made as of this             day of May, 2011, by THE MCCLATCHY COMPANY, a Delaware corporation (“Guarantor”) in favor of BAYFRONT 2011 PROPERTY, LLC, a Delaware limited liability company (“Bayfront”);

WITNESSETH:

WHEREAS, MIAMI HERALD MEDIA COMPANY, a Delaware corporation (“MHMC”), as “Tenant”, and Bayfront, as “Landlord”, have entered into that certain Lease Agreement dated of even date herewith (the “Lease”);

WHEREAS, MHMC, as “Manager”, and Bayfront, as “Owner”, have entered into that certain Management Agreement dated of even date herewith (the “Management Agreement”; hereinafter collectively with the Lease, the “Transaction Documents”); and

WHEREAS, as a material inducement for Bayfront to enter into the Transaction Documents, the Guarantor has agreed to guaranty all of the obligations, payments, performances and all other obligations of MHMC under the Transaction Documents.

NOW, THEREFORE, in consideration of the execution and delivery of the Transaction Documents by Bayfront, and other good and valuable considerations, the receipt and sufficiency of which are hereby acknowledged, Guarantor hereby agrees as follows:

1. Guarantor does hereby unconditionally and irrevocably guarantee to Bayfront and to any mortgagee holding a mortgage upon the interest of Bayfront in the Property (as defined in the Management Agreement), the due and punctual payment of all sums payable under the Transaction Documents (including, but not limited to rent, utilities, insurance, operating expenses, and sums due under service contracts), and each and every installment thereof, as well as the full and prompt and complete performance by MHMC of each and all of the covenants, conditions and provisions in the Transaction Documents contained on the part of MHMC therein to be kept, observed and performed, for the full term of the Lease and any extension thereof, with no less force and effect than if the Guarantor were named as the “Tenant” or “Manager”, as applicable, in the Transaction Documents, and the Guarantor will forthwith on demand pay all amounts at any time in arrears, and will make good any and all defaults occurring under either of the Transaction Documents.

2. This Guaranty shall be absolute, continuing and unlimited. The obligations of Guarantor under this Guaranty are in addition to and independent of the obligations of MHMC as “Tenant” or as “Manager”, as applicable. Bayfront shall not be required to take any proceeding against MHMC, or give any notice to the undersigned, before Bayfront has the right to demand payment or performance by the undersigned upon default by MHMC and a separate action or actions may be brought and prosecuted against Guarantor whether action is brought against MHMC or whether MHMC is joined in any such action or actions. Guarantor hereby waives and agrees not to assert or take advantage of: (a) any right to require Bayfront to proceed against or exhaust any security held from MHMC or any other person; (b) any right to require Bayfront to proceed against MHMC or any other person or to pursue any other remedy before proceeding against Guarantor; (c) the defense of any statute of limitation in any action under or related to this Guaranty or the Transaction Documents; (d) any right or defense that may arise by reason of the incapacity, lack of authority, death or disability of MHMC, Guarantor or any other person and (e) any right or defense arising by reason of the absence, impairment, modification, limitation, destruction or cessation (in bankruptcy, by an election of remedies, or otherwise) of the liability of MHMC, of the subrogation rights of Guarantor or of the right of Guarantor to proceed against MHMC for reimbursement.

3. Guarantor hereby waives and agrees not to assert or take advantage of any right or defense based on the absence of any or all presentments, demands (including demands for performance), notices (including notices of adverse chance in the financial status of MHMC or other facts which increase the risk to Guarantor, notices of non-performance and notices of acceptance of this Guaranty) and protests of each and every kind.

4. Until all of MHMC’s obligations under each of the Transaction Documents are fully paid and all of MHMC’s obligations performed, Guarantor: (a) shall have no right of subrogation against MHMC by reason of any payments or acts of performance by Guarantor under this Guaranty; and (b) subordinates any liability or indebtedness of MHMC now or hereafter held by Guarantor to the obligations of MHMC under, arising out of or related to (i) the Lease or MHMC’s use or occupancy of the Premises (as defined in the Lease), as “Tenant”), or (ii) the Management Agreement or MHMC’s use or control over the Property (as defined in the Management Agreement), as “Manager”.

5. This Guaranty and the liability of the Guarantor shall in no way be impaired or affected by any assignment which may be made of either of the Transaction Documents, or any subletting under the Lease, or by any extension(s) of the payment of any rental or any other sums provided to be paid by MHMC, or by any forbearance or delay in enforcing any terms, conditions, covenants, or provisions of the Transaction Documents or any amendment, modification or revision of the Transaction Documents, except as expressly provided in the Transaction Documents.

6. No action or proceeding brought or instituted under this Guaranty against the Guarantor, and no recovery had in pursuance thereof, shall be a bar or defense to any further action or proceeding which may be brought under this Guaranty by reason of any further default or defaults of MHMC.

7. The liability of the Guarantor shall not be deemed to be waived, released, discharged, impaired or affected by reason of the release or discharge of MHMC including, but not limited to, any release or discharge pursuant to any reorganization, readjustment, insolvency, receivership or bankruptcy proceedings or the rejection or disaffirmance of the Transaction Documents.

8. The liability of Guarantor and all rights, powers and remedies of Bayfront hereunder and under any other agreement now or at any time hereafter in force between Bayfront and Guarantor relating to the Transaction Documents shall be cumulative and not alternative and such rights, powers and remedies shall be in addition to all rights, powers and remedies given to Bayfront by law.

9. There shall be no modification of the provisions of this Guaranty unless the same be in writing and signed by the Guarantor and Bayfront.

10. All of the terms, agreements and conditions of this Guaranty shall extend to and be binding upon all parties hereto, their heirs, devisees, legatees, executors, administrators, representatives, successors and assigns. Bayfront may, without notice, assign this Guaranty in whole or in part.

11. If either party hereto brings any action to enforce rights under this Guaranty, whether judicial, administrative or otherwise, the prevailing party in that action shall be entitled to recover from the losing party all fees and court costs incurred, including reasonable attorneys’ fees, whether such costs and fees are incurred out of court, at trial, on appeal, or in any bankruptcy proceeding.

12. If any term or provision of this Guaranty, or the application thereof to any person or circumstance, shall, to any extent, be invalid or unenforceable, the remainder of the Guaranty, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable shall not be affected thereby, and each term and provision of this Guaranty shall be valid and enforceable to the fullest extent permitted by applicable law.

13. This Guaranty and the rights and obligations of the parties hereto are governed by the laws of the State of Florida.

14. The execution of this Guaranty prior to the execution of either of the Transaction Documents shall not invalidate this Guaranty or lessen the obligations of the Guarantor hereunder.

15. Guarantor represents and warrants that the Guarantor has the full power, authority and legal right to execute and deliver this Guaranty. This Guaranty has been duly authorized by all necessary corporate action on Guarantor’s part and has been duly executed and delivered by a duly authorized officer or director.

16. Wherever any notice or other communication is required or permitted hereunder, such notice or other communication shall be in writing and shall be delivered by overnight courier, hand, facsimile transmission, or sent by U.S. registered or certified mail, return receipt requested, postage prepaid, to the addresses or facsimile numbers set out below or at such other addresses as are specified by written notice delivered in accordance herewith:

BAYFRONT:	Bayfront 2011 Property, LLC

11000 Rockway Boulevard

Jamaica, New York 11420

Facsimile:

Attention: Chief Financial Officer and General Counsel

with a copy to:	Akerman Senterfitt

One Southeast Third Avenue, 25th Floor

Miami, Florida 33131-1714

Facsimile (305) 374-5095

Attention: Neisen Kasdin, Esq. and Richard M. Bezold, Esq.

GUARANTOR:	The McClatchy Company

Richwood, Inc.

2100 Q Street

Sacramento, CA 95816

Attention: Karole Morgan-Prager, Esq.

Facsimile: (916) 326-5586

with a copy to:	Stearns Weaver Miller Weissler Alhadeff & Sitterson, P.A.

150 West Flagler Street, Suite 2200

Miami, Florida 33131

Facsimile (305) 789-2620

Attention: Chava Klein, Esq.

Any notice or other communication (i) mailed as hereinabove provided shall be deemed effectively given or received on the third (3rd) Business Day following the postmark date of such notice or other communication, (ii) sent by overnight courier or by hand shall be deemed effectively given or received upon receipt or refusal, as the case may be, and (iii) sent by facsimile transmission shall be deemed effectively given or received on the day of transmission of such notice and confirmation of such transmission. Any notice or other communication given in the manner provided above by counsel for either party shall be deemed to be notice or such other communication from the party represented by such counsel.

17. BAYFRONT AND THE GUARANTOR HEREBY MUTUALLY WAIVE ANY AND ALL RIGHTS WHICH EITHER MAY HAVE TO REQUEST A JURY TRIAL IN ANY PROCEEDING AT LAW OR IN EQUITY IN ANY COURT OF COMPETENT JURISDICTION WHICH PROCEEDING IS UNDER, IN CONNECTION WITH OR RELATED TO THIS GUARANTY. THE GUARANTOR ACKNOWLEDGES THAT THE WAIVER IS A MATERIAL INDUCEMENT TO BAYFRONT TO ENTER INTO THE TRANSACTION DOCUMENTS.

18. Executed copies of this Guaranty transmitted by facsimile or email will be deemed originals.

[Signature on Next Page]

IN WITNESS WHEREOF, the Guarantor has executed this Guaranty as of the     day of May, 2011.

WITNESS:		GUARANTOR:

THE MCCLATCHY COMPANY
Print Name:	By:
Name:
Title:
Print Name:

STATE OF                                         )

                                                             ) SS

COUNTY OF                                     )

This instrument was sworn, subscribed and acknowledged before me on this    day of May, 2011 by                            , as                              of THE MCCLATCHY COMPANY, a Delaware corporation, on behalf of such corporation. He/she is personally known to me or who produced                              as identification.

Notary Public

My Commission Expires:

EXHIBIT “H”

FORM OF AMENDMENT OF LICENSE AGREEMENT

MIAMI HERALD MEDIA COMPANY

ONE HERALD PLAZA

MIAMI, FLORIDA 33132

May 19, 2011

FUEL Miami LLC

443 Park Avenue South, 9th Floor

New York, New York 10016

Attn: Michael A. Freedman, CEO

Re: One Herald Plaza, Miami, Florida 33132 Signage Space Licenses

Dear Mr. Freedman:

Reference is made to (i) that certain License dated February 25, 2008, by and between The Miami Herald Media Company, a Delaware corporation (the “Licensor”) (the “2008 License”), and FUEL Miami LLC, a New York limited liability company (“Licensee”) , and (ii) that certain License dated February 4, 2009, as amended, by and between Licensor and Licensee (the “2009 License”; the 2008 License and the 2009 License are collectively referred to herein as the “Licenses”). Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Licenses.

This Letter Amendment (the “Letter Amendment”) confirms our agreement that Section 15 of each of the Licenses shall be amended effective upon Licensee’s receipt by wire transfer of the Amendment Fee (as defined below) as set forth below:

“Notwithstanding the foregoing, in the event of a proposed Redevelopment, Licensor shall have the absolute right to terminate this License upon no less than 180 days’ prior written notice to Licensee with no further payment or performance obligation to Licensee, including, without limitation, any obligation to relocate or alter the Sign Space and/or the Sign Structures; provided that in no event will a termination pursuant to such notice occur prior to May 31, 2013. The parties agree that Licensee shall remove the Sign Structures within 30 days following a termination of the License pursuant to the immediately preceding sentence and all costs associated with such removal shall be at Licensee’s sole expense.”

The term “Amendment Fee” shall mean a cash payment to Licensee in the amount of $8 million, which Amendment Fee shall be sent via wire transfer to the following account:

Capital One Bank

New York, NY

Swift Code: NFBKUS33

ABA/Routing number: 021407912

Account Name: Fuel Miami LLC

Account Number: 7017173906

The parties hereby agree that the Amendment Fee is fair, reasonable and agreed upon compensation for the amendment to the Licenses pursuant to this Letter Amendment.

This Letter Amendment shall be binding on and inure to the benefit of each of Licensee and Licensor’s successors and assigns. The Licenses, as amended by this Letter Amendment, shall not be modified or amended except by written instrument executed by both parties. This Letter Amendment may be executed in one or more counterparts by the facsimile signatures of the parties, each of which shall be valid and effective as an original for all purposes. The Licenses, as amended by this Letter Amendment, remain in full force and effect and have not been modified, changed, altered or otherwise amended in any respect and constitute the entire agreement between Licensee and Licensor.

Please indicate your acceptance of this Letter Amendment by countersigning this letter below and returning it to Lucia Dougherty, Esq., Greenberg Traurig, P.A., 333 Avenue of the Americas (333 S.E. 2nd Avenue), Miami, Florida 33131 (“Escrow Agent”), to be held in escrow pending Licensee’s receipt of the Amendment Fee. Upon receipt of the Amendment Fee, the Escrow Agent will promptly deliver the original, executed copies of the Letter Amendment to each party. Licensor’s copy will be sent via facsimile with an original copy to follow via overnight mail as follows:

Karole Morgan-Prager

Vice President and General Counsel

The McClatchy Company

2100 Q Street

Sacramento, CA 95816

Fax: (916) 326-5586

Phone: (916) 321-1828

Together, our signatures (whether original or via facsimile) will reflect the formal amendment of the Licenses according to the terms set forth herein.

Very truly yours,

The Miami Herald Media Company

By

Name:

Title:

Accepted and Agreed:

FUEL Miami LLC

By

Name:

Title:

EXHIBIT “I”

FORM OF BROWN MACKIE TERMINATION LETTER

May 26, 2011

CONFIDENTIAL

VIA HAND DELIVERY

Education Management Corporation

210 Sixth Avenue

33rd Floor

Pittsburgh, PA 15222-2603

Attn: Vice President of Corporate Real Estate

RE: One Herald Plaza Lease Termination

Dear Sir or Madam,

Reference is made to that certain Lease Agreement dated as of March 9, 2009, as amended by that certain letter agreement dated as of November 16, 2010 (as so amended, the “Lease”) between The McClatchy Company, as Landlord, and Brown Mackie College-Miami, Inc., as Tenant. Capitalized terms used but not defined in this letter will have the meanings assigned to them in the Lease.

Landlord has entered into a purchase agreement to convey the Property to an unrelated third party, and Landlord, in connection with such conveyance, will be relocating substantially all of its business operations from the Property. This transaction is confidential and should not be disclosed by Tenant to any third party until public disclosure has been made by Landlord.

Accordingly, this letter is to provide Tenant with written notice of Landlord’s intention to terminate the Lease effective as of September 30, 2012, which is the end of the third (3rd) Lease Year, pursuant to the provisions of Section 33.21(a) of the Lease.

Please let me know if you have any questions concerning this letter.

Very truly yours,

        Karole Morgan-Prager

cc:	Brown Mackie College-Miami, Inc.
Education Management Corporation
Fischer Corporate Real Estate Services

EXHIBIT “J”

FORM OF PROPERTY MANAGEMENT AGREEMENT

SCHEDULE 4.1(c)

Pursuant to the provisions of that certain U.S. Government Lease for Real Property dated October 1, 2009, between The McClatchy Company (“Lessor”) and the United States of America, specifically the United States Coast Guard (“Government”), Lessor is required to notify the Government at least 30 days prior to any transfer of ownership of the subject property. No such notification has been given.

SCHEDULE 4.1(e)

Brown Mackie has occupied approximately 100 non-exclusive parking spaces in excess of the parking spaces identified in the Brown Mackie Lease on an informal and unwritten month-to-month basis revocable basis. Brown Mackie has also occupied, from time to time, certain spaces on the interior of the Building in excess of the premises defined in the Brown Mackie Lease on an informal, revocable basis.

Seller receives a monthly payment of approximately $234.25 from either WQAM or Beasley Reed Broadcasting of Miami, but the Seller does not have knowledge as to why it receives such payment or whether there is any agreement regarding such payment with WQAM or Beasley Reed Broadcasting of Miami.

SCHEDULE 4.1(h)

1.	Any violations resulting from the repairs and alterations that may be required to be made to the Property and any improvements thereon pursuant to that certain City of Miami General Fire Evacuation Drill Report dated December 7, 2010.

2.	Any violations resulting from the failure to timely perform the 40-year recertification for that portion of the Property commonly known as the Boulevard Shops, located at 1401 Biscayne Boulevard, Miami, Florida.

SCHEDULE 4.1(n)

1.

On June 9, 2006, KnightRidder, Inc. and Miami Herald Publishing Company submitted an application for a Major Use Special Permit (the “MUSP”) for certain portions of the Property, located at approximately 1431-1451 North Bayshore Drive and 425 NE 13th Street, Miami, Florida. The MUSP was approved by the City of Miami on June 30, 2006. The permit to building the proposed project in accordance with the MUSP was valid for 2 years, unless renewed or extended. Although renewals and extensions were initially requested and granted, it appears from the public records that the MUSP expired on September 7, 2010 and no one has filed to renew it further.

2.	There have been prior negotiations between the City of Miami (the “City”) and Mark Siffin (“Siffin”) with respect to Siffin, as a potential developer of the Property, obtaining the rights to build a media tower on a portion of the Property. As part of that negotiation, and in connection with that certain ordinance that was adopted by the City to allow media towers, the City was requiring a development agreement to be entered into between the City, Siffin and Seller. That development agreement was never executed since (i) the Seller never agreed to its terms, (ii) Siffin never obtained a media tower permit and (iii) Siffin no longer has any contractual rights to purchase the Property. As such, there is no development agreement in place that affects this property and to Seller’s knowledge, there are no current negotiations taking place between the City and Siffin.